UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12
TD SYNNEX CORPORATION
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(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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February 5, 2024
To our Stockholders:
On behalf of the Board of Directors, it is our pleasure to invite you to the 2024 Annual Meeting of Stockholders for TD SYNNEX. The meeting will be held on March 20, 2024 at 1:00 p.m. Pacific Daylight Time, at 44201 Nobel Drive, Fremont, CA 94538.
Pursuant to rules and regulations adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy materials online. On or about February 5, 2024, we mailed to our stockholders a notice containing instructions on how to access our 2024 Proxy Statement and Annual Report and how to vote online.
The Notice of the 2024 Annual Meeting of Stockholders and this Proxy Statement contain details of the business to be conducted during the Annual Meeting.
Your vote is very important. Whether or not you plan to attend the meeting in person, please take the time to cast your vote. You may vote online, by telephone, or (if you have requested a paper copy of our proxy materials) by mail, and, in doing so, you will ensure your representation at the Annual Meeting.
We appreciate your continued support and investment in TD SYNNEX.
Sincerely,
Richard T. Hume
Chief Executive Officer

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held March 20, 2024
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To our Stockholders:
TD SYNNEX Corporation will hold its Annual Meeting of Stockholders (“Annual Meeting”) at 1:00 p.m. Pacific Daylight Time, on March 20, 2024, at our office at 44201 Nobel Drive, Fremont, CA 94538, for the following purposes:
•to elect eleven directors to serve until the 2025 Annual Meeting or until their successors are duly elected and qualified;
•to hold an advisory vote on named executive officer compensation;
•to approve the 2024 TD SYNNEX Corporation Employee Stock Purchase Plan;
•to ratify the appointment of KPMG LLP as our independent registered public accountants;
•to vote upon a stockholder proposal regarding a simple majority vote, if properly presented; and
•to transact such other business as may properly come before the Annual Meeting and any adjournments or postponements of the Annual Meeting.

Our Board of Directors unanimously recommends that you vote FOR the election of the nominees for director, FOR the approval of our executive compensation, FOR the approval of the 2024 TD SYNNEX Corporation Employee Stock Purchase Plan, FOR the ratification of the appointment of independent registered public accountants and AGAINST the stockholder proposal regarding simple majority vote.
Only stockholders of record at the close of business on January 22, 2024 are entitled to notice of, and to vote at this Annual Meeting and any adjournments or postponements thereof. For ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote will be available at our office at 44201 Nobel Drive, Fremont, California 94538.
It is important that your shares are represented at the Annual Meeting. Even if you plan to attend, we encourage you to vote your shares of TD SYNNEX common stock on the Internet, by toll-free telephone call or, if you have requested a paper copy of our proxy materials, by signing, dating and returning the proxy card in the envelope provided. This will not limit your rights to attend or vote at the Annual Meeting.
By Order of the Board of Directors,
David Vetter
Chief Legal Officer and Corporate Secretary
Fremont, California
February 5, 2024

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to Be Held on March 20, 2024
Under rules adopted by the Securities and Exchange Commission, the Company is making this Proxy Statement and the Company’s Annual Report to Stockholders available on the Internet instead of mailing a printed copy of these materials to each stockholder. Stockholders who received a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail will not receive a printed copy of these materials other than as described below. Instead, the Notice contains instructions as to how stockholders may access and review all of the important information contained in the materials on the Internet, including how stockholders may submit proxies. If you received the Notice by mail and would prefer to receive a printed copy of the Company’s proxy materials, please follow the instructions for requesting printed copies included in the Notice.

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PROXY SUMMARY
This summary highlights information contained elsewhere in this Proxy Statement and does not contain all of the information that you should consider. You should read the entire Proxy Statement carefully before voting.
Annual Meeting

•Date and Time	March 20, 2024 at 1:00 p.m. Pacific Daylight Time

•Place	44201 Nobel Drive, Fremont, CA 94538

•Recording Date and Voting
January 22, 2024
Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on.

Meeting Agenda and Voting Matters
Proposal (1) Election of Directors. Each director nominee is elected annually by a plurality vote. We are asking stockholders to vote FOR each director nominee. We have a diverse slate of directors with broad and relevant leadership and professional experience. Ten of our eleven director nominees currently serve on our Board. Collectively, our directors have experience and qualifications in the following, among other areas:
•Accounting/Financial
•Strategic Planning
•International
•Additional Board Membership
•IT Distribution or Related Industry
•Information Technology
•Risk Management
•Sales and Marketing Management
•Emerging Technology
•Cybersecurity

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A majority of our director nominees are independent. Five of our director nominees self-identify from historically under-represented communities as Asian, Black, Hispanic and/or Latino. Overall, our director nominees reflect a broad range of tenure and diversity.

Proposal (2) Advisory Vote on Executive Compensation. We are asking stockholders to approve on an advisory basis our named executive officer compensation. The Board recommends a FOR vote because it believes that our compensation policies and practices are effective in achieving our goals of recognizing sustained financial and operating performance and leadership excellence.
2023 Executive Officer Compensation Elements

Type	Form	Terms
Equity	•Restricted Stock Awards and Time-Based Restricted Stock Units	RSAs and time-based RSUs generally vest 33% per year while employed.
	•Performance-Based Restricted Stock Units	Long-term incentive RSUs generally cliff vest after three years, contingent upon achievement of three-year Company performance measures and continuous employment during the three-year period.
Cash	•Salary	Generally eligible for annual increases.
	•Management Incentive Plan Bonus	Based on achievement of Company fiscal year performance goals.
Other	•Benefits	Medical, dental and vision insurance, life insurance, 401(k) contributions.

Proposal (3) Approval of the 2024 TD SYNNEX Corporation Employee Stock Purchase Plan. We are asking stockholders to vote FOR approval of the plan.
Proposal (4) Ratification of Auditors. As a matter of good corporate governance, we are asking our stockholders to vote FOR the ratification of the selection of KPMG LLP as our independent auditors for 2024.

Proposal (5) Stockholder Proposal Regarding Simple Majority Vote. Stockholders will vote on a stockholder proposal regarding implementing a simple majority vote, if properly presented. We are recommending stockholders to vote AGAINST this proposal.
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TD SYNNEX CORPORATION
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PROXY STATEMENT
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INFORMATION CONCERNING VOTING AND SOLICITATION
This proxy statement (“Proxy Statement”) is being furnished to you in connection with the solicitation by the Board of Directors (the “Board”) of TD SYNNEX Corporation, a Delaware corporation, of proxies to be used at our 2024 Annual Meeting of Stockholders (the “Annual Meeting”) and any adjournments or postponements thereof. The terms “we,” “our,” the “Company,” and “TD SYNNEX” refer to TD SYNNEX Corporation.
Our Annual Meeting will be held at our office at 44201 Nobel Drive, Fremont, CA 94538 at 1:00 p.m. Pacific Daylight Time, on March 20, 2024. The Notice of Internet Availability of Proxy Materials (the “Notice”) is first being mailed to stockholders on or about February 5, 2024.
Appointment of Proxy Holders
The Board asks you to appoint Richard Hume and David Vetter as your proxy holders to vote your shares at the Annual Meeting. You make this appointment by using one of the voting methods described below.
If appointed by you, the proxy holders will vote your shares as you direct on the matters described in this Proxy Statement. In the absence of your direction, they will vote your shares as recommended by the Board.
Unless you otherwise indicate, you also authorize your proxy holders to vote your shares on any matters not known by the Board at the time this Proxy Statement was distributed and which, under our Bylaws, may be properly presented for action at the Annual Meeting.
Who Can Vote
Only stockholders who owned shares of our common stock at the close of business on January 22, 2024, the record date for the Annual Meeting, can vote at the Annual Meeting. As of the close of business on the record date, we had 89,133,390 shares of common stock outstanding and entitled to vote. Each holder of common stock is entitled to one vote for each share held as of the record date. There is no cumulative voting in the election of directors.
How You Can Vote
You may vote your shares at the Annual Meeting in one of several ways, depending on how you own your shares.
By Internet. Stockholders of record may vote or submit proxies by following the Internet voting instructions described in the proxy materials. Most stockholders who hold shares beneficially in street name may provide voting instructions by accessing the website specified on the voting instruction form provided by their brokers, banks or nominees rather than following the instructions on the proxy materials. Please check the voting instruction form for Internet voting availability. The deadline for Internet voting is 11:59 p.m., Eastern Daylight Time, the day before the meeting date.
Voting by Telephone. Stockholders of record may vote or submit proxies by following the telephone voting instructions described in the proxy materials. Most stockholders who hold shares beneficially in street name may provide voting instructions by telephone by calling the number specified on the voting instruction form provided by their brokers, banks or nominees rather than following instructions in the proxy materials. Please check the voting instruction form for telephone voting availability. Please be aware that, if you submit voting instructions by telephone, you may incur costs such as telephone access charges for which you will be responsible. The deadline for telephone voting is 11:59 p.m., Eastern Daylight Time, the day before the meeting date.
Voting by Mail. If you have requested and receive paper copies of our proxy materials by mail, you may vote by dating, signing and returning your proxy card in the postage-prepaid return envelope provided. Sign your name exactly as it appears on the proxy. Stockholders who hold shares beneficially in street name may provide voting instructions by mail by completing, signing and dating the voting instruction forms provided by their brokers, banks or other nominees.

Voting at the Annual Meeting. You may vote in person at the Annual Meeting. If you hold shares through a bank or broker, you must obtain a proxy, executed in your favor, from the bank or broker to be able to vote at the Annual Meeting. Voting by mail, telephone or Internet will not limit your right to vote at the Annual Meeting, if you decide to attend in person.
The Board recommends that you vote by Internet, telephone or by mail, as it is not practical for most stockholders to attend the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or vote online or by telephone so that your vote will be counted if you later decide not to attend the Annual Meeting. Giving a proxy will not affect your right to vote your shares if you attend the Annual Meeting and want to vote in person.
If you properly complete your proxy via the telephone or Internet, or by mail, then your shares will be voted as you direct. If you properly complete your proxy but do not mark your voting preference, the proxy holders will vote your shares FOR the election of the nominees for director, FOR the approval of our executive compensation, FOR the approval of the 2024 TD SYNNEX Corporation Employee Stock Purchase Plan (“ESPP”), FOR the ratification of the appointment of independent registered public accountants, and AGAINST the stockholder proposal regarding simple majority vote.
Revocation of Proxies
Stockholders of record can revoke their proxies or change their vote at any time before they are exercised in any of three ways:
•by submitting written notice of revocation to the Corporate Secretary prior to the Annual Meeting;
•by submitting a later-dated vote or another properly executed proxy of a later date prior to the Annual Meeting; or
•by voting in person at the Annual Meeting.
Beneficial stockholders can revoke any prior voting instructions by contacting the broker, bank, or other nominee that holds their shares or by voting in person at the Annual Meeting.
Required Vote
Directors are elected by a plurality vote with stockholders having the option to either vote “for” each director or to “withhold” their vote. Under the plurality vote standard, the eleven nominees receiving the most “for” votes will be elected; however, the Board has adopted a policy for director elections whereby if a director receives a greater number of votes “withheld” than votes “for”, the Board will review the outcome and make a determination as to the proper remedy. In its review, the Board will consider the totality of the circumstances surrounding the vote to evaluate the situation and is authorized to remedy the situation as it deems appropriate, including requesting that the affected director resign from the Board. A “withhold” vote as to any director nominee will have no effect on the vote’s outcome because the candidates who receive the highest number of affirmative votes are elected; however, “withhold” votes may prevent a director from obtaining a majority of “for” votes, which would trigger the aforementioned additional Board scrutiny.
All other matters submitted for stockholder approval require the affirmative vote of the holders of a majority of the votes cast, meaning the number of shares voted “for” the proposals must exceed the number of shares voted "against" the proposals for them to be approved. Abstentions on these other matters will have no effect on the outcome of the vote because abstentions will not count as votes cast.
A quorum, which constitutes the holders of a majority of the outstanding stock issued and outstanding and entitled to vote as of the record date, must be present in person or represented by proxy to hold the Annual Meeting. If you indicate an abstention as your voting preference, your shares will be counted toward a quorum but they will not be voted on the matter.

A broker non-vote with respect to TD SYNNEX common stock occurs when (i) shares of TD SYNNEX common stock held by a broker or other nominee are represented, in person or by proxy, at a meeting of TD SYNNEX’s stockholders, (ii) the bank, broker or other nominee has not received voting instructions from the beneficial owner on a particular proposal and (iii) the bank, broker or other nominee does not have the discretion to direct the voting of the shares of TD SYNNEX common stock on a particular proposal but has discretionary voting power on other proposals. A bank, broker, trust or other nominee may exercise discretion in voting on routine matters but may not exercise discretion, and therefore will not vote, on non-routine matters if instructions are not given. Under applicable stock exchange rules, only the ratification of the appointment of KPMG LLP as auditor for the fiscal year ending November 30, 2024 is a routine matter. Therefore, a bank, broker, trust, or other nominee may vote for the ratification of the appointment of auditors and would not be considered a broker non-vote. Accordingly, we encourage you to provide voting instructions to your broker, whether or not you plan to attend the Annual Meeting.
If a broker indicates that such broker does not have discretionary authority to direct the voting on a particular matter, resulting in a broker non-vote, those shares will be considered as present for purposes of determining the presence of a quorum but will not be treated as shares entitled to vote on that matter.
Because directors who receive the most “for” votes are elected under the plurality vote standard, the failure to provide your bank, broker, trust or other nominee with voting instructions will have no effect on the election of nominees.
Because the advisory vote on the compensation for our executive officers, the approval of the ESPP and the stockholder proposal regarding simple majority vote require the majority of the votes cast and because your bank, broker, trust or other nominee does not have discretionary authority to vote on those proposals, the failure to provide your bank, broker, trust or other nominee with voting instructions will have no effect on approval of those proposals because broker non-votes will not count as votes cast.

Solicitation of Proxies
We are paying the cost of printing and mailing the Notice and any proxy materials requested by stockholders in accordance with the Notice. In addition, solicitation may be made by our directors, officers and other co-workers by personal interview, telephone, facsimile or electronic mail. No additional compensation will be paid to these persons for solicitation. At this time we have not engaged a proxy solicitor. If we do engage a proxy solicitor, we will pay the customary costs associated with such engagement. We will reimburse brokerage firms and others for their reasonable expenses in forwarding any solicitation materials to beneficial owners of our common stock.

PROPOSAL 1
ELECTION OF DIRECTORS
Directors and Nominees
Our Bylaws currently provide that the number of directors which shall constitute the whole Board shall be fixed from time to time by the Board or our stockholders. We currently have thirteen directors, three of whom informed the Board that they will retire from the Board when their current terms of office expire, effective at the Annual Meeting. The Board has fixed the number of directors to constitute the whole Board upon the time of the Annual Meeting at eleven. At the Annual Meeting, eleven persons have been nominated to be elected as members of the Board, each for a one-year term or until their successors are duly elected and qualified. The Nominating and Corporate Governance Committee of the Board has nominated, and the Board has designated, the eleven persons set forth below for election at the Annual Meeting. All of the nominees were elected for their current term at our 2023 Annual Meeting of Stockholders held on March 21, 2023, except for Kathleen Crusco and Claude Pumilia, who were appointed on September 28, 2023, and Ting Herh. Current directors Fred Breidenbach, Matthew Miau and Duane Zitzner have determined to retire and will not stand for re-election.

The proxies given to the proxy holders will be voted as directed and, if no direction is given, will be voted FOR the eleven nominees. The Board knows of no reason why any of these nominees should be unable or unwilling to serve. However, if for any reason any nominee should be unable or unwilling to serve, the proxies will be voted for any nominee designated by the Board to fill the vacancy.
General
Pursuant to the New York Stock Exchange (“NYSE”) listing standards, a majority of the members serving on the Board must be independent directors. The Board has determined that Kathleen Crusco, Ting Herh, Hau Lee, Nayaki Nayyar, Claude Pumilia, Merline Saintil, and Ann Vezina have no material relationship with us and that each of these director nominees is independent. Board nominees also include five racially diverse directors and four women directors. Certain additional information with respect to each nominee appears on the following pages, including their age (as of February 5, 2024), position (if any) with TD SYNNEX, business experience during at least the past five years, directorships of other publicly-traded corporations, and agreements pursuant to which certain of our directors are nominated. Each nominee’s biographical information includes a description of the nominee’s experience, qualifications, attributes or skills that qualify the nominee to serve on the Board at this time.

Business Experience of Nominees

Ann Vezina, 60, has served as Chair of the Board since September 2023, as Lead Independent Director from September 2021 to August 2023, and as a member of the Board since February 2017. From July 2013 to August 2015, she was Corporate Vice President, Human Resources for Xerox Business Services, LLC and from February 2010 to July 2013, she was Corporate Vice President and Chief Operations Officer for Xerox Business Services, LLC, a workplace solutions and document management company. Previously, she served as Executive Vice President and Group President, Commercial Solutions for Affiliated Computer Services, Inc. (“ACS”), an IT service company, before the acquisition of ACS by Xerox Holdings Corporation (Nasdaq: XRX), a workplace solutions and document management company, in 2010. She began her career with Electronic Data Systems Corporation, an information technology equipment and services company, taking on roles of increasing responsibility during her 18 years there. She serves on the board of directors of Concentrix Corporation (“Concentrix”) (Nasdaq: CNXC), a business services company, where she is the Chair of the Nominating and Corporate Governance Committee and a member of the Compensation Committee. Ms. Vezina graduated with a Bachelor of Science degree in Business Administration from Central Michigan University. As an executive with over 30 years of experience in the global business process outsourcing industry, and most recently in a human resources role, we believe that Ms. Vezina contributes her leadership skills, large-scale personnel management background, and business experience to the Board. In addition, we believe that Ms. Vezina’s membership on the Board helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to the Board’s perspective and effectiveness.

Robert Kalsow-Ramos, 37, has served as Vice Chair and as a member of our Board since September 2021. He is Partner, Private Equity, at Apollo Global Management, Inc. (“Apollo”), a global private-equity firm, where he primarily focuses on investments in the services and technology sectors. He serves on the board of directors of West Technology Group (formerly known as Intrado Corporation), a technology-enabled services company, Avaya, a provider of communications software, services and hardware, and EmployBridge, a workforce solutions business. Mr. Kalsow-Ramos previously served on the board of directors of Ingenico, a payment technology and services business, from September 2022 to October 2023, Hexion Holdings LLC, a chemical company, from October 2014 to July 2019, MPM Holdings Inc., a chemical company, from October 2014 to May 2019, Alorica, Inc., a business process outsourcing company, from December 2020 to November 2022, and Noranda Aluminum Holding Corporation, an aluminum company, and was also involved in the firm’s investment in Evertec, Inc. (NYSE: EVTC), a full- service transaction processing business. Prior to joining Apollo in 2010, Mr. Kalsow-Ramos was a member of the Investment Banking group at Morgan Stanley (NYSE: MS), an investment management company. Mr. Kalsow-Ramos received his Bachelor of Business Administration degree from the Stephen M. Ross School of Business at the University of Michigan, where he graduated summa cum laude. He is co-chair of the board of directors of The TEAK Fellowship, a non-profit organization based in New York City, and is a member of the Apollo Opportunity Foundation grants council. We believe that Mr. Kalsow-Ramos contributes his leadership skills, finance and technology background, and business experience to the Board. In addition, we believe that Mr. Kalsow-Ramos’s membership on the Board helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to the Board’s perspective and effectiveness. Finally, Apollo-managed funds hold approximately 20% of our common stock as of the date of this Proxy Statement, and, for this reason, we believe that Mr. Kalsow-Ramos brings a unique ownership and stockholder representative perspective to the Board.

Richard Hume, 64, has served as our President and Chief Executive Officer and as a member of the Board since September 2021. Immediately before that, he served as Chief Executive Officer and as a director of Tech Data Corporation (“Tech Data”), a distribution company specializing in IT products and services, since June 2018, and prior to that served as its Executive Vice President, Chief Operating Officer from March 2016. Before joining Tech Data, Mr. Hume was with International Business Machines Corporation (NYSE: IBM), a technology corporation, for more than 30 years, most recently serving as General Manager and COO, Global Technology Services. Mr. Hume serves on the board of directors of The Allstate Corporation (NYSE: ALL), an insurance company. Mr. Hume holds a Bachelor of Science degree in Accounting from the Pennsylvania State University. As our President and Chief Executive Officer, and as a former executive officer of Tech Data, we believe that Mr. Hume contributes his leadership skills, industry knowledge, technology background, and business experience to the Board. In addition, we believe that Mr. Hume’s membership on the Board helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board perspective and effectiveness. We also believe it is important that our Chief Executive Officer serves on our Board.

Kathleen Crusco, 58, has served as a member of our Board since September 2023. From December 2017 to January 2020, Ms. Crusco served as Chief Financial Officer of Kony, Inc., a cloud-based digital application and low-code platform solutions company. Prior to Kony, Inc., Ms. Crusco served as Executive Vice President, Chief Operating Officer and Chief Financial Officer at Epicor Software Corporation, a global enterprise resource planning software (“ERP”) company, from May 2007 to November 2017. From January 2002 to May 2007, Ms. Crusco served as VP Finance at Polycom, a global communications company. Ms. Crusco is an experienced Chief Financial Officer and board member with a demonstrated history of working in the software and unified communications industries, including cloud-based enterprise software solutions, SaaS based ERP software and cybersecurity software. She was named by Women Inc. as one of 2019 Most Influential Corporate Board Directors, and currently serves on the board of platform (cloud, software, and systems) and managed services company, Calix, Inc. (NYSE: CALX) and several privately held software companies. As a former executive officer of Kony, Inc. and Epicor Software Corporation, we believe that Ms. Crusco contributes her leadership skills, business experience, and financial expertise to the Board. In addition, we believe that Ms. Crusco’s membership on the Board helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to the Board’s perspective and effectiveness.

Ting Herh, 68, has been the founder & Chair of Davicom Semiconductor, Inc. since 1996. He currently serves as its Board Chair. Davicom specializes in cost effective design, developing and marketing of networking communication ICs. Before Davicom, Mr. Herh held the position of Senior Director at Compaq, Houston from 1994 to 1996. He was responsible for the communication products delivery for consumer PC and Enterprise System Divisions. Prior to Compaq, he was a Head of Engineering in various engineering positions in Dial-up Division at Racal-Vadic (Sunnyvale/Milpitas, CA), Racal-Milgo/Racal-Datacom (Sunrise, FL) from 1980 to 1994. Mr. Herh received his BS from National Chiao Tung University, Taiwan in 1977 and MS Electrical Engineering and Computer Science from the University of California, Berkeley in 1980, and DBA degree from Victoria University, Switzerland in 2005. He has been elected as the Chairman of National Chiao Tung University Alumni Association from 2019 to 2022. Mr. Herh has served as an Independent Director of United Integrated Services Co. (UIS) since 2015. He served as the Chair of the Auditing Committee for six years and as the Chair of the Compensation Committee for eight years. Mr. Herh also serves as an Independent Director of MiTAC Holdings Corp. since May 2022. The aforementioned companies Davicom, UIS and MiTAC Holdings Corp. are all located in Taiwan. Mr. Herh has been in the IT industry especially in the telecom/datacom and semiconductor field for over 43 years. His entrepreneurship, broad international business experience and technology background, plus understanding of electronic manufacturing and logistic processes will contribute to the Board. In addition, we believe that his membership on the Board helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to the Board’s perspective and effectiveness.

Hau Lee, 71, has served as a member of the Board since February 2012. Mr. Lee has been the Thoma Professor of Operations, Information and Technology at the Graduate School of Business at Stanford University since 2002, where he has been a professor since 1983. He is the Co- Director of the Stanford Value Chain Innovation Initiative. Mr. Lee was elected to the National Academy of Engineering of the U.S.; Fellow of Manufacturing and Service Operations Management; Production and Operations Management Society; and INFORMS. He is a co-founder of DemandTec, Inc., a retail pricing technology company. Mr. Lee received his Bachelor of Social Science degree in Economics and Statistics from the University of Hong Kong, his Master of Science degree in Operational Research from the London School of Economics, and his Master of Science and Doctor of Philosophy degrees in Operations Research from the Wharton School of the University of Pennsylvania. As a professor in supply chain management, we believe that Mr. Lee contributes his leadership skills, supply chain and technology background, and business experience to the Board. In addition, we believe that his membership on the Board helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board perspective and effectiveness.

Nayaki Nayyar, 53, has served as a member of our Board since September 2021. She is Chief Executive Officer of Securonix, Inc., a privately held cybersecurity company, since December 2022. Prior to Securonix, she was President and Chief Product Officer of Ivanti, Inc., a leading supplier of enterprise IT security solutions, from May 2020 to October 2022. Prior to her joining Ivanti, Inc., from October 2016 to July 2020, Ms. Nayyar served as President of Digital Service and Operations Management at BMC Software, Inc., a leading enterprise software solutions provider. Prior to joining BMC Software, Inc., Ms. Nayyar served as General Manager and Global Head of the Internet of Things (IoT) division of SAP SE (NYSE: SAP), a leading provider of enterprise application software, from January 2016 to October 2016. She joined SAP SE in 2011, holding the positions of Senior Vice President, Corporate Strategy, from March 2011 to December 2011, and Senior Vice President, SAP Cloud for Customer Engagement, from January 2012 to December 2015. Ms. Nayyar also served as Vice President and Chief Technical Officer, Enterprise Architecture and Application Services, at Valero Energy Corporation (NYSE: VLO), an international petroleum company, from August 2000 to February 2011. Ms. Nayyar currently serves on the boards of directors of Corteva, Inc. (NYSE: CTVA), a publicly traded agriculture company, and privately held Securonix, Inc. Ms. Nayyar received a Bachelor of Engineering degree in Mechanical Engineering from Osmania University and a Master of Science in Computer Science from University of Houston. As an executive with several years of experience in the technology industry, we believe that Ms. Nayyar contributes her leadership skills and business experience to the Board. In addition, we believe that Ms. Nayyar’s membership on the Board helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board perspective and effectiveness.

Matthew Nord, 44, has served as a member of our Board since September 2021. He is Partner and Co-Head of Private Equity at Apollo, having joined in 2003. Previously, Mr. Nord was a member of the Investment Banking division of Salomon Smith Barney Inc., an investment bank. Mr. Nord serves on the board of directors of Tenneco Inc., a company that designs, manufactures and markets automotive products, West Technology Group, a technology-enabled services company, ScionHealth, a hospital solutions provider, and LifePoint Health, a healthcare provider. Mr. Nord also serves on the board of trustees of Montefiore Health System, the board of advisors of the University of Pennsylvania’s Weitzman School of Design and the board of directors of the Rock & Roll Hall of Fame Foundation. Mr. Nord previously served on the board of directors of ADT Inc. (NYSE: ADT), a company that provides electronic security and monitoring services, from April 2016 to June 2022, Exela Technologies, Inc. (Nasdaq: XELA), a business process automation company, from July 2017 to October 2019, where he was on the Nominating and Governance Committees, and Presidio, Inc. (Nasdaq: PSDO), a global digital solutions and services provider, from November 2014 to December 2019, where he was on the Compensation and Nomination Committees. Mr. Nord graduated summa cum laude with a Bachelor of Science degree in Economics from the Wharton School of the University of Pennsylvania. We believe that Mr. Nord contributes his leadership skills, finance and technology background, and business experience to the Board. In addition, we believe that Mr. Nord’s membership on the Board helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to the Board’s perspective and effectiveness. Finally, Apollo-managed funds hold approximately 20% of our common stock as of the date of this Proxy Statement, and, for this reason, we believe that Mr. Nord brings a unique ownership and stockholder representative perspective to the Board.

Dennis Polk, 57, has served as a member of our Board since February 2012 and is our Hyve Solutions Executive. He served as Executive Chair of our Board from September 2021 through August 2023 and as our President and Chief Executive Officer from March 2018 until September 2021. Mr. Polk joined TD SYNNEX in 2002 as Senior Vice President of Corporate Finance and in the same year became Chief Financial Officer. In 2006, he was promoted to Chief Operating Officer and served in that capacity until he became our President and Chief Executive Officer. Mr. Polk serves on the boards of directors of Concentrix and Terreno Realty Corporation (“Terreno”) (NYSE: TRNO), a real estate company. He joined the board of directors of Concentrix in December 2020 as part of the spin-off of the Concentrix business from TD SYNNEX which was completed on December 1, 2020. At Terreno, he serves as Chair of the Compensation Committee. As our President and Chief Executive Officer from March 2018 until September 2021, an executive of our Company since 2002, and a prior distribution and contract manufacturer executive, we believe that Mr. Polk contributes his leadership skills, distribution and operations knowledge, finance background, and business experience to the Board. In addition, we believe that Mr. Polk’s membership on the Board helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board perspective and effectiveness.

Claude Pumilia, 56, has served as a member of our Board since September 2023. Mr. Pumilia brings extensive experience leading software and data services companies. He is currently Chief Executive Officer of Accuris US LLC (“Accuris”), an engineering-focused technology company that delivers AI-powered data and workflow solutions to end users at engineering intensive companies, having joined in August 2023. Previously, from December 2016 to February 2023, Mr. Pumilia served as Chief Executive Officer of DAT Freight and Analytics, a SaaS company for market freight. He has held executive roles across the technology industry, including leadership positions at Roper Technologies, Inc. (Nasdaq: ROP), a diversified industrial company that produces engineered products for global niche markets, CA Technologies, Inc., a software development company, Hewlett Packard Enterprise Company (NYSE: HPE) and Compaq Computer Corporation, an information technology company. He also serves on the board of directors for Allium Holdco, LLC, which is the holding company for Accuris. As the Chief Executive Officer of Accuris and a former executive officer of multiple companies in IT, we believe that Mr. Pumilia contributes his leadership skills, business experience, and financial expertise to the Board. In addition, we believe that Mr. Pumilia’s membership on the Board helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to the Board’s perspective and effectiveness.

Merline Saintil, 47, has served as a member of our Board since September 2021. She has served as a technology and business executive at Fortune 500 and privately-held companies, including Intuit Inc. (Nasdaq: INTU), a financial software company, Yahoo! Inc., a web services provider, PayPal Holdings, Inc. (Nasdaq: PYPL), a financial technology company, Adobe Inc. (Nasdaq: ADBE), a computer software company, Joyent Inc., a cloud computing software company, and Sun Microsystems, Inc., a technology company. From April 2019 to February 2020, she was the Chief Operating Officer, R&D-IT of Change Healthcare Inc. (Nasdaq: CHNG), a healthcare technology company. Prior to that, she held the position of Head of Operations, Product & Technology with Intuit Inc., from November 2014 until August 2018. Ms. Saintil currently serves on the boards of directors of Rocket Lab USA, Inc. (Nasdaq: RKLB), a space exploration company, since June 2021, GitLab, Inc. (Nasdaq: GTLB), a DevOps company, since October 2020, Symbotic, Inc. (Nasdaq: SYM), a robotics and automation platform company, since June 2022, and Evolv Technologies Holdings, Inc. (Nasdaq: EVLV), an AI security solutions company, since January 2021. Ms. Saintil is Lead Independent Director and Chair of the Compensation Committee at Rocket Lab USA, Inc. and is the Chair of the Nominating and Governance Committees of Symbotic, Inc. and Evolv Technologies Holdings, Inc. Ms. Saintil served on the boards of directors of Banner Corporation (Nasdaq: BANR), a bank holding company, from March 2017 to May 2022, Alkami Technology, Inc. (Nasdaq: ALKT), a digital banking software solutions company, from October 2020 to December 2022, and Lightspeed Commerce Inc. (NYSE: LSPD), an e-commerce software provider, from August 2020 to December 2022. She is certified in Cybersecurity Oversight by the National Association of Corporate Directors and the Carnegie Mellon Software Engineering Institute. Ms. Saintil holds a Bachelor of Science degree in Computer Science from Florida A&M University and a Master of Science degree in Software Engineering Management from Carnegie Mellon University, and has completed Stanford Directors’ College and Harvard Business School’s executive education program. Due to her significant experience in product, technology, and business operations, we believe that Ms. Saintil contributes her leadership skills and business experience to the Board. In addition, we believe that Ms. Saintil’s membership on the Board helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board perspective and effectiveness.

Additional Information Regarding the Directors and Director Nominees
There are no family relationships among any of our directors or executive officers.
Robert Kalsow-Ramos, Nayaki Nayyar, and Matthew Nord were nominated for election to the Board by the Apollo Entities (as defined in “Certain Relationships and Related Party Transactions”) pursuant to the Investor Rights Agreement that we entered into in connection with the completion of our acquisition of Tech Data in September 2021. For more information about the terms of the Investor Rights Agreement, see the section entitled “Certain Relationships and Related Party Transactions—Transactions Entered Into in Connection with the Mergers—Related Agreements.” The Apollo Entities hold greater than 5% of our outstanding common stock.

Required Vote
The eleven nominees for director receiving the highest number of affirmative votes will be elected as directors with stockholders having the option to either vote “for” each director or to “withhold” their vote. However, the Board has adopted a policy for director elections whereby if a director receives a greater number of votes “withheld” than votes “for” , the Board will review the outcome and make a determination as to the proper remedy. In its review, the Board will consider the totality of the circumstances surrounding the vote to evaluate the situation, and is authorized to remedy the situation as it deems appropriate, including requesting that the affected director resign from the Board. A “withhold” vote as to any director nominee will have no effect on the vote’s outcome because the candidates who receive the highest number of affirmative “for” votes are elected; however, “withhold” votes may prevent a director from obtaining a majority of “for” votes, which would trigger the aforementioned additional Board scrutiny. Unless marked to the contrary, proxies received will be voted “FOR” the nominees.
The Board recommends a vote “FOR” the election of the nominees set forth above as directors of TD SYNNEX.

CORPORATE GOVERNANCE
Organization of the Board of Directors
The Board held seven meetings during the fiscal year ended November 30, 2023. Each director serving during our 2023 fiscal year attended at least 75% of the meetings held by the Board and the committees on which such director served during the last completed fiscal year. We do not have a policy regarding directors’ attendance at the Annual Meeting. However, all members of the Board serving at the time attended the 2023 Annual Meeting.
Our non-management directors meet in regularly scheduled executive sessions without the presence of management. Directors meet their responsibilities not only by attending Board and committee meetings, but also through communication with senior management, independent accountants, advisors and consultants and others on matters affecting the Company.
The Board has established three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. In addition, from time to time, the Board establishes non-standing committees to address matters that may arise during periods between regularly scheduled meetings and/or specific issues not fully applicable to one of the standing committees. The Board has determined that all members of the Audit, Compensation, and Nominating and Corporate Governance Committees meet the independence standards of the NYSE and rules and regulations of the Securities and Exchange Commission (the “SEC”). In addition, each member of the Audit Committee is financially literate as defined by the Board and each member of the Audit and Compensation Committees meets the heightened independence standards of the NYSE and rules and regulations of the SEC applicable to members of these committees. The Board has approved a charter for each of these standing committees, which can be found on our website at www.tdsynnex.com. Our Corporate Governance Guidelines and Code of Conduct, which are applicable to our principal executive, financial and accounting officers, directors and co-workers, are also available on or through our website at www.tdsynnex.com and are available in print to any stockholder upon request. We intend to post any amendments to the Corporate Governance Guidelines or Code of Conduct on our website.
The following lists the three standing committees and their current members. Fred Breidenbach, Matthew Miau and Duane Zitzner have determined to retire and will not stand for re-election.

Audit Committee
Number of Members	5
Members	Duane Zitzner, Chair and Audit Committee Financial Expert
Kathleen Crusco, Audit Committee Financial Expert
Claude Pumilia, Audit Committee Financial Expert
Merline Saintil
Ann Vezina

Number of Meetings in fiscal year ended November 30, 2023:	9

Functions:
•Provides assistance to the Board in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by our independent registered public accountants and reviewing their reports regarding our accounting practices and systems of internal accounting controls.

•Oversees the audit efforts of our independent registered public accountants and takes those actions as it deems necessary to ensure that the accountants are independent of management.
•Responsible for reviewing the framework by which management discusses our risk profile and risk exposures with the full Board and its committees.

•Meets regularly with our President and Chief Executive Officer, Chief Financial Officer, Corporate Vice President of Internal Audit, independent auditor, Chief Legal Officer, Chief Ethics and Compliance Officer, Chief Accounting Officer, and other members of senior management to discuss our major financial risk exposures, financial reporting, internal controls, credit and liquidity risk, compliance risk, and key operational risks.

•Reviews the implementation and effectiveness of our compliance and ethics program at least annually and reviews our business continuity plan and results as necessary.

•Meets regularly in separate executive session with the Corporate Vice President of Internal Audit, Chief Financial Officer, and independent auditor, as well as with committee members only, to facilitate a full and candid discussion of risk and other matters.

•Reviews potential related party transactions.

Compensation Committee
Number of Members	3
Members	Hau Lee, Chair
Fred Breidenbach
Nayaki Nayyar

Number of Meetings in fiscal year ended November 30, 2023:	6

Functions:	•Reviews and determines our general compensation policies and the compensation provided to our officers, including targets for annual and long-term incentive plans.
•Reviews, determines and approves bonuses for our officers.
•Reviews, administers and approves equity-based compensation for our officers and co-workers and administers our stock plans and employee stock purchase plan.

•Reviews the development and implementation of practices, strategies, and policies used for recruiting, managing, and developing employees (i.e., human capital management). These practices, strategies, and policies focus on diversity, equity, and inclusion, workplace environment and safety, and corporate culture. Discusses with management, as appropriate, their progress regarding such practices, strategies, and policies.

•Responsible for overseeing human capital and compensation risks, including evaluating and assessing risks arising from our compensation policies and practices for all co-workers and ensuring executive compensation is aligned with performance.

•Retains its own compensation consultant and meets regularly with management to understand the financial, human resources and stockholder implications of compensation decisions being made.

•Charged with monitoring our incentive and equity-based compensation plans.
•Responsible for making recommendations to the Board regarding director compensation, including director equity compensation.

Nominating and Corporate Governance Committee
Number of Members	3
Members	Nayaki Nayyar, Chair
Fred Breidenbach
Hau Lee

Number of Meetings in fiscal year ended November 30, 2023:	4

Functions:
•Responsible for making recommendations to the Board regarding candidates for directorships and the size, director qualifications, and composition of the Board, and for overseeing our corporate governance guidelines and reporting and making recommendations to the Board concerning corporate governance matters.

•Responsible for considering nominations by stockholders.

•Oversees risks related to our overall corporate governance, including board and committee composition, board size and structure, director independence, board diversity and tenure, and our corporate governance profile and ratings.

•Assists the Board in its review of the development, oversight, and implementation of the Environmental, Social and Governance (“ESG”) policies, programs, and practices, and discusses with management such ESG matters, including sustainability, environmental protection, community and social responsibility, and human rights.

•Actively engaged in overseeing risks associated with succession planning for the Board and management.
The Board of Directors’ Role in Risk Oversight
The Board recognizes the importance of effective risk oversight in running a successful business and in fulfilling its fiduciary responsibilities to TD SYNNEX and our stockholders. While the Chief Executive Officer and other members of our senior management team are responsible for the day-to-day management of risk, the Board is responsible for ensuring that an appropriate culture of risk management exists within our company and for setting the right “tone at the top,” overseeing our aggregate risk profile, and assisting management in addressing specific risks, such as strategic and competitive risks, financial risks, brand and reputation risks, legal risks, regulatory risks, and operational risks.
The Board maintains separate roles for the Chief Executive Officer and the Chair of the Board. The Board believes that the current leadership structure best facilitates this oversight of risk by combining independent leadership, through an independent Chair of the Board, independent board committees, and majority independent Board composition, with an experienced Chief Executive Officer who has intimate knowledge of our business, history, and the complex challenges that arise. The Chief Executive Officer’s in-depth understanding of these matters and involvement in the day-to-day management of our Company uniquely positions him to promptly identify and raise key business risks to the Board, call special meetings of the Board when necessary to address critical issues, and focus the Board’s attention on areas of concern. The Chair of the Board, independent committee chairs and other directors also are experienced professionals or executives who can and do raise issues for Board consideration and review, and are not hesitant to challenge management.

The Chair of the Board presides at all meetings of the Board and of the Company’s stockholders. Currently, the Chair of the Board is Ann Vezina. As the Chair of the Board, Ms. Vezina also manages the relationships between the Board and the Company’s management and stockholders.
The Board exercises its oversight responsibility for risk both directly and through three of its standing committees. Throughout the year, the Board and each committee spend a portion of their time reviewing and discussing specific risk topics. The full Board is kept informed of each committee’s risk oversight and related activities through regular oral reports from the committee chairs, and committee meeting minutes and materials are available for review by all directors. Strategic, operational, financial and competitive risks also are presented and discussed at the Board’s quarterly meetings, and more often as needed. On at least an annual basis, the Board conducts a review of our long-term strategic plans and members of senior management report on our top risks and the steps management has taken or will take to mitigate these risks. In addition, at each quarterly meeting, or more often as necessary, our Chief Legal Officer updates the Board on material legal and regulatory matters. Our Chief Legal Officer and Chief Ethics and Compliance Officer regularly update the Audit Committee regarding our periodic ethical business conduct training and Code of Conduct. On a regular basis between Board meetings, our Chief Executive Officer and/or other executive officers provide reports to the Board on the critical issues we face and recent developments in our principal operating areas. These reports may include a discussion of business risks as well as a discussion regarding enterprise risk. Each Committee meets with key management personnel and outside advisors.

Board/Committee	Primary Areas of Risk Oversight
Board
Strategic, financial and execution risks and exposures, risks and exposures associated with significant acquisitions, CEO succession planning, crisis management, cybersecurity, ESG (environmental, social and governance) and other matters that may present material risks to the Company.

Audit Committee
Risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, and disclosure and internal controls. Also risks and exposures associated with ethics and compliance, major litigation and regulatory and compliance exposures.

Compensation Committee	Risks and exposures with executive and overall compensation and benefits, including equity incentive plans, and human capital.
Nominating and Corporate Governance Committee	Risks and exposures related to shareholder relations and communications, Board and committee structures, Board performance, and director succession planning.
Cybersecurity

The maintenance of privacy and a security culture and the prevention of cybercrime is a core focus that is addressed by the Board during security briefings on cybersecurity matters. These briefings occur at least quarterly and additionally as needed. The Board has responsibility for cybersecurity risk oversight and incident preparedness activities, and management briefs them quarterly regarding cybersecurity issues. The materials presented to our Board include updates on our data security posture, results from third-party assessments, and certain cybersecurity threat risks or incidents and developments, as well as the steps management has taken to respond to these risks. Because our business is heavily dependent upon information technology networks and systems, our prioritization of our cybersecurity risk management strategy is important to maintaining the trust of our stakeholders.
Our cybersecurity program is led by our Chief Information Security Officer who is supported by a dedicated team and includes protocols for detecting, addressing, and responding to cybersecurity incidents. Business continuity, disaster recovery planning and testing, and security vulnerability assessments are frequently conducted. We work closely with independent security consultants to assess the security of our systems and information. As part of our information security training program, we provide cybersecurity awareness training and emphasize ethical spear-phishing simulations. Our cybersecurity insurance thresholds and deductibles align with industry expectations.

Environmental, Social and Governance (ESG)
We believe our deep commitment to innovation, people and the planet is essential to our success. We utilize a robust Corporate Citizenship framework designed to deliver long-term value for our stakeholders. As our business grows, this framework will help us ensure a strong focus on key areas in which we believe TD SYNNEX and our industry partners can have the greatest impact.
During fiscal year 2023 we have focused on operationalizing our framework through program development while engaging our global co-workers to bring our commitments to life. We aim to continue improving our collection of data related to ESG topics to further enhance our programs, fulfill our future reporting requirements, and make progress toward our Corporate Citizenship goals.
Environmental
We are committed to expanding the circular economy, sharing our sustainability insights and achieving net-zero greenhouse gas emissions (“GHGs”) in our global operations by 2045. By engaging our global co-workers and channel partners, we aspire to advance environmental sustainability—not only at TD SYNNEX but industry-wide. Some of our environmental achievements in fiscal year 2023 include:
•Submitted our near- and long-term emissions-reduction targets to the Science Based Targets initiative (SBTi).
•Expanded the number and reach of our co-worker-led Green Teams to include 40+ teams that are engaging our global sites.
•Hosted Sustainability Summits for co-workers in two regions: Latin America and the Caribbean (LAC), and Asia Pacific and Japan (APJ).
•Expanded sustainability-focused training and education with a third module on Carbon.
•Gained traction on our two towers of specialization: Sustainable Transportation & Logistics and Circular Economy.
•Earned a silver medal from EcoVadis in 2023. We also submitted our emissions data to CDP for the second time as TD SYNNEX.
Social
We believe in the power of people, and we invest in our co-workers and communities to help them thrive. Our culture is strengthened by our differences, oriented toward a common purpose and built on the idea that when we care for one another we all win. Some of our social achievements in fiscal year 2023 include:
•Launched our new LEAD program to promote leadership development.
•Achieved our goal to double co-worker participation in our business resource groups (“BRGs”) two years ahead of schedule. In addition, several BRGs, such as Elevate and Spectrum, increased their number of chapters.
•Introduced Deed, our new volunteer platform, to create a central source of real-time data on co-workers’ volunteer activities around the world.
•Made our largest contribution of devices to date to our community partner, Human-I-T.
•Since the launching of our new inclusive recruitment commitment in January 2023, approximately 50% of our new hires have been women, people from underrepresented groups, or both.

•On International Day of People with Disabilities, our Chief Executive Officer pledged on behalf of TD SYNNEX our commitment towards advancing a more inclusive workplace for people with disabilities.
•Received the “Equality 100 Award: Leader in LGBTQ+ Workplace Inclusion” for earning a score of 100 on the Human Rights Campaign’s Foundation’s 2023-2024 Corporate Equality Index.
•CRN (part of The Channel Company) recognized 19 TD SYNNEX leaders on its annual Women of the Channel list. Two of our leaders were also named to the Power 100 list, which spotlights female executives whose insight and influence are helping to drive channel success.
•For the second year in a row, we are proud to be certified as a Great Place to Work; more than 74% of our co-workers said TD SYNNEX was a great place to work, compared to 57% of employees at the average U.S. company.
Governance
Our values of inclusion, collaboration, integrity and excellence shape our approach to corporate governance. They guide us to be accountable for our performance, transparent with our stakeholders and committed to doing what is right.
We are helping our co-workers put these values into action by building a culture where ethics and compliance are top of mind. We are also dedicated to safeguarding information and providing strong, savvy leadership to help our company succeed while maintaining our stakeholders’ trust. Some of our governance achievements in fiscal year 2023 include:
•Launched our Global Human Rights Policy, building on our Global Code of Conduct and core policies for ethical business conduct, and underscoring our commitment to ethical business practices, respect for human rights and responsible sourcing.
•Further harmonized our cybersecurity controls to provide more consistent processes throughout the business.
•Self-certified to adhere to the new EU-U.S. Data Privacy Framework Principles, the UK extension to the EU-US Data Privacy Framework and the Swiss-US Data Privacy Framework.

•Enhanced ethical leadership skills throughout the organization by implementing a quarterly compliance training schedule, as well as short animated videos posted on our Company intranet, quick guide toolkits, and interactive guidance modules for key topics. Our risk-based approach to awareness building also included in-person training during selected site visits in 2023.
•On top of other governing bodies, our Corporate Citizenship Steering Committee—composed of a cross-functional group of senior leaders—has continued driving our ESG efforts throughout fiscal year 2023.

Incentive Compensation Recoupment Policy
The Compensation Committee adopted an Incentive Compensation Recoupment Policy to comply with New York Stock Exchange recoupment policy requirements effective as of October 2, 2023. Our recoupment policy generally provides, subject to certain exceptions, that if we are required to prepare a restatement of our financial statements owing to material error, we will recover from our executive officers any incentive-based compensation that was awarded in excess of the amount that otherwise would have been awarded based on the restated financial statements. The recovery period is the three completed fiscal years immediately preceding the date that the Compensation Committee concludes that we are required to restate our financial statements. Incentive-based compensation includes any compensation that is earned based on the attainment of a financial reporting measure of the Company and any other equity-based compensation.
In addition, our Management Incentive Plan provides that the Compensation Committee is authorized to recover from an executive officer any MIP award or portion thereof made in the previous 36 months in the event of (a) the executive officer’s engagement in fraud or other intentional misconduct that is detrimental to the Company resulting in the officer’s termination of employment with the Company or (b) payment of an award under the MIP that is based on materially inaccurate financial results or performance metrics.

Director Orientation and Continuing Education
We provide directors with an orientation and education program to familiarize them with our business operations and plans, industry trends and corporate governance practices, as well as ongoing education on issues facing us and on subjects that assist the directors in discharging their duties. The program includes, among other things, biannual visits to different company locations to foster more director interaction with co-workers and familiarity with various company sites and businesses. Directors also are encouraged to attend courses provided by outside organizations covering various governance matters, best practices, and issues of concern to directors of publicly-traded companies. It is our policy that directors are to share with the Board or fellow committee members what they have learned.
Director Nominations
The Board nominates directors for election at each Annual Meeting and elects new directors to fill vacancies when they arise. The Nominating and Corporate Governance Committee has the responsibility to identify, evaluate, recruit and recommend qualified candidates to the Board for nomination or election.
The Nominating and Corporate Governance Committee has a policy and process regarding consideration of director candidates recommended by stockholders. The Nominating and Corporate Governance Committee reviews suggestions for director candidates recommended by stockholders and considers such candidates for recommendation based upon an appropriate balance of knowledge, experience and capability. The assessment of candidates include the candidates’ relevant industry experience, general business experience, relevant financial experience, interpersonal and communication skills, as well as the candidates’ roles and contributions that are valuable to the business community, personal qualities of leadership, character, judgment and whether the candidate possesses and maintains throughout service on the Board a reputation in the community at large of integrity, trust, respect, competence and adherence to the highest ethical standards. In addition to considering an appropriate balance of knowledge, experience and capability, the Board has as an objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to the Board’s perspective and effectiveness. The Nominating and Corporate Governance Committee selects candidates for director based on their character, judgment, diversity of experience and backgrounds, relevance of experience, business acumen, interpersonal and communication skills, and ability to act on behalf of all stockholders. The Nominating and Corporate Governance Committee believes that nominees for director should have experience, such as experience in management or accounting and finance, or industry and technology knowledge, that may be useful to TD SYNNEX and the Board, high personal and professional ethics, and the willingness and ability to devote sufficient time to effectively carry out his or her duties as a director. The Nominating and Corporate Governance Committee believes it is appropriate for at least one member of the Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and for a majority of the members of the Board to meet the definition of “independent director” under the rules of the NYSE. The Nominating and Corporate Governance Committee also believes it appropriate for certain key members of our management to participate as members of the Board.

The Nominating and Corporate Governance Committee is aware that some corporate governance groups have set a maximum on the number of public company boards on which a public company director should sit regardless of the individual circumstances of the director or nature of the companies involved. The Board recognizes the concern of overboarding, where a director sits on an excessive number of boards, and, has set a limit requiring directors to sit on no more than four boards of companies (in addition to our Board) that are publicly traded on any U.S. stock exchange without express approval of the Board. In nominating candidates for director the Nominating and Corporate Governance Committee has considered the following factors, among others, in looking at the time availability of each prospective director nominee on an individual basis: (1) the size and location of the other companies, (2) the director’s board duties at those companies and extent of board committee service, (3) the extent of service on large private company boards, (4) board tenure, and (5) board meeting attendance. Based on these factors, the Nominating and Corporate Governance Committee determined no director nominee should be removed from consideration due to the number of public company boards on which the director nominee serves.
Prior to each Annual Meeting, the Nominating and Corporate Governance Committee identifies nominees first by reviewing the current directors. Pursuant to the Investor Rights Agreement (as defined below), the Nominating and Corporate Governance Committee also considers the nominees proposed by the Apollo Entities. All candidates, however nominated, are evaluated based on the criteria described above, including each candidate’s demonstrated prior service as a director, and the needs of the Board with respect to the particular talents and experience of its directors. In the event that a director does not wish to continue in service, the Nominating and Corporate Governance Committee determines not to nominate the director, or a vacancy is created on the Board as a result of a resignation, an increase in the size of the Board, or other event, subject to the terms of the Investor Rights Agreement, the Nominating and Corporate Governance Committee will consider various candidates for Board membership, including those suggested by the Nominating and Corporate Governance Committee members, by other Board members, by any executive search firm engaged by the Nominating and Corporate Governance Committee and by stockholders. A stockholder who wishes to suggest a prospective nominee for the Board should notify our Corporate Secretary, any member of the Nominating and Corporate Governance Committee, or the persons referenced below in “Communications with the Board of Directors” in writing with any supporting material the stockholder considers appropriate. For more information about the Investor Rights Agreement, see the section entitled “Certain Relationships and Related Party Transactions—Transactions Entered Into in Connection with the Mergers—Related Agreements.”
In addition, our Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board at an Annual Meeting. In order to nominate a candidate for director, a stockholder must give timely notice in writing to our Corporate Secretary and otherwise comply with the provisions of our Bylaws. To be timely, our Bylaws provide that the stockholder's notice must be delivered to, or mailed and received, not more than 120 days nor less than 90 days in advance of the anniversary of the date the proxy statement was provided to the stockholders in connection with the previous year's Annual Meeting. However, in the event that no Annual Meeting was held in the previous year or the Annual Meeting is called for a date that is more than 30 days before or after the anniversary date of the previous year's Annual Meeting, notice by the stockholder must be received by the Corporate Secretary no later than the close of business on the later of (i) the 90th day prior to such Annual Meeting and (ii) the 10th day following the day on which public announcement of the date of such meeting is first made. Information required by our Bylaws to be in the notice include, among other requirements, the name and contact information for the candidate and the person making the nomination and other information about the nominee that must be disclosed in proxy solicitations under Section 14 of the Securities Exchange Act of 1934 and the related rules and regulations under that Section. The nominee must also complete a signed questionnaire, representation and agreement as described in our Bylaws.
Stockholder nominations must be made in accordance with the procedures outlined in, and include the information required by, our Bylaws and must be addressed to: TD SYNNEX Corporation, 44201 Nobel Drive, Fremont, California 94538, Attention: Corporate Secretary. You can obtain a copy of our Bylaws by writing to the Corporate Secretary at this address.
Stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also provide notice that sets forth the information required by Rule 14a-19 of the Securities Exchange Act of 1934 no later than January 19, 2025.

Communications with the Board of Directors
The Board has a process for stockholders and other interested persons to send communications to directors. If you wish to communicate with the Board as a whole or to non-management directors, you may send your communication in writing to: David Vetter, Corporate Secretary, or the Chair of the Audit Committee, at 16202 Bay Vista Drive, Clearwater, Florida 33760. You must include your name and address in the written communication and indicate whether you are a stockholder of TD SYNNEX or other interested person. Mr. Vetter or the Chair of the Audit Committee will review any communication received from a stockholder or other interested person, and all material communications from stockholders or other interested persons will be forwarded to the appropriate director or directors or Board committee based on the subject matter.
2023 Directors’ Compensation Table
The following tables set forth the compensation amounts paid to each person who served as a non-executive director during the fiscal year ended November 30, 2023 for their service in such fiscal year. The table does not include the compensation amounts paid to Mr. Hume, who currently is President and Chief Executive Officer, as well as to Mr. Polk, who currently is Hyve Solutions Executive, as both are named in the Summary Compensation Table.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	All Other Compensation ($)(3)	Total ($)
Fred Breidenbach	100,000	184,979	1,712	286,691
Kathleen Crusco(4)	17,582	92,470	345	110,397
Robert Kalsow-Ramos(5)	—	—	—	—
Hau Lee	120,000	184,979	1,712	306,691
Matthew Miau	100,000	184,979	1,712	286,691
Nayaki Nayyar	120,000	184,979	1,712	306,691
Matthew Nord(5)	—	—	—	—
Claude Pumilia(4)	17,582	92,470	345	110,397
Merline Saintil	100,000	184,979	1,712	286,691
Ann Vezina	163,750	184,979	1,712	350,441
Duane Zitzner	135,000	184,979	1,712	321,691
—————
(1)    Amounts listed in these columns represent the grant date fair value of stock awards recognized by us under FASB ASC Topic 718 for the fiscal year ended November 30, 2023 rather than the amounts realized by the named individuals. See Note 5 “Share-Based Compensation” for valuation assumptions used to calculate the fair value included in our Annual Report on Form 10-K for the fiscal year ended November 30, 2023. There were no new stock options granted during the fiscal year ended November 30, 2023

(2)    The table below sets forth the aggregate number of outstanding stock awards held by our non-executive directors that have not vested as of November 30, 2023. There were no outstanding option awards held by our non-executive directors as of November 30, 2023.

Name	Stock Awards (#)
Fred Breidenbach	493
Kathleen Crusco	694
Robert Kalsow-Ramos	—
Hau Lee	493
Matthew Miau	493
Nayaki Nayyar	493
Matthew Nord	—
Claude Pumilia	694
Merline Saintil	493
Ann Vezina	493
Duane Zitzner	493
(3)    The amounts in this column represent the dollar value of dividends paid during the fiscal year ended November 30, 2023 (as part of a dividend paid to all of our stockholders) on unvested restricted stock awards; such dividends were not factored into the grant date fair value of stock awards required to be reported in the stock awards column of the table.
(4)    Ms. Crusco and Mr. Pumilia joined the Board after the start of the term and received prorated retainers and grants.
(5)    Board members representing Apollo are uncompensated. Therefore, Mr. Nord and Mr. Kalsow-Ramos did not receive any compensation from the Company for their service as directors during the fiscal year ended November 30, 2023.

Narrative to Directors’ Compensation Table
The compensation and benefit program for our non-executive directors is designed to achieve the following goals: (1) compensation should fairly pay directors for work required of directors serving an entity of our size and scope; (2) compensation should align directors’ interests with the long-term interests of stockholders; and (3) the structure of compensation should be transparent and easy for stockholders to understand. We review director compensation every year.
For the fiscal year ended November 30, 2023, other than Mr. Nord and Mr. Kalsow-Ramos, each non-executive director serving a full term received an annual retainer of $100,000 payable quarterly and an annual restricted stock grant under the 2020 Stock Incentive Plan valued at approximately $185,000. Ms. Crusco and Mr. Pumilia joined the Board after the start of the term and received prorated retainers and grants.
The annual grant is prorated based upon the expected service period between the director’s service commencement date and the immediately following Annual Meeting. The valuation of the stock price in determining the number of shares of restricted stock is based upon the closing price on the first trading day following the director’s appointment or election (or, if during a trading black-out period, upon the expiration of the third trading day following the opening of the trading window that follows the quarterly earnings call) and vests quarterly based upon our fiscal quarters.

For the fiscal year ended November 30, 2023, other than Matthew Nord and Robert Kalsow-Ramos, each non-executive director received the following compensation. These retainer amounts are reviewed and revised from time to time to reflect compensation practices among our peers based on information provided by our compensation consultant Compensia, Inc. (“Compensia”). Also, all directors are reimbursed for their reasonable out-of-pocket expenses in serving on the Board or any committee of the Board.

Compensation Components	Amount ($)
Annual Cash Retainer(1)(2)	100,000
Annual Equity Retainer(1)(3)	185,000
Board Chair Retainer(4)(6)	150,000
Lead Independent Director Retainer(5)(6)	35,000

Committee Chair Retainers(6)
Audit Committee Chair	35,000
Compensation Committee Chair	20,000
Nominating & Corporate Governance Committee Chair	20,000
—————
(1)    The annual retainer is prorated based upon the expected service period between the director’s service commencement date and the immediately following Annual Meeting.
(2)    Payable in quarterly installments.
(3)    Approximate value of annual restricted stock grant under the 2020 Stock Incentive Plan. The valuation of the stock price in determining the number of shares of restricted stock is based upon the closing price on the first trading day following the director’s appointment or election (or, if during a trading black-out period, upon the expiration of the third trading day following the opening of the trading window that follows the quarterly earnings call) and vests quarterly based upon our fiscal quarters.
(4)    Annual Board Chair Retainer as of September 1, 2023. Board Chair received prorated amount of $37,500 for remainder of fiscal year 2023.
(5)    Annual Lead Independent Director Retainer (until August 31, 2023). Lead Independent Director received prorated amount of $26,250 through August 31, 2023.
(6)    Payable quarterly in advance.
We request each current member of the Board, other than the uncompensated Apollo Directors, to hold an equity position in TD SYNNEX of the equivalent value of at least five times the annual base retainer (excluding committee chair retainers) in common stock, whether vested or unvested, or vested in-the-money stock options on the date of each Annual Meeting, commencing with the 2023 Annual Meeting. For any director initially elected after the 2020 Annual Meeting, we provide a five-year period within which to meet the equity ownership request.
In the fiscal year ended November 30, 2023, Matthew Miau received the same standard retainer and equity compensation as the other outside directors, as approved by the Nominating and Corporate Governance Committee, which had responsibility for review of director compensation.
Compensation Committee Interlocks and Insider Participation
Fred Breidenbach, Hau Lee, and Nayaki Nayyar, served as members of the Compensation Committee during the fiscal year ended November 30, 2023. None of the members who served on the Compensation Committee during the fiscal year ended November 30, 2023 has served as an officer or been an employee of TD SYNNEX and we do not have any related person transactions with any of the members of the Compensation Committee. In addition, the Board has determined that these members and nominees have no material relationship with us, that each of these directors is an independent director and that each of these directors meets the heightened independence standards applicable to members of the Compensation Committee. None of our executive officers currently serves, or in the past year has served, on the board of directors or compensation committee of any entity that has one or more executive officers serving, or proposed to serve, who is a member of our Board or Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Policies and Procedures for Review of Related Party Transactions
A “Related Party Transaction” is a transaction, arrangement or relationship in which we or any of our subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect material interest. A “Related Person” means:
•any person who is, or at any time during the applicable period was, one of our executive officers or directors or a director nominee;
•any person who is known by us to be the beneficial owner of more than 5% of any class of our voting securities;
•any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in- law or sister-in-law of an executive officer, director, director nominee or a beneficial owner of more than 5% of any class of our voting securities, and any person (other than a tenant or employee) sharing the household of such executive officer, director, director nominee or beneficial owner of more than 5% of any class of our voting securities; or
•any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position of control or in which such person has a 10% or greater beneficial ownership interest.
We have adopted a written policy requiring material transactions relating to related party transactions to be approved by the Audit Committee, which is composed of disinterested members of the Board. The Audit Committee will review such Related Person Transactions at its regularly scheduled meetings or at special meetings called for that purpose. The Audit Committee will approve, ratify or disapprove a Related Person Transaction, and will decide if any amendments, modifications, remedies, or conditions to ensure the Related Person Transaction is conducted in a fair manner should be made. The Audit Committee will review and consider the relevant facts and circumstances of a Related Person Transaction and whether the Related Person Transaction has an impact on any other regulatory or listing standards, or policy of the Company. Transactions will be approved or ratified if the Audit Committee determines, in its business judgment based on the review of the available information, that the Related Person Transaction is fair, reasonable and consistent with the best interests of the Company.
Transactions Related to the Acquisition of Tech Data
The Mergers
On September 1, 2021, legacy SYNNEX Corporation acquired legacy Tech Data Corporation through a series of two mergers, which are described below, and such acquisition is described herein as the “Mergers”. As a result of the Mergers, Tech Data became an indirect subsidiary of TD SYNNEX Corporation. The acquisition was completed pursuant to the terms and conditions of the Agreement and Plan of Merger (the “Merger Agreement”), dated March 22, 2021 by and among the Company, Spire Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub I”), Spire Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“Merger Sub II”), and Tiger Parent (AP) Corporation, a Delaware corporation (“Tiger Parent”), which is the parent corporation of Tech Data, pursuant to which, subject to the terms and conditions of the Merger Agreement, Merger Sub I merged with and into Tiger Parent (the “Initial Merger”), with Tiger Parent surviving the Initial Merger as a wholly owned subsidiary of the Company (such surviving corporation, the “Surviving Corporation”), followed immediately by the merger of the Surviving Corporation with and into Merger Sub II (the “Subsequent Merger” and together with the Initial Merger, the “Mergers”), with Merger Sub II surviving the Subsequent Merger as a wholly owned subsidiary of the Company.
Pursuant to the Merger Agreement at the effective time of the Initial Merger and in consideration for all the issued and outstanding common shares of Tiger Parent, we paid to Tiger Parent Holdings, L.P. (“Tiger Holdings”), an affiliate of Apollo Management IX, L.P. and Tiger Parent’s sole stockholder, consideration of $1,610,000,000 in cash ($1,110,000,000 in cash after giving effect to the $500,000,000 equity contribution by Tiger Holdings to Tiger Parent prior to the effective time) and 44,000,000 shares of our common stock. As a result of the Mergers, Tiger Holdings became the holder of approximately 46% of our common stock at the time.

Following the closing of the Mergers, Tiger Holdings distributed or transferred an aggregate of 43,248,620 shares of our common stock to various individuals and entities. As part of these distributions and transfers, Tiger Holdings transferred an aggregate of 42,601,585 shares of our common stock to entities affiliated with Apollo Management IX, L.P. as follows: 26,651,552 shares to AP IX Tiger Holdings, L.P., 10,309,583 shares to AP IX Tiger Coinvest (ML), L.P. and 5,640,450 shares to AP IX Tiger Coinvest L.P. (these funds, collectively with Tiger Holdings, the “Apollo Entities”) and also transferred initially to Richard Hume 45,727 shares, Patrick Zammit 22,824 shares, David Vetter 12,334 shares, John Henry 2,731 shares, and Nayaki Nayyar 1,729 shares. Apollo subsequently restructured its holdings among its affiliates and also sold a portion of its holdings pursuant to its registration rights provided in the Investor Rights Agreement.
Related Agreements
Investor Rights Agreement
In connection with the completion of the Mergers, we entered into an Investor Rights Agreement with Tiger Holdings dated as of September 1, 2021 (the “Investor Rights Agreement”). The Investor Rights Agreement includes certain rights and obligations as set forth below.
Board of Directors
Pursuant to the Investor Rights Agreement, the Apollo Entities have the right to nominate a certain number of directors for our Board, depending on the percentage held at the time by the Apollo Entities of the number of outstanding shares of our common stock on September 1, 2021. Specifically, the Apollo Entities have the right to nominate:
(i)up to four directors, if the Apollo Entities collectively own 30% or more of the outstanding shares of our common stock, two of which must be “independent” directors, within the meaning of the New York Stock Exchange;
(ii)up to three directors, if the Apollo Entities collectively own between 20% and 30% of the outstanding shares of our common stock, one of which must be an independent director;
(iii)up to two directors, if the Apollo Entities collectively own between 10% and 20% of the outstanding shares of our common stock; and
(iv)up to one director, if the Apollo Entities collectively own between 5% and 10% of the outstanding shares of our common stock.
The directors nominated by the Apollo Entities shall be referred to herein as “Apollo Directors.” The initial Apollo Directors were Robert Kalsow-Ramos, Nayaki Nayyar, Matthew Nord, and Merline Saintil. Pursuant to the Investor Rights Agreement, any replacement Apollo Director must be approved by a majority of the directors on the Board that are not Apollo Directors.
The Investor Rights Agreement also provides that, of the remaining directors who are not Apollo Directors, one director shall be the then-serving Chief Executive Officer of the Company, currently Richard Hume, and the other directors will be nominated in accordance with the provisions of our bylaws and Certificate of Incorporation, at that time Dennis Polk, Fred Breidenbach, Hau Lee, Matthew Miau, Ann Vezina and Duane Zitzner. In the event the size of the Board is increased or decreased to other than eleven directors (the number at the time of the Mergers), the number of Apollo Directors will be proportionately increased or decreased to most closely equal the percentage of the Board originally consisting of Apollo Directors. The Board may determine the composition and makeup of any committees of the Board. The Chair or any Lead Independent Director will also be selected by the Board. Apollo Directors must fulfill their pro rata portion of any diversity requirements pursuant to law, stock exchange rules, or other regulatory requirements based on the percentage of the Board consisting of Apollo Directors.
Directors’ and Officers’ Insurance
Under the Investor Rights Agreement, we must maintain directors’ and officers’ liability insurance as determined by the Board, with the Company serving as the primary indemnitor for all directors, including the Apollo Directors.
Information Rights
Under the Investor Rights Agreement, for so long as the Apollo Entities own at least 10% of our common stock, the Apollo Entities have certain inspection and information rights, including, among other things, access to our or our material subsidiaries’ books and records, access to our auditors and officers, access to quarter-ends reports, and information on significant corporate actions.

Certain Actions Requiring Approvals
Under the Investor Rights Agreement, we or our material subsidiaries may not, without approval of a majority of the directors on the Board, which must include the approval of a majority of the Apollo Directors, amend any provision of our charter, bylaws or similar organizational documents in a way that adversely affects the Apollo Entities.
Restricted Activities; Voting
Under the Investor Rights Agreement, the Apollo Entities may not, without our prior written consent:
•make any statement or proposal to the Board or our stockholders with respect to any business combination, tender offer, or sale of substantially all assets;
•form any voting groups with any of our stockholders other than solely among affiliates of the Apollo Entities;
•seek to control or change the management of the Board or the Company;
•acquire any additional shares of our stock entitled to vote; or
•publicly disclose any arrangement relating to the foregoing or knowingly facilitate any of the foregoing.
These restrictions will automatically terminate on the first date following the 90th day after the Apollo Entities collectively beneficially own less than 5% of the outstanding shares of our common stock.
Corporate Opportunity Waiver
Under the Investor Rights Agreement, we have waived the corporate opportunity doctrine to the extent permitted under the Delaware General Corporation Law with respect to the Apollo Directors and Apollo Entities, so long as such person is not an employee of the Company or our subsidiaries (the “Covered Persons”). Specifically, we agreed that the Covered Persons do not have a duty to refrain from: (i) investing in or conducting any business of any kind, (ii) doing business with our or any of our affiliates’ clients, customers, vendors or lessors, or (iii) making any investments in any kind of property in which we may make investments. Further, we agreed, among other things, subject to any express agreement otherwise that may from time to time be in effect, that if a Covered Person acquires knowledge of a potential transaction which may constitute a corporate opportunity for both (a) the Covered Person outside of his or her capacity as a member of the Board and (b) the Company, then the Covered Person shall not have any duty to offer or communicate information regarding such corporate opportunity to us, and we renounced any interest or expectancy in any potential transaction or matter of which the Covered Person acquires knowledge, except for any corporate opportunity which is expressly offered to a Covered Person in writing solely in his or her capacity as a member of the Board, or as expressly agreed otherwise.
Registration Rights
Pursuant to the Investor Rights Agreement, we filed an automatically effective registration statement registering the resale of the Registrable Securities (as defined below) on September 2, 2021. Additionally, pursuant to the Investor Rights Agreement, the Apollo Entities have the right to require us to register a sale of any Registrable Securities held by the Apollo Entities with a dollar value of $100 million or greater. The Apollo Entities are entitled to make up to two registration demands in any rolling twelve-month period, including short form registration demands, that we register such securities for sale under the Securities Act of 1933. We also agreed that the Apollo Entities will have “piggy-back” registration rights to include their Registrable Securities in certain other registration statements filed by us.
For purposes of the Investor Rights Agreement, “Registrable Securities” means shares of our common stock; provided that any Registrable Securities shall cease to be Registrable Securities when (a) a registration statement with respect to the sale of such Registrable Securities has been declared effective under the Securities Act and such Registrable Securities have been disposed of in accordance with the plan of distribution set forth in such registration statement, (b) such Registrable Securities are distributed pursuant to Rule 144 or (c) such Registrable Securities shall have been otherwise transferred and new certificates for them not bearing a legend restricting further transfer under the Securities Act shall have been delivered by us; and provided, further, that any securities that have ceased to be Registrable Securities shall not thereafter become Registrable Securities and any security that is issued or distributed in respect of securities that have ceased to be Registrable Securities is not a Registrable Security.

Pursuant to the Apollo Entities’ registration rights, and as previously reported on Current Reports on Form 8-K filed on January 30, 2023, October 13, 2023 and January 31, 2024, the Apollo Entities sold shares of our common stock in three separate secondary public offerings, a portion of which was purchased by the Company in concurrent share repurchases.
Interests of the Company’s Directors and Executive Officers in the Mergers
In connection with the Mergers, on September 1, 2021, we issued common stock to Tiger Parent as part of the Merger Consideration. The general partner of Tiger Holdings had adopted resolutions prior to the Mergers, pursuant to which, immediately following the effectiveness of the Mergers, all profits interests of Tiger Holdings, all of which were held by certain members of management of Tech Data Corporation, were cancelled and exchanged for the right to receive an aggregate of 1,206,549 shares of our common stock. On September 9, 2021, Tiger Holdings transferred 455,207 shares of that common stock to those management members and placed in an escrow account administered by Tiger GP the other 751,342 shares, which would be distributed to those management members pending satisfaction of certain time-based vesting requirements by them. Fifty percent of the escrowed shares vested one year following the closing date of the Mergers. The remaining fifty percent of the escrowed shares vested two years following the closing date of the Mergers; therefore, during our fiscal year 2023 Tiger Parent transferred a certain number of shares of our common stock to certain of our officers and directors, as indicated below:

Name	Shares (#)	Approximate Value of Shares(1) ($)
Richard Hume	81,194	8,602,504
David Vetter	16,896	1,790,131
Patrick Zammit	35,200	3,729,440
John Henry	3,599	381,314
—————
(1)    Based on the closing price of our common stock on January 22, 2024, $105.95.
MiTAC Transactions Overview
We have a business relationship with MiTAC International Corporation (“MiTAC International”), a publicly-traded company in Taiwan that began in 1992 when it became our primary investor through its affiliates. In September 2013, MiTAC Holdings Corporation (“MiTAC Holdings”) was established through a stock swap from MiTAC International and became a publicly traded company on the Taiwan Stock Exchange. MiTAC International is now a wholly owned subsidiary of MiTAC Holdings. As of January 22, 2024, and as detailed in the table below, MiTAC Holdings and its affiliates (companies listed in the table below) beneficially owned approximately 9.3% of our common stock. Matthew Miau, our Chair Emeritus of the Board and a director, is the Chairman of MiTAC Holdings and a director of MiTAC Holdings’ affiliates.
Until July 31, 2010, we worked with MiTAC Holdings on OEM outsourcing and jointly marketed MiTAC Holdings’ design and electronic manufacturing services and our contract assembly capabilities. On July 31, 2010, MiTAC Holdings purchased certain assets related to the contract assembly business including inventory and customer contracts, primarily related to customers then being jointly serviced by MiTAC Holdings and us. We made payments of $1.0 million and $0.4 million to MiTAC Holdings and its affiliates for reimbursement of rent and overhead costs for facilities used by us during fiscal years ended November 30, 2023 and 2022, respectively.
We purchased inventories and services from MiTAC Holdings and its affiliates totaling $174.1 million and $257.7 million during fiscal years 2023 and 2022, respectively. Our sales to MiTAC Holdings, and its affiliates during fiscal years 2023 and 2022 totaled $12.3 million and $1.3 million, respectively. Most of the purchases and sales in 2023 and 2022 were pursuant to the agreements mentioned under the heading “Agreements with MiTAC Holdings and Affiliates” below.
Our business relationship with MiTAC Holdings and its affiliates has been informal and is not governed by long-term commitments or arrangements with respect to pricing terms, revenue or capacity commitments.

We negotiate pricing and other material terms on a case-by-case basis with MiTAC Holdings and its affiliates. We have adopted a policy requiring that material transactions with MiTAC Holdings or its related parties be approved by the Audit Committee, which is composed solely of independent directors. In addition, Matthew Miau’s compensation was approved by the Nominating and Corporate Governance Committee and will be approved by the Compensation Committee going forward, which are also composed solely of independent directors.
Beneficial Ownership of our Common Stock by MiTAC Holdings
As noted above, MiTAC Holdings and its affiliates in the aggregate beneficially owned approximately 9.3% of our common stock as of January 22, 2024. These shares are owned by the following MiTAC affiliates:

MiTAC Affiliate	Shares (#)
MiTAC Holdings(1)	4,769,980
Synnex Technology International Corporation(2)	3,473,888
Total	8,243,868
—————
(1)    Represents 2,403,229 shares held via MiTAC Holdings, 2,064,649 shares held via MiTAC International, a wholly owned subsidiary of MiTAC Holdings, and 302,102 shares held via Silver Star Developments Ltd., a wholly-owned subsidiary of MiTAC International. Excludes 145,542 shares directly held by Matthew Miau, 217,050 shares indirectly held by Matthew Miau through a charitable remainder trust, and 189,603 shares indirectly held through his wife.
(2)    Synnex Technology International Corp. (“Synnex Technology International”) is a separate entity from us and is a publicly-traded corporation in Taiwan. Shares are held via Peer Development Ltd., a wholly-owned subsidiary of Synnex Technology International. MiTAC Holdings owns a noncontrolling interest of 14.1% in MiTAC Incorporated, a privately-held Taiwanese company, which in turn holds a noncontrolling interest of 15.7% in Synnex Technology International. Neither MiTAC Holdings nor Mr. Miau is affiliated with any person, entity, or entities that hold a majority interest in MiTAC Incorporated.
While the ownership structure of MiTAC Holdings and its affiliates is complex, it has not had a material adverse effect on our business in the past, and we do not expect it to do so in the future.
Synnex Technology International is a separate entity from us and is a publicly-traded corporation in Taiwan that currently provides distribution and fulfillment services to various markets in Asia and Australia, and is also our competitor. Neither MiTAC Holdings nor Synnex Technology International is restricted from competing with us.
Agreements with MiTAC Holdings and Affiliates
We have entered into several additional agreements with affiliates of MiTAC Holdings. These agreements do not constitute contracts or obligations by any party to purchase products or services from the other parties, nor do they restrict our ability to conduct our business, except where so noted below. Accordingly, we do not believe that the termination of any of these agreements would have a material adverse effect on our business. Pursuant to these agreements, the terms for contracted services or purchased products are individually negotiated and, if agreed upon by the parties, such terms are included in a purchase order. In the fiscal year ended November 30, 2023, we paid an aggregate of approximately $174.1 million to MiTAC Holdings and its affiliates, most of which was paid pursuant to the distribution and supply agreements described below.
Distribution Agreement. In April 2009, we entered into a distribution agreement with MiTAC Digital Corp. Pursuant to the agreement, we may purchase certain MiTAC Digital products for distribution in the United States. The agreement had an initial term of one year and automatically renews for subsequent one year terms. The agreement may be terminated without cause by either party upon 90 days prior written notice of termination to the other party.

Logistics Services Agreements. In March 2010, we entered into a logistical services agreement with MiTAC Digital Corp. Pursuant to the agreement, we provide certain reverse logistics services related to products returned by MiTAC Digital’s customers in Canada. The agreement had an initial term of two years and automatically renews for subsequent one year terms. The agreement may be terminated without cause either by the mutual written agreement of the parties or, following the initial two year term, by either party without cause upon 90 days prior written notice of termination to the other party.
Distribution Agreement—Stocking. In October 2006, we entered into a distribution and stocking agreement with MiTAC International. Pursuant to the agreement, we may purchase certain MiTAC International products for distribution in the United States. The agreement had an initial term of one year and automatically renews for subsequent one year terms. The agreement may be terminated without cause either by the mutual written agreement of both parties or by either party without cause upon 30 days prior written notice of termination to the other party.
Manufacturing Supply Agreement. In October 2014, our subsidiary Hyve Solutions Corporation and its affiliates and subsidiaries entered into a manufacturing supply agreement with MiTAC Computing Technology Corporation. Pursuant to the agreement, Hyve Solutions may purchase and use certain MiTAC Computing Technology products to fulfill manufacturing contracts for third party customers worldwide. The agreement had an initial term of one year and automatically renews for subsequent one year terms. The agreement may be terminated without cause by the mutual written agreement of both parties or by either party without cause upon 30 days prior written notice of termination to the other party. During fiscal 2019, we also embarked upon a collaboration with MiTAC Computing Technology Corporation in furtherance of our design and supply program. During fiscal 2022 we ceased the collaboration and are now in the process of finalizing the termination of the agreement and dissolution of the affected entities, but MiTAC Computing Technology Corporation continues to provide support to Hyve Solutions Corporation’s design and supply program under existing agreements.
Logistics Services Agreement. In November 2011, we entered into a logistics services agreement with Getac, Inc., a subsidiary of Getac Technology Corporation, where we provide integration services and pick, pack and ship services for Getac. The agreement had an initial term of two years and automatically renews for subsequent one year terms. The agreement may be terminated without cause by the mutual written agreement of both parties or by either party without cause upon 90 days prior written notice of termination to the other party.
Distribution Agreement. In February 2012, we entered into a distribution agreement with Getac, Inc. Pursuant to the agreement, we may purchase certain Getac products for distribution in the United States and Canada. The agreement has an initial term of one year and automatically renews for subsequent one year terms. The agreement may be terminated without cause by either party upon 30 days prior written notice of termination to the other party.
Strategic Distribution Agreement-Non-Consignment. In January 2018, we entered into a strategic distribution agreement-non-consignment with Getac Video Solutions, Inc., a subsidiary of Getac Technology Corporation. Pursuant to this Agreement, we may purchase certain Getac Video Solutions Products for distribution in the United States and Canada. The agreement had an initial term of one year and automatically renews for subsequent one-year terms. The agreement may be terminated without cause by the mutual written agreement of both parties or by either party without cause upon 30 days prior written notice of termination to the other party.
Letter Agreement. In connection with the Mergers and the Investor Rights Agreement, we entered into a letter agreement (the “Letter Agreement”) with Silver Star Developments Ltd., Peer Developments Ltd., and any of their affiliates that becomes an owner of TD SYNNEX common stock (the “MiTAC Stockholders”). Under the Letter Agreement, we have agreed that, in the event we file a registration statement with respect to an underwritten offering or a shelf registration statement, whether on our own account or otherwise, or we receive an underwritten shelf take-down notice, then the MiTAC Stockholders shall be given notice thereof, and shall be entitled to include in such filings the shares of TD SYNNEX common stock held by them, subject to certain underwriter cutbacks.
Distribution Agreement. In July 2023, we entered into a distribution agreement with MiTAC Computing Technology Corporation. Pursuant to the agreement, we may purchase certain datacenter solution products for distribution in the United States. In September 2023, a parallel distribution agreement was entered into for distribution in certain regions outside of the United States. These agreements have an initial term of one year and automatically renew for subsequent one-year terms. The agreements may be terminated without cause by either party upon 30 days prior written notice of termination to the other party.

Indemnification Agreements
We entered into indemnification agreements with directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also may enter into indemnification agreements with our future directors and executive officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information as of January 22, 2024, the record date, as to shares of our common stock beneficially owned by: (i) each person who is known by us to own beneficially more than 5% of our common stock, (ii) each of our executive officers listed in the 2023 Summary Compensation Table on page 46, (iii) each of our directors and (iv) all of our current directors and executive officers as a group. Unless otherwise stated below, the address of each beneficial owner listed on the table is c/o TD SYNNEX Corporation, 44201 Nobel Drive, Fremont, California 94538. Subsequent to the record date, and as previously reported on a Current Report on Form 8-K filed by us on January 31, 2024, entities managed by affiliates of Apollo Global Management, Inc. sold shares of our common stock, a portion of which were repurchased by the Company in a concurrent share repurchase, which reduced the percentage beneficially owned by such holders in the aggregate to approximately 20% of our outstanding shares immediately following such sale and concurrent repurchase. The percentage of common stock beneficially owned in the table below is based on 89,133,390 shares outstanding as of January 22, 2024.

Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Shares Beneficially Owned(1) (#)	Right To Acquire Beneficial Ownership within 60 days of January 22, 2024(2) (#)	Total (#)	Percentage Beneficially Owned(1)(2) (%)
5% Stockholders:
Entities managed by affiliates of Apollo Global Management, Inc.(3) See note (3) for address	26,153,049	—	26,153,049	29.3
Entities affiliated with MiTAC Holdings Corporation and related parties(4) See note (4) for address	8,796,063	—	8,796,063	9.9
FMR LLC(5) 245 Summer Street Boston, MA 02210	6,034,128	—	6,034,128	6.8
BlackRock, Inc.(6) 50 Hudson Yards New York, NY 10001	4,888,648	—	4,888,648	5.5
Directors and Named Executive Officers:
Fred Breidenbach	18,148	—	18,148	*
Kathleen Crusco	926	—	926	*
Richard Hume	259,363	65,761	325,124	*
Robert Kalsow-Ramos	—	—	—	*
Hau Lee	29,126	—	29,126	*
Matthew Miau(4)(7)	552,195	—	552,195	*
Nayaki Nayyar	6,264	—	6,264	*
Matthew Nord	—	—	—	*
Dennis Polk	134,706	109,847	244,553	*
Claude Pumilia	926	—	926	*
Merline Saintil	4,535	—	4,535	*
Michael Urban	26,386	48,338	74,724	*
Ann Vezina	6,068	—	6,068	*
Marshall Witt	55,046	64,926	119,972	*
Patrick Zammit	144,119	—	144,119	*

Duane Zitzner(8)	28,616	—	28,616	*
All current directors and executive officers as a group (19 persons)	1,392,976	310,220	1,703,196	1.9
—————
*    Amount represents less than 1% of our common stock.
(1)    We have determined beneficial ownership in accordance with the SEC rules. To our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable, and the information contained in the footnotes to this table.
(2)    For purposes of computing the percentage of outstanding shares held by each person or group of persons named above, shares which such person or group has the right to acquire upon exercise of stock options within 60 days of January 22, 2024 are deemed to be outstanding, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person.
(3)    Based on information reported on Amendment No. 6 to Schedule 13D and Form 4 filed with the SEC on January 17, 2024 by Apollo Management Holdings GP, LLC and the other Reporting Persons therein.
The following is based on information reported on Form 4 filed with the SEC on January 17, 2024 by Apollo Management Holdings GP, LLC and the other Reporting Persons therein.
AP IX Tiger Holdings, L.P. (“AP IX Tiger”), AP IX Tiger Co-Invest II, L.P. (“Tiger Co-Invest II”) and AP IX Tiger Co-Invest (ML), L.P. (“Tiger Co-Invest ML”) each hold the shares. AP IX Tiger Co-Invest (ML) GP, LLC (“Tiger Co-Invest ML GP”) is the general partner of Tiger Co-Invest ML. AP IX Tiger Holdings GP, LLC (“AP IX Tiger GP”) is the general partner of AP IX Tiger and Tiger Co-Invest II, and the sole member of Tiger Co-Invest ML GP. Apollo Management IX, L.P. (“Management IX”) is the non-member manager of AP IX Tiger GP. The general partner of Management IX is AIF IX Management, LLC (“AIF IX LLC”). Apollo Management, L.P. (“Apollo LP”) is the sole member and manager of AIF IX LLC. Apollo Management GP, LLC (“Management GP”) is the general partner of Apollo LP. Apollo Management Holdings, L.P. (“Management Holdings”) is the sole member of Management GP. Apollo Management Holdings GP, LLC (“Management Holdings GP”) is the general partner of Management Holdings. Scott Kleinman, Marc Rowan and James Zelter are the managers, as well as executive officers, of Management Holdings GP. Each of the entities listed herein, other than AP IX Tiger, Tiger Co-Invest II and Tiger Co-Invest ML, and each of Messrs. Kleinman, Rowan and Zelter, disclaims beneficial ownership of any shares of the common stock owned of record by AP IX Tiger, Tiger Co-Invest II and Tiger Co-Invest ML, except to the extent of any pecuniary interest therein.
The following is based on information reported on Amendment No. 6 to Schedule 13D filed with the SEC on January 17, 2024 by Tiger Parent Holdings, L.P. (“Tiger Holdings”) and the other Reporting Persons therein.
(a)    AP IX Tiger Holdings, L.P. shares dispositive and voting power as to 16,734,645 of the shares.
(b)    AP IX Tiger Co-Invest II, L.P. shares dispositive and voting power as to 3,602,146 of the shares.
(c)    AP IX Tiger Co-Invest (ML), L.P. shares dispositive and voting power as to 6,189,555 of the shares.
(d)    AP IX Tiger Co-Invest (ML) GP, LLC shares dispositive and voting power as to 6,189,555 of the shares.
(e)    AP IX Tiger Holdings GP, LLC shares dispositive and voting power as to 26,153,049 of the shares.
(f)    Apollo Management IX, L.P. shares dispositive and voting power as to 26,153,049 of the shares.
(g)    AIF IX Management, LLC shares dispositive and voting power as to 26,153,049 of the shares.
(h)    Apollo Management, L.P. shares dispositive and voting power as to 26,153,049 of the shares.

(i)    Apollo Management GP, LLC shares dispositive and voting power as to 26,153,049 of the shares.
(j)    Apollo Management Holdings, L.P. shares dispositive and voting power as to 26,153,049 of the shares.
(k)    Apollo Management Holdings GP, LLC shares dispositive and voting power as to 26,153,049 of the shares.
Tiger Holdings, AP IX Tiger Holdings, L.P. (“AP IX Tiger”), AP IX Tiger Co-Invest, L.P. (“Tiger Co-Invest”), AP IX Tiger Co-Invest II, L.P. (“Tiger Co-Invest II”) and AP IX Tiger Co-Invest (ML), L.P. (“Tiger Co-Invest ML”) each hold the shares. Tiger Parent Holdings GP, LLC (“Tiger GP”) is the general partner of Tiger Holdings. AP IX Tiger is the sole member of Tiger GP. AP IX Tiger Co-Invest (ML) GP, LLC (“Tiger Co-Invest ML GP”) is the general partner of Tiger Co-Invest ML. AP IX Tiger Holdings GP, LLC (“AP IX Tiger GP”) is the general partner of AP IX Tiger, Tiger Co-Invest and Tiger Co-Invest II, and the sole member of Tiger Co-Invest ML GP. Apollo Management IX, L.P. (“Management IX”) is the non- member manager of AP IX Tiger GP. The general partner of Management IX is AIF IX Management, LLC (“AIF IX LLC”). Apollo Management, L.P. (“Apollo LP”) is the sole member and manager of AIF IX LLC. Apollo Management GP, LLC (“Management GP”) is the general partner of Apollo LP. Apollo Management Holdings, L.P. (“Management Holdings”) is the sole member of Management GP. Apollo Management Holdings GP, LLC (“Management Holdings GP”) is the general partner of Management Holdings. Each of the entities listed herein, other than AP IX Tiger, Tiger Co-Invest II and Tiger Co-Invest ML, disclaims beneficial ownership of any shares of the common stock owned of record by AP IX Tiger, Tiger Co-Invest II and Tiger Co-Invest ML, except to the extent of any pecuniary interest therein.
The address of the principal office of Tiger GP, Tiger Co-Invest ML GP, and AP IX Tiger GP is One Manhattanville Road, Suite 201, Purchase, New York 10577. The address of the principal office of Tiger Holdings, AP IX Tiger, Tiger Co-Invest, Tiger Co-Invest II, Tiger Co-Invest ML, Management IX, AIF IX LLC, Apollo LP, Management GP, Management Holdings, and Management Holdings GP is 9 West 57th Street, New York, NY 10019.
(4)    Based on information reported on a Schedule 13G/A filed with the SEC on February 13, 2023 and subsequent Form 4s filed with the SEC on October 23, 2023, the amount includes 2,064,649 shares held by MiTAC International Corporation, 2,403,229 shares held by MiTAC Holdings Corporation, 302,102 shares held by Silver Star Developments Ltd. and 3,473,888 shares held by Peer Developments Ltd. Silver Star Developments Ltd. is a wholly-owned subsidiary of MiTAC International Corporation. MiTAC International Corporation is a wholly owned subsidiary of MiTAC Holdings Corporation. Silver Star Developments Ltd. and MiTAC International Corporation are wholly-owned subsidiaries of MiTAC Holdings Corporation. The principal business office for MiTAC International Corporation, Silver Star Developments Ltd., and MiTAC Holdings Corporation is No. 202 Wenhua 2nd Road, Guishan Dist., Taoyuan City 333, Taiwan (R.O.C.). Peer Developments Ltd. is a wholly-owned subsidiary of Synnex Technology International Corporation. The principal business office for Synnex Technology International Corporation and Peer Developments Ltd. is 4F, No. 75 Sec. 3, Minsheng E. Rd., Zhongshan Dist., Taipei City 104, Taiwan (R.O.C.). Matthew F.C. Miau is the Chairman of the board of directors of MiTAC Holdings Corporation, MiTAC International Corporation and Synnex Technology International Corp. and a director of TD SYNNEX. Each of the reporting persons disclaims membership in a group. The beneficial ownership of the 552,195 shares Matthew F.C. Miau claims, and which is included in the amount reported above, includes 145,542 shares directly held by Mr. Miau, 217,050 shares indirectly held by MASJ Holding Charitable Remainder Trust, and 189,603 shares indirectly held by Mr. Miau’s spouse. In addition, MiTAC Holdings Corporation disclaims beneficial ownership of the 3,473,888 shares directly held by Peer Developments Ltd. and disclaims beneficial ownership of the 552,195 shares held by Mr. Miau. Synnex Technology International Corporation disclaims beneficial ownership of the 4,769,980 shares held by MiTAC Holdings Corporation and disclaims beneficial ownership of the 552,195 shares held by Mr. Miau. Mr. Miau disclaims beneficial ownership of the 4,769,980 shares held by MiTAC Holdings Corporation and disclaims beneficial ownership of the 3,473,888 shares directly held by Peer Developments Ltd.

(5)    Based solely on information reported on a Schedule 13G/A filed with the SEC on February 9, 2023 by FMR LLC, this amount reflects securities beneficially owned, or that may be deemed to be beneficially owned, by FMR LLC, certain of its subsidiaries and affiliates, and other companies. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. FMR reports sole voting power with respect to 6,032,508 shares and sole dispositive power with respect to 6,034,128 shares. Abigail P. Johnson reports sole dispositive power with respect to 6,034,128 shares.
(6)    Based solely on the information reported on a Schedule 13G filed with the SEC on January 31, 2024 by BlackRock, Inc., BlackRock, Inc. has sole voting power with respect to 4,588,139 shares and sole dispositive power with respect to 4,888,648 shares.
(7)    Mr. Miau’s share ownership total includes indirect beneficial ownership of 217,050 shares held by MASJ Holding Charitable Remainder Trust, for which his wife serves as trustee, and 189,603 shares held by his wife.
(8)    Mr. Zitzner’s share ownership total includes indirect beneficial ownership of 3,000 shares held by the Zitzner 1998 Revocable Trust.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
The Compensation Committee has overall responsibility for TD SYNNEX’s executive compensation policies as provided in a written charter adopted by the Board. The Compensation Committee is empowered to review and approve the compensation and related procedures for our executive officers.
The Compensation Discussion and Analysis describes TD SYNNEX’s executive compensation program and reviews compensation decisions for our Chief Executive Officer and Chief Financial Officer, and our three other most highly compensated executive officers, all of whom were serving as of November 30, 2023 (collectively, our Named Executive Officers or “NEOs”). For fiscal year 2023, our NEOs and their respective titles were as follows:

Name	Title
Richard Hume	President and Chief Executive Officer
Dennis Polk	Hyve Solutions Executive
Marshall Witt	Chief Financial Officer
Michael Urban(1)	President, Americas
Patrick Zammit(2)	President, Europe and APJ
(1) Mr. Urban will leave the Company effective March 1, 2024.
(2) Mr. Zammit was promoted to Chief Operating Officer of TD SYNNEX on January 1, 2024.
Executive Summary
Among the Company’s most notable achievements during fiscal year 2023 were completion of major integration efforts and attainment of synergies to which we committed when we announced the Mergers in 2021. The achievement of our primary business priorities and financial objectives help align the Company’s performance with the long-term interests of shareholders.
The Compensation Committee has reviewed both legacy executive compensation programs as well as current market and competitive trends with the support of its independent compensation advisor, Compensia, to implement a progressively more integrated approach to compensation during our fiscal years 2023 and 2024.
Objectives and Philosophy of Our Compensation Program
In June 2017, the Board determined that, consistent with the stockholders’ advisory vote in March 2017, it will include in our proxy materials a stockholder vote on executive compensation every year until the next required stockholder vote on the frequency of stockholder votes concerning executive compensation. At last year’s Annual Meeting, our stockholders approved our executive compensation programs, as disclosed in last year’s proxy statement, in an advisory “say on pay” vote, with 86,312,020 votes cast in favor of approval and approximately 2,611,511 votes cast against. As the Compensation Committee evaluated our compensation principles and policies during fiscal year 2023, it was mindful of this favorable outcome and the stockholders’ strong support of our compensation objectives and compensation programs.
Our compensation philosophy is to pay for performance as well as to offer competitive compensation to attract and retain talented executive officers. Our program is designed to align the interests of our executive officers with those of our stockholders. A significant portion of an executive officer’s total compensation depends on the executive officer's performance relative to operational and financial objectives. We stress a compensation philosophy that is performance-driven, with relatively moderate base salaries, bonuses through our Management Incentive Plan and awards through our long-term incentive equity program that are performance-based, and equity compensation where value depends on stock price performance.
We believe that the compensation of our executive officers should reflect their success as a management team, as well as on an individual basis, in attaining key operating objectives, such as growth of sales, growth of operating earnings and earnings per share, return on invested capital, growth or maintenance of market share, long-term competitive advantage, and, ultimately, an increased market price for our common stock. We believe that the performance of our executive officers in managing TD SYNNEX, considered in light of general economic conditions, our company, our industry, and competitive conditions, should be the basis for determining their overall compensation.

We also believe that their compensation should not be based on the short-term performance of our stock, as we expect the long-term performance of our stock to be reflective of our operating performance and the management of TD SYNNEX by our executive officers. We seek to have the long-term performance of our stock be a predominant factor in our executive compensation.
Competitive compensation is important if we are to attract and retain the talent necessary to lead TD SYNNEX in the competitive and changing business environment in which we operate. In this regard, we are mindful of the median level of compensation of our competitors. We strive for internal equity among co-workers according to job responsibilities, experience, capability, and individual performance. Our executive compensation program impacts all co-workers by setting general levels of compensation and helping to create an environment of goals, rewards and expectations. As we believe the performance of every co-worker is important to our success, we are mindful of the effect that our executive compensation and incentive program has on all of our co-workers.
The differences in compensation among the various executive officers are based primarily upon individual differences in job responsibility, contribution, performance, increase in the global scope of the business and complexity, and demands of understanding, managing and influencing global operations and integrated success. An executive with responsibility over a broader, more difficult or more profitable business unit or corporate division will have potential for greater compensation than an executive with responsibility over a narrower, less complex or less profitable business unit or corporate division.
Our compensation philosophy emphasizing performance permeates total compensation for both executive officers and non-executive co-workers. While we do not have an exact formula for allocating between cash and non-cash compensation, we try to balance long-term equity versus short-term cash compensation and variable compensation versus fixed compensation. As noted above, executive officers who have greater ability to influence the overall performance of TD SYNNEX receive more long-term equity as a percentage of total compensation than non-executive co-workers who have less ability to influence the overall performance of TD SYNNEX. Similarly, performance-related cash compensation for such executive officers as a percentage of total compensation is greater than performance-related cash compensation of non-executive co-workers. The goal is to create a balanced culture of high performance without undue risk assumption.
Our executive compensation program is predominantly variable and performance-based. As an executive’s ability to impact operational performance increases, so does the proportion of at-risk, variable compensation. Target long-term incentive equity opportunity grows proportionately as job responsibilities increase, which encourages our executive officers to focus on TD SYNNEX’s long-term success and aligns with the long-term interests of our shareholders. The graphics below illustrate the mix of fixed and variable compensation, and the annual MIP and long-term incentive equity compensation opportunities we provided to our CEO and other NEOs for fiscal year 2023.

Elements of Our Compensation Program
Last year, following review by our Compensation Committee, we continued a compensation program for executive officers that consists primarily of four components:
(1)    base salary;
(2)    Management Incentive Plan (“MIP”) bonus;

(3)    time-based vesting equity grants; and
(4)    performance-based vesting long-term incentive equity grants (“LTI”).
The compensation elements are usually administered in four cycles. Merit raises for base salaries are generally considered and implemented in the April-May period. Annual equity grants in the form of restricted stock awards or restricted stock units (“RSUs”), other than LTI awards, are generally awarded in the September-October period. Management Incentive Plan bonuses are generally paid in the December-January period and LTI awards in the form of performance-based RSUs are generally granted in the January-February period. However, all of the above elements are reviewed and determined on at least an annual basis by the Compensation Committee.
The components of the compensation program are described as follows:
Base Salary. Base salaries are designed to provide a consistent cash flow throughout the year as compensation for day-to-day responsibilities. Base salaries generally remain near the 25th percentile for the Chief Executive Officer position and near the 50th-75th percentile for the other comparable positions in our peer group.
Base salaries for our executive officers are reviewed, and, if deemed appropriate, adjusted, on an annual basis. Merit increases are based on, among other things, individual performance, any new responsibilities assumed and the overall financial forecast that helps define the ability to provide a merit increase budget for the year. With respect to each executive’s individual performance, we assess the breadth and complexity of the area of responsibility and the individual contributions and seek to quantify the same. Determination of base salary is not made in accordance with a strict formula that measures weighted qualitative and quantitative factors, but rather is based on objective data synthesized to competitive ranges and to internal policies and practices.

The Compensation Committee increased the base salary of the Chief Financial Officer and President, Americas at the start of fiscal year 2023. The Compensation Committee also increased the base salary of the Chief Executive Officer at the start of fiscal year 2023; the Chief Executive Officer requested due to certain industry conditions at the time that he forgo the increase to his base salary starting March 2023.
Management Incentive Plan. The MIP cash bonuses reward individuals for achieving financial goals, in keeping with a performance-driven environment conducive to increasing stockholder value. Bonuses granted to executive officers under our MIP are determined by the Compensation Committee based upon quantitative considerations. The Compensation Committee establishes in writing specific performance goals for each participant, which must be achieved in order for an award to be earned under our MIP for that fiscal year. According to the terms of the MIP, performance goals may be based upon any one or more of the following: net income per share, revenue, cash flow, earnings per share, return on equity, total stockholder return, share price performance, return on capital, return on assets or net assets, income or net income, operating income or net operating income, operating profit or net operating profit, operating margin or profit margin, return on operating revenue, return on invested capital, sales productivity, sales growth, market segment share or similar financial performance measures as may be determined by the Compensation Committee. The Compensation Committee sets reasonably stringent minimum Management Incentive Plan hurdles and performance metrics. The Compensation Committee is also authorized to recoup any bonuses or portion thereof to mitigate the potential for undue risk assumption. We believe that our integrated MIP directly links pay to the scope and impact of each job, offers programs and practices that keep pace with the changing needs of the business, and maintains a fair, equitable and global framework that allows for regional differences.

The selected performance measures and weightings for MIP bonuses to the NEOs for fiscal year 2023 were as follows:

Name	Worldwide Non-GAAP Net Income (%)	Worldwide Next Gen Direct Contribution Margin (%)	Regional Non-GAAP Operating Income (%)	Business Unit Non-GAAP Net Income (%)	Regional Return on Working Capital (%)	Worldwide or Business Unit Return on Invested Capital (%)
Richard Hume	60	20	—	—	—	20
Marshall Witt	60	20	—	—	—	20
Dennis Polk	—	—	—	60	—	40
Michael Urban	30	20	30	—	20	—
Patrick Zammit	30	20	30	—	20	—
A set of financial metrics, based on the executive’s role and, as applicable, region or business unit, drives what the executive earns as part of the Management Incentive Plan. The final payout an executive officer earns is based on the performance with respect to each metric. There is a payout “acceleration curve” that applies to each metric. We must achieve at least 70% of the metric to trigger any payout. A 70% achievement will mean a 30% payout for that metric. If we meet the performance metric target, then the executive will earn a 100% payout for that metric. If we overachieve on a metric, the executive officer could earn up to 200% of the payout, depending on the degree of over achievement. At 101%, the payout would be 110%.
The MIP bonus for each NEO generally is based upon a certain percentage of the NEO’s annual base salary for the applicable fiscal year. With respect to Mr. Polk’s bonus, the amount of the target is equal to $800,000, as stated in Mr. Polk’s January 2023 amended offer letter. In the event that the minimum threshold performance target is met, then our executive officers receive a bonus based on the following approximate percentage of base salary for fiscal year 2023, as applicable:

Name	Minimum Payment (if Threshold is Met) as Percentage of Base Salary(1)(%)	Target Payment as Percentage of Base Salary(1)(%)	Maximum Payment as Percentage of Base Salary(1)(%)
Richard Hume	75.0	250.0	500.0(2)
Marshall Witt	37.5	125.0	250.0
Dennis Polk	30.0	100.0	200.0
Michael Urban	52.5	175.0	350.0
Patrick Zammit	37.5	125.0	250.0
——————
(1)    The applicable base salary is each officer’s then-current base salary at the end of the fiscal year.
(2)    Management Incentive Plan maximum payout is capped at $3.5 million.

Our fiscal year 2023 MIP targets related to financial metrics that we publicly report, the attainment of these target metrics, the over/under attainment percentage and the payout percentage for our NEOs were:

Performance Measure	Fiscal 2023 Target (currency in millions)	Fiscal 2023 Attainment	Fiscal 2023 Attainment	Fiscal 2023 Bonus Payout
Worldwide Non-GAAP Net Income	$1,088	$1,054	97%	97%
Worldwide Return on Invested Capital	10.4%	10.1%	97%	97%
The above performance targets are tied directly to our financial results in relation to our annual operating plan for fiscal year 2023. The Compensation Committee certified the above achievement levels after the completion of fiscal year 2023. Performance targets and achievement levels for purposes of the MIP were calculated using non-GAAP measures as described more fully in Appendix A of this Proxy Statement, where we also have included reconciliations to GAAP.
For the fiscal year ended November 30, 2023, the following NEOs received the following bonuses:

Name	Total MIP Bonus Payment ($)	Amount Attributable to Worldwide Non-GAAP Net Income ($)	Amount Attributable to Worldwide Next Gen Direct CM ($)	Amount Attributable to Regional Non-GAAP Operating Income ($)	Amount Attributable to Business Unit Non-GAAP Net Income ($)	Amount Attributable to Regional Return on Working Capital ($)	Amount Attributable to Worldwide or Business Unit Return on Invested Capital ($)
Richard Hume	2,486,400	1,396,800	624,000	—	—	—	465,600
Marshall Witt	730,380	410,310	183,300	—	—	—	136,770
Dennis Polk	1,600,000	—	—	—	960,000	—	640,000
Michael Urban	978,223	350,225	312,916	174,029	—	141,053	—
Patrick Zammit	572,507	196,184	175,285	97,485	—	103,553	—

Equity Grants. Long-term incentives involve time-based vesting equity grants and performance-based vesting grants, including restricted stock awards and RSUs. The Compensation Committee believes that the long-term incentive equity program ties executive compensation to long-term business performance and also aligns total compensation closer to the market comparatives in value and in form. The Compensation Committee grants equity incentives to our NEOs under our shareholder-approved 2020 Stock Incentive Plan.
Equity grants are based on a number of considerations. The Compensation Committee considered the following principal elements:
•corporate performance;
•dilution to stockholders;
•related expense to our company;
•job responsibilities and past performance of the executive officer;
•likely future contributions by the executive officer;
•potential reward to the executive officer if the stock price appreciates in the public market;

•management tier classification;
•equity grants made by competitors; and
•existing vested and unvested equity holdings.
Determination of equity grant amounts is based on objective data synthesized to competitive ranges and to internal policies and practices, including an overall review of both co-worker and corporate performance and the value of equity grants of comparable officers at comparable companies. We evaluate our corporate performance objective primarily by our financial performance, including growth, return on equity, ROIC, and diluted earnings per share, or EPS. Equity grants may also be made to new executive officers upon commencement of employment and, on occasion, to executive officers in connection with a significant change in job responsibility.
To further ensure that the long-term interests of executive officers are closely aligned with those of stockholders, we request that all of our executive officers, except our President and Chief Executive Officer, hold an equity position in TD SYNNEX of the lesser of the following: (1) at least two times annual base salary or (2) $1,000,000. This equity position can be satisfied by holding shares of common stock, whether vested or unvested, or vested in-the-money stock options. With respect to our President and Chief Executive Officer, we request that he hold an equity position in TD SYNNEX of the lesser of the following: (1) at least two times the sum of annual base salary plus target bonus as in effect from time to time or (2) $2,000,000. Stock ownership for our President and Chief Executive Officer includes common stock owned personally or in trust for his benefit but does not include unvested restricted stock or stock units, or stock options that are not vested and in-the-money. Performance-based RSUs are not included in the calculation for any executive officer.
In addition, to avoid any impropriety or even the appearance of such, the Compensation Committee in most cases times the equity grants to be valued only during open trading windows. If the date of an equity grant falls within a trading black-out period, then the effective grant date is upon the expiration of the third trading day after the trading black-out period ends. The exception to this standard procedure is the granting of long-term incentive RSUs, as discussed below, which are valued as of the first business day of the fiscal year. In addition, annual equity grants to executive officers are generally awarded each year in the September-October period. As part of our harmonization of legacy SYNNEX and legacy Tech Data equity programs, we continue to review certain aspects of our equity grant process for implementation during fiscal year 2024.
Time-Based, Long-Term Equity Incentives. The value of the annual time-based vesting equity incentive award is set as a percentage of target total cash compensation. The awards generally vest over three years, with one-third vesting on each of the first three grant date anniversaries. The time-based vesting element of the awards enables executives to focus on long-term goals. The size of the fiscal year 2023 annual equity grant as a percentage of target total cash compensation for each NEO was determined by the Compensation Committee based upon effectiveness of each NEO’s performance in the prior year, as well as an analysis of target total cash and direct compensation compared to the peer group.
For fiscal year 2023, the NEOs were granted time-based vesting restricted stock or restricted stock unit awards as follows:

	Number of RSAs or RSUs granted (#)	Value of RSAs or RSUs ($)
Richard Hume	44,859	4,349,977
Marshall Witt	7,424	719,905
Dennis Polk	7,218	699,929
Michael Urban	8,049	780,512
Patrick Zammit	8,353	809,990

Performance-Based, Long-Term Equity Incentives. Our annual long-term incentive (“LTI”) program implemented through our 2020 Stock Incentive Plan is designed to provide long-term retention incentives to our executive officers and to create an alignment between the interests of our executive officers with those of our stockholders because appreciation in the stock price of our shares will benefit both our executive officers and our stockholders. Under the 2020 Stock Incentive Plan, the Compensation Committee may grant LTI awards that require, as a condition to vesting, the attainment of one or more performance targets specified by the Compensation Committee from the list of possible financial and operational performance metrics specified in the 2020 Stock Incentive Plan.
The Compensation Committee considers LTI program awards during the meeting held following the end of a fiscal year. The RSUs vest based upon (1) achievement, on a cumulative basis, of the applicable minimum threshold financial performance measure based on a formula derived from non-GAAP diluted EPS target performance (“non-GAAP diluted EPS formula”) and (2) the achievement of adjusted ROIC target performance, with performance metrics measured over a 3-year period ending November 30. The minimum threshold non-GAAP diluted EPS formula percentage is 75% and the maximum target performance percentage is 166.7% for all executive officers.
The actual number of performance-based RSUs that will vest, if the applicable minimum threshold non-GAAP diluted EPS formula percentage is met, will be determined, on a sliding scale based on the non-GAAP diluted EPS formula performance percentage actually achieved. This amount is then adjusted by the percentage increase or decrease corresponding with our performance as measured by the adjusted ROIC performance percentage, provided that in no event will an executive officer be entitled to receive more than the maximum award (as set forth in table below). To the extent that we fail to meet our performance targets for the 3-year period, then that portion of the shares underlying the performance-based RSUs are canceled and do not vest, regardless of the adjusted ROIC performance percentage. If, for example, we achieve 75% of the Non-GAAP EPS Formula target and achieve adjusted ROIC performance at target, then our executive officers would receive 50% of the targeted shares. Similarly, if we achieve 166.67% of non-GAAP diluted EPS Formula target and achieve adjusted ROIC performance at target, then our executive officers would receive 200% of the targeted shares.
Executive officers were granted 100% of the target award with the ability to receive up to 200% of the target award if goals are exceeded. If the minimum performance threshold is not met, however, then the portion of the granted award will be fully forfeited.
For fiscal year 2023 for the LTI Program, based upon the per share price on the first business day of fiscal year 2023 (December 1, 2022) of $102.80, the executive officers were granted performance-based RSUs as follows:

	RSUs vesting at 200% target performance (#)	LTIs at maximum award of 200% of target award ($)	RSUs vesting at 100% target performance (#)	LTIs at 100% target performance ($)	RSUs vesting at 75% of target performance (represents 50% of target award) (#)	LTIs at 75% target performance (represents 50% of target award) ($)
Richard Hume	29,182	2,999,910	14,591	1,499,955	7,295	749,926
Marshall Witt	9,338	959,946	4,669	479,973	2,334	239,935
Michael Urban	10,124	1,040,747	5,062	520,374	2,531	260,187
Patrick Zammit	10,504	1,079,811	5,252	539,906	2,626	269,953

In addition, the vesting of the LTI awards is contingent upon the NEO remaining employed by us on the date of vesting. Mr. Polk did not participate in the 2023-2025 LTI program, in accordance with the description of his compensation in his employment agreement.
In considering the appropriate performance metric for the LTI awards for fiscal year 2023, the Compensation Committee, with the assistance of senior management, concluded that applicable non-GAAP diluted EPS and adjusted ROIC performance metrics be the same for all executive officers. The Compensation Committee also considered the aggregate projected cost of the equity grants to the executive officers under FASB ASC Topic 718.

Our non-GAAP diluted EPS for the three-year performance period ended November 30, 2023 was $32.60, and our adjusted ROIC for the three-year performance period ended November 30, 2023 was 11.74%. Therefore, for the fiscal pre-Mergers 2021 LTI grant with the performance period ended November 30, 2023, the performance-based RSUs settled and vested based upon achievement of performance goals as follows:

	RSUs at 100% target performance (#)	LTIs at 100% target performance* ($)	Achievement of target (%)	RSUs vesting upon achievement of performance goals (#)
Marshall Witt	2,740	208,295	146	4,009
Dennis Polk	7,947	604,131	146	11,630
Michael Urban	4,823	366,644	146	7,058
*Based on closing stock price on December 1, 2020 of $76.02.
With respect to both our equity grants and the LTI program, the Compensation Committee considers at least annually whether to approve specific long-term equity awards based on the recommendations of our President and Chief Executive Officer (except with respect to his own awards). When determining awards, the Compensation Committee considers factors such as the individual’s position with us, their prior and expected future performance and responsibilities, our retention and succession needs, and the long-term incentive award levels for comparable executives and key co-workers at companies that compete with us for executive and managerial talent. The Compensation Committee also considers the total value of equity awards previously granted and the existing equity ownership of each executive officer when determining restricted stock award levels, with particular attention paid to the value of unvested awards. In addition, the Compensation Committee considers the potential dilution and accounting costs of long-term equity awards as compared to those granted at other publicly traded companies that compete with us for business and executive talent. The 2020 Stock Incentive Plan does not state a formulaic method for weighing these factors, nor does the Compensation Committee employ one.
Deferred Compensation Plan. Our deferred compensation plan permits designated co-workers to accumulate income for retirement and other personal financial goals by deferring present income through a nonqualified plan. Our deferred compensation plan became effective on January 1, 1994 and was amended on January 7, 2008 to conform with changes required by Section 409A of the Code. Currently, none of our executive officers participate in this plan.
Benefits, Perquisites and Other. Other benefits to our executive officers include medical, dental and life insurance, as well as 401(k) plan participation. These benefits are generally available to all our co-workers.
Executive Compensation by TD SYNNEX for the Named Executive Officers
President and Chief Executive Officer. Richard Hume is our President and Chief Executive Officer and has served in this capacity since September 1, 2021. Mr. Hume’s base salary was $990,277 in fiscal year 2023. Mr. Hume also received a bonus of $2,486,400 under our Management Incentive Plan, a grant of 44,859 time-based RSUs, and a grant of 14,591 performance-based RSUs. Some of the primary factors affecting Mr. Hume’s compensation include, among other things, our combined company performance during fiscal year 2023 compared to our pre-established financial goals, comparative compensation of competitor companies, his contribution to the Mergers and related integration, his responsibility for the strategy of our Company, and his overall leadership responsibility of our Company.
Chief Financial Officer. Marshall Witt has served as our Chief Financial Officer since April 2013. Mr. Witt’s annual base salary was $565,773 in fiscal year 2023. For fiscal year 2023, Mr. Witt also received a bonus of $730,380 under our Management Incentive Plan, a restricted stock award of 7,424 shares, and a grant of 4,669 performance-based RSUs. Some of the primary factors affecting Mr. Witt’s compensation include, among other things, our performance toward our pre-established financial goals, his contribution to the overall leadership of our Company, his contribution to the Mergers effort and related integration, and his leadership of the worldwide finance organization.

Hyve Solutions Executive. Dennis Polk is a member of our Company’s Executive Leadership Team and is our Hyve Solutions Executive. Mr. Polk served as the Company’s Executive Chair of the Board from September 2021 to August 2023. He is also a Director and has served in this capacity since February 2012. Mr. Polk previously served as President and Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Senior Vice President of Corporate Finance since joining us in February 2002. Mr. Polk’s annual base salary was $803,077 in fiscal year 2023. Mr. Polk also received a bonus of $1,600,000 under our Management Incentive Plan and a restricted stock award of 7,218 shares. Some of the primary factors affecting Mr. Polk’s compensation include, among other things, our fiscal year 2023 financial performance that exceeded our pre-established financial goals, comparative compensation of competitor companies, his participation on our leadership team and his responsibilities related to our Hyve Solutions business.
President, Americas. Michael Urban has served as our President, Americas since September 2021 and, pre-Mergers served as our President, Worldwide Technology Solutions Distribution since February 2019. Mr. Urban is responsible for our Americas distribution business and Global Service business. Mr. Urban’s base salary was $689,418 in fiscal year 2023. For fiscal year 2023, Mr. Urban also received a bonus of $978,223 under our Management Incentive Plan, a restricted stock award of 8,049 shares, and a grant of 5,062 performance-based RSUs. Some of the primary factors affecting Mr. Urban’s compensation include, among other things, our performance toward our pre-established financial goals, his contribution to the overall leadership of our Company, and his leadership in the merger of SYNNEX and Tech Data since day one and related integration.
Chief Operating Officer (Former President, Europe and APJ). Patrick Zammit has served as our Chief Operating Officer since January 2024. He previously served as our President, Europe and APJ from September 2021 to December 2023. Mr. Zammit’s base salary was $539,338 in fiscal year 2023 and he received a bonus of $572,507 under our Management Incentive Plan, both using a weighted average Euro-to-Dollar exchange rate for the twelve months ended November 30, 2023. Mr. Zammit also received a grant of 8,353 time-based RSUs, and a grant of 5,252 performance-based RSUs. Some of the primary factors affecting Mr. Zammit’s compensation include, among other things, our performance toward our pre-established financial goals, his contribution to the overall leadership of our Company, and his leadership of the Europe and APJ distribution function of our Company.
Risk Assessment of Our Compensation Program
We have assessed our compensation programs and have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on our company. The risk assessment process included a review of program policies and practices; program analysis to identify risk and risk control related to the programs; and determinations as to the sufficiency of risk identification, the balance of potential risk to potential reward, risk control and the support of the program and their risks to our company strategy. Although we reviewed all compensation programs, we focused primarily on the programs with variability of payout, with the ability of an executive officer to directly affect payout and the controls on executive officer action and payout. By way of examples, we reviewed our compensation programs for certain design features that have been identified by experts as having the potential to encourage excessive risk-taking, including:
•too much focus on equity;
•compensation mix overly weighted toward annual incentives;
•highly leveraged payout curve and uncapped payouts;
•unreasonable goals or thresholds; and
•steep payout cliffs at certain performance level that may encourage short-term business decisions to meet payout thresholds.
We are satisfied that these potential pitfalls have been avoided or mitigated, as listed below. We continue to monitor our compensation programs and reserve the right to adjust them as we judge necessary to avoid creating undue risk.
In addition, we have internal controls over financial reporting and the measurement and calculation of compensation goals, and other financial, operational, and compliance policies and practices that are designed to keep our compensation programs from being susceptible to manipulation by any employee, including our executive officers.

Other risk-mitigating factors considered by the Compensation Committee include the following:
•the use of different types of compensation that provide a balance of short-term and long-term incentives with fixed and variable components;
•our minimum equity holding guidelines;
•our recoupment policy which, in the event of a restatement of our financial results, requires the Compensation Committee to seek to recover excess incentive-based compensation;
•our Insider Trading Policy prohibits our directors, officers, and all other co-workers from entering into hedging or monetization transactions with respect to our securities;
•caps on performance-based awards to limit windfalls;
•every executive officer must obtain permission from our Legal Department before the sale of any shares of our common stock, even during an open trading window;
•our prohibition of trading our securities on a short-term basis, on margin, or in a short sale transaction;
•our policy against buying or selling puts or calls on our common stock;
•our Code of Conduct; and
•the Compensation Committee’s consideration of ethical behavior as integral in assessing the performance of all executive officers.
Ultimately, our incentive compensation is designed to reward executive officers for committing to and delivering goals that are intended to be challenging yet provide them a reasonable opportunity to reach the threshold amount, while requiring meaningful growth to reach the target level and substantial growth to reach the maximum level. The amount of growth required to reach the maximum level of compensation is developed within the context of the normal business planning cycle and, while difficult to achieve, is not viewed to be at such an aggressive level that it would induce our executive officers to take inappropriate risks that could threaten our financial and operating stability.

What We Do	What We Do Not Do
Provide an annual bonus that is a significant portion of total direct compensation and that is performance-based and not guaranteed	No repricing of underwater stock options
Mitigate undue risk in compensation programs	No tax gross-ups related to change in control
Maintain equity ownership guidelines for executives	No significant perquisites
Provide reasonable post-employment and change in control protection to executives	No hedging and pledging of Company securities by directors and executive officers
Use an independent compensation consultant who does not provide other services to the Company
Maintain a recoupment policy which requires us to seek the repayment of performance-based compensation in the event of a restatement of the Company’s financial results

Tax Deductibility Considerations
Section 162(m) of the Code, as amended by the Tax Cuts and Jobs Act of 2017, generally disallows a deduction for federal tax purposes to any publicly traded corporation for any remuneration in excess of $1,000,000 paid in any taxable year to its chief executive officer, chief financial officer and other covered employees who are among the most highly compensated executive officers. While we consider the deductibility of awards in determining executive compensation, we also reserve the Compensation Committee’s flexibility to provide one or more covered executive officers with the opportunity to earn compensation that is nondeductible under Section 162(m) when the Compensation Committee believes that such compensation is appropriate to attract and retain executive talent.
Compensation Committee
The Compensation Committee has overall responsibility for our executive compensation policies as provided in a written charter adopted by the Board. The Compensation Committee is empowered to review and approve the annual compensation and compensation procedures for our executive officers. The Compensation Committee does not delegate any of its functions to others in setting compensation.
Compensation Consultant and Peer Group Analysis. To assist in this process, the Compensation Committee retained the services of Compensia, Inc. as its compensation consultant during fiscal year 2023. Compensia reported directly to the Compensation Committee and the Compensation Committee directly approved Compensia’s fees. Management had no role in the selection of the compensation consultant. The Compensation Committee retained the services of Compensia to outline executive compensation trends and developments, review and analyze TD SYNNEX’s executive compensation philosophy and programs, and provide summary of findings and considerations for use in fiscal year 2023. The Compensation Committee also retained Compensia to review non-executive director compensation. Neither TD SYNNEX nor the Compensation Committee engaged any compensation consultants during fiscal year 2023 whose fees exceeded $120,000. The Compensation Committee believes that Compensia’s advice was independent of management, and Compensia has certified the same in writing, and benefited our company and stockholders. In reaching this conclusion, the Compensation Committee considered all factors relevant to Compensia’s independence from management, including factors suggested by the New York Stock Exchange in its rules related to compensation advisor independence.
Compensia provided the Compensation Committee with a review of the overall compensation climate in the United States, best practices, and trends specific to our industry. Compensia provided analyses of base salaries, bonuses, long-term incentives and benefit practices of comparable peer companies. Compensia’s work did not raise any conflict of interest.
The following comparable technology distribution, electronic manufacturing services, IT consulting, and other peer companies were used in our competitive benchmarking for fiscal year 2023 executive compensation.
Arrow Electronics, Inc.
Avnet, Inc.
Cardinal Health, Inc.
CDW Corporation
DXC Technology Company
Hewlett Packard Enterprise Company
Insight Enterprises, Inc.
Jabil Inc.
Western Digital Corporation
Beginning with its determination of fiscal year 2024 executive compensation, the Compensation Committee has added Flex, Ltd. to the compensation peer group.
In addition to talking to members of the Compensation Committee, Compensia also contacted certain of our executive officers and other co-workers in our human resources department to obtain historical data and insight into previous compensation practices. The Compensation Committee took information provided by Compensia into consideration when setting executive compensation for fiscal years 2021, 2022 and 2023.

Tally Sheets and the Role of President and Chief Executive Officer. In fiscal year 2023, the Compensation Committee continued the practice of reviewing the total remuneration of the executive officers using summary tables, or tally sheets. These tally sheets allowed the Compensation Committee to undertake a comprehensive review across all forms of compensation, and to understand the effect that changing profit and stock price scenarios could have on such remuneration forms.
Our President and Chief Executive Officer also made recommendations to the Compensation Committee as to the compensation of the other named executive officers. The Compensation Committee can accept or adjust such recommendations for these officers. However, in general, the Compensation Committee considered the recommendations of our President and Chief Executive Officer, the named executive officer’s role, responsibilities and performance during the past year, and the amount of compensation paid to named executive officers in similar positions at comparable companies. These recommendations were considered in relation to annual performance reviews and played an important role in the compensation determinations by the Compensation Committee. For our President and Chief Executive Officer, the Compensation Committee solely determined the compensation of the President and Chief Executive Officer based on competitive benchmarking provided by Compensia.
In general, we believe that the current executive compensation program meets the objectives of rewarding executive officers for measurable results in meeting and exceeding goals.
Compensation Committee Report
The following report of the Compensation Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by TD SYNNEX under the Securities Act of 1933 or the Securities Exchange Act of 1934.
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with TD SYNNEX’s management. Based on this review and these discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in TD SYNNEX’s proxy statement on Schedule 14A and incorporated by reference into its Annual Report on Form 10-K for the fiscal year ended November 30, 2023.
Respectfully submitted by the members of the Compensation Committee of the Board:
Mr. Hau Lee, Chair
Mr. Fred Breidenbach
Ms. Nayaki Nayyar

2023 Summary Compensation Table
The table includes our principal executive officer, our principal financial officer, and the three highest compensated executive officers other than the principal executive officer and principal financial officer at the end of fiscal year 2023.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)(3)	Option Awards($)(2)	Non-equity Incentive Plan Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total($)
Richard Hume President and Chief Executive Officer(6)	2023	990,277	—	5,759,614	—	2,486,400	18,343(7)	9,254,634
	2022	960,000	—	2,249,948	2,099,993	2,179,104	9,150	7,498,195
	2021	258,462	—	1,539,935	2,099,965	2,496,000	3,135,000(8)	9,529,362
Marshall Witt Chief Financial Officer	2023	565,773	—	1,170,977	—	730,380	46,092(10)	2,513,222
	2022	512,500	139,599	962,272	—	697,994	35,111	2,347,476
	2021	502,212	150,000	2,616,361(9)	714,959	960,938	20,802	4,965,272
Dennis Polk Hyve Solutions Executive(11)	2023	803,077	—	699,929	—	1,600,000	48,716(12)	3,151,722
	2022	743,125	—	1,033,226	333,314	1,974,813	113,573	4,198,051
	2021	735,457	581,000	9,368,964(9)	3,159,964	2,786,719	71,933	16,704,037
Michael Urban President, Americas	2023	689,418	—	1,269,551	—	978,223	43,661(13)	2,980,853
	2022	562,692	330,000	1,207,061	—	1,011,297	31,699	3,142,749
	2021	557,933	225,000	1,878,160(9)	1,019,960	1,691,250	10,336	5,382,639
Patrick Zammit President, Europe and APJ(14)	2023	539,338	—	1,317,386	—	572,507	193,786(15)	2,623,017
	2022	530,062	—	1,520,432	—	553,032	194,516	2,798,042
	2021	145,021	—	0	—	1,108,235	1,099,129(16)	2,352,385
—————
(1)    Amounts in this column in fiscal year 2022 represent a special cash bonus paid in support of integration efforts related to the Mergers. Amounts in this column in fiscal year 2021 represent the special cash bonus paid in special recognition of the effort and work related to the Mergers and integration work related to the Mergers.
(2)    Amounts listed in these columns represent the grant date fair value of stock awards and option awards recognized by us under FASB ASC Topic 718, disregarding estimated forfeitures, rather than amounts realized by the named individuals. For valuation assumptions used to calculate the fair value of our stock and option awards, see Note 5 “Share-Based Compensation” included in our Annual Report on Form 10-K for the fiscal year ended November 30, 2023.
(3)    Performance-based RSUs granted under our LTI program provide an opportunity for co-workers to receive common stock if a performance measure is met for the three-year or two-year performance period. If the minimum performance measure is not met, no award is earned. If at least the minimum performance measure is attained, awards can range from 50% to 200% of the target number of shares underlying the performance-based RSUs. The amounts in the table above reflect the aggregate grant date fair values at the target number of the performance-based RSUs granted under our LTI program described in the 2023 Summary Compensation Table Narrative on page 49, calculated in accordance with accounting guidance. Messrs. Hume and Zammit did not participate in our LTI program for fiscal year 2021 due to their joining our company in September 2021 and their continued participation in legacy Tech Data compensation programs. Messrs. Hume and Polk did not participate in the fiscal year 2022 LTI program, and Mr. Polk did not participate in the fiscal year 2023 LTI program.

If our performance results in a future payout of the performance-based RSUs at the maximum level, the grant date fair value of the performance-based RSUs would have been as follows:

NEO	Fiscal Year 2023 (3-Year LTI) ($)	Fiscal Year 2022 (3-Year LTI) ($)	Fiscal Year 2021 (2 Year LTI) ($)	Fiscal Year 2021 (3-Year LTI) ($)
Mr. Hume	2,819,273	—	—	—
Mr. Witt	902,144	484,649	416,590	416,590
Mr. Polk	—	—	1,208,262	1,208,262
Mr. Urban	978,080	853,034	733,289	733,289
Mr. Zammit	1,014,791	892,147	—	—
The aggregate grant date fair value of the stock awards granted (including performance-based RSUs at the maximum attainment level and restricted stock awards and restricted stock units) would have been as follows:

NEO	Fiscal Year 2023 ($)	Fiscal Year 2022 ($)
Mr. Hume	7,169,250	2,249,948
Mr. Witt	1,622,049	1,204,597
Mr. Polk	699,929	1,033,226
Mr. Urban	1,758,591	1,633,578
Mr. Zammit	1,824,782	1,966,505
For additional information on grant date fair value and estimated future payouts of stock awards, see the 2023 Grants of Plan-Based Awards table on page 49, and to see the value of stock awards actually realized by the named executive officers in fiscal year 2023, see the 2023 Option Exercises and Stock Vested table on page 54.
(4)    For each fiscal year, amounts in this column represent performance-based bonus awards under the Management Incentive Plan earned in that fiscal year, but paid in the subsequent fiscal year, as described in the Compensation Discussion and Analysis beginning on page 34.
(5)    Amounts in this column represent all other additional compensation for fiscal year 2023 required by SEC rules to be separately quantified. The dividend amounts in this column represent the dollar value of dividends paid during the fiscal year ended November 30, 2023 (as part of a dividend paid to all of our stockholders) on unvested restricted stock awards; such dividends were not factored into the grant date fair value of stock awards required to be reported in the stock awards column of the table.
(6)    Mr. Hume became our President and Chief Executive Officer on September 1, 2021 and had served as President and Chief Executive Officer of Tech Data prior to that during the periods set forth in this table.
(7)    For Mr. Hume, Company contributions to the 401(k) retirement savings plan of $9,900 and a taxable prize of $5,121, and tax gross-up payments of $3,322.
(8)    For Mr. Hume, Company contributions of $20,000 to the legacy Tech Data Executive Choice Plan and long-term incentive cash award of $3,115,000 paid by the Company, granted pre-Mergers by legacy Tech Data and, triggered by the change of control of legacy Tech Data on September 1, 2021 due to the Mergers.
(9)    Due to the Company’s pending spin-off of the Concentrix business in December 2020, for our fiscal year ended November 30, 2020, annual equity grants to co-workers, including executive officers, were structured so that the co-workers had no vested right to underlying equity before January 2021, although they received service credit from October 2020. Therefore, these annual equity grants were not included in the Summary Compensation Table for fiscal 2020, but they are included in the Summary Compensation Table for fiscal 2021.
(10)    For Mr. Witt, Company contributions to the 401(k) retirement savings plan of $9,900 and dividend payments on unvested RSAs of $36,192.

(11)    Mr. Polk is our Hyve Solutions Executive. He was our President and Chief Executive Officer from March 1, 2018 until September 1, 2021 and was Executive Chair from September 1, 2021 to August 31, 2023.
(12)    For Mr. Polk, Company contributions to the 401(k) retirement savings plan of $9,900 and dividend payments on unvested RSAs of $38,816.
(13)    For Mr. Urban, Company contributions to the 401(k) retirement savings plan of $9,900 taxable prizes of $3,967, tax gross-up payments of $2,574, and dividend payments on unvested RSAs of $27,220.
(14)    Mr. Zammit became President, Europe and APJ on September 1, 2021 and had served as President, Europe of Tech Data prior to that during the periods set forth in this table. He was appointed our Chief Operating Officer effective as of January 1, 2024. The dollar value of Mr. Zammit’s compensation has been calculated using a weighted average Euro-to-Dollar exchange rate.
(15)    For Mr. Zammit, this amount is comprised of the Company’s contribution to a French retirement insurance program on behalf of Mr. Zammit in the amount of $47,127; premium payments by the Company to a third-party administrator for a retirement arrangement in Belgium in the amount of $115,767; $23,299 for use of a Company-provided vehicle; $1,005 of medical/hospitalization insurance; $6,330 fees paid to service provider for services related to Mr. Zammit’s tax returns and equity related matters; and $258 for travel insurance.
(16)    For Mr. Zammit, this amount is comprised of the Company’s contribution to a French retirement insurance program on behalf of Mr. Zammit in the amount of $12,638; premium payments by the Company to a third-party administrator for a retirement arrangement in Belgium in the amount of $31,128; $6,265 for use of a Company-provided vehicle; $540 of medical/hospitalization insurance, and long-term incentive cash award of $1,048,558 paid by the Company, granted pre-Mergers by legacy Tech Data and triggered by the change of control of legacy Tech Data on September 1, 2021 due to the Mergers.

2023 Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Richard Hume	1/3/23	720,000	2,400,000	3,500,000	7,295	14,591	29,182	—	—	—	1,409,637
	10/3/23	—	—	—	—	—	—	44,859	—	—	4,349,977
Marshall Witt	1/3/23	211,500	705,000	1,410,000	2,334	4,669	9,338	—	—	—	451,072
	10/3/23	—	—	—	—	—	—	7,424	—	—	719,905
Dennis Polk	1/3/23	240,000	800,000	1,600,000	—	—	—	—	—	—	—
	10/3/23	—	—	—	—	—	—	7,218	—	—	699,929
Michael Urban	1/3/23	361,057	1,203,522	2,407,044	2,531	5,062	10,124	—	—	—	489,040
	10/3/23	—	—	—	—	—	—	8,049	—	—	780,512
Patrick Zammit	1/3/23	202,252	674,173	1,348,345	2,626	5,252	10,504	—	—	—	507,396
	10/3/23	—	—	—	—	—	—	8,353	—	—	809,990
—————
(1)    The target incentive amounts shown in this column reflect our annual bonus awards originally provided under our Management Incentive Plan and represent pre-established target awards as a percentage of base salary for fiscal year ended November 30, 2023, with the potential for actual awards under the plan to either exceed or be less than such target amount depending upon corporate performance. Actual award amounts are not guaranteed and are determined at the discretion of the Compensation Committee, which may consider an individual’s performance during the period. For additional information, please refer to the Compensation Discussion and Analysis section. Actual Management Incentive Plan payouts are reflected in the Non-Equity Incentive Plan Compensation column of the 2023 Summary Compensation Table.
(2)    The threshold illustrates the smallest payout that can be made if all of the pre-established performance objectives are achieved at the minimum achievement level. The target is the payout that can be made if the pre-established performance objectives have been achieved at the target achievement level. The maximum is the greatest payout that can be made if the pre-established maximum performance objectives are achieved or exceeded at the outperform achievement levels. Actual payouts may be more or less than these amounts and are at the discretion of the Compensation Committee.
(3)    The shares related to the January 3, 2023 awards represent the range of shares that may be released at the end of the performance period for the LTI awards, which is December 1, 2022 to November 30, 2025. If the minimum threshold performance percentage of the internally established financial goals are not achieved, no performance-based RSUs will vest for the executive officers.
(4)    Unless noted otherwise, executive officer restricted stock awards and time-based RSUs vest as to one-third of the shares on the first three anniversaries of the grant date.
(5)    Fair value of performance-based RSU grants is calculated using the closing stock price on the date of the grant, based on the probable outcome of the performance conditions, adjusted for the exclusion of dividend equivalents. We pay dividends on restricted stock awards, and, accordingly, no adjustment is required to the stock price of the restricted stock awards.
Narrative to 2023 Summary Compensation Table and 2023 Grants Plan-Based Awards Table
See Compensation Discussion and Analysis above for a complete description of compensation plans pursuant to which the amounts listed under the 2023 Summary Compensation Table and 2023 Grants of Plan-Based Awards Table were paid or awarded and the criteria for such payment, including targets for payment of annual incentives, as well as performance criteria on which such payments were based. The Compensation Discussion and Analysis also describes the options, restricted stock awards and RSU grants.

Except as otherwise noted, stock awards granted prior to October 2021 vest as to 20% of the shares on each of the first five anniversaries of the grant date. Beginning with the grants in October 2021, except as otherwise noted, all stock awards vest as to 25% of the shares on each of the first four anniversaries of the grant date. Beginning with the grants in October 2022, except as otherwise noted, all stock awards vest as to 33% of the shares on each of the first three anniversaries of the grant date. Except as otherwise noted, all stock options vest as to 20% of the shares on the first anniversary of the date of grant and vest as to 1/60th of the shares monthly thereafter.
2023 Outstanding Equity Awards at Fiscal Year-End Table
The following table sets forth information regarding outstanding equity-based awards, including the potential dollar amounts realizable with respect to each award.

	Option Awards(1)				Stock Awards(2)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value or Unearned Shares, Units or Other Rights that have not Vested ($)
Richard Hume	30,793	26,055(3)	107.32	10/5/2031	—	—	—	—
	23,267	40,043(4)	87.82	10/4/2032	—	—	—	—
	—	—	—	—	7,174(5)	707,643	—	—
	—	—	—	—	16,909(6)	1,667,904	—	—
	—	—	—	—	44,859(7)	4,424,892	—	—
	—	—	—	—	—	—	14,591(8)	1,439,256
Total	54,060	66,098	—	—	68,942	6,800,439	14,591	1,439,256
Marshall Witt	7,549	—	45.64	10/6/2025	—	—	—	—
	10,333	—	57.34	10/4/2026	—	—	—	—
	9,141	—	65.83	10/3/2027	—	—	—	—
	16,032	—	38.89	10/11/2028	—	—	—	—
	8,591	1,928	56.50	10/2/2029	—	—	—	—
	7,042	4,377(9)	90.52	1/20/2031	—	—	—	—
	4,117	5,763	107.32	10/5/2031	—	—	—	—
	—	—	—	—	488	48,136	—	—
	—	—	—	—	1,192(10)	117,579	—	—
	—	—	—	—	11,047(15)	1,089,676	—	—
	—	—	—	—	465(11)	45,868	—	—
	—	—	—	—	1,565	154,372	—	—
	—	—	—	—	5,410(12)	533,642	—	—
	—	—	—	—	7,424(13)	732,303	—	—
	—	—	—	—	—	—	5,480(14)	540,547
	—	—	—	—	—	—	4,131(16)	407,482
	—	—	—	—	—	—	4,669(8)	460,550
Total	62,805	12,068	—	—	27,591	2,721,576	14,280	1,408,579
Dennis Polk	235	—	45.64	10/6/2025	—	—	—	—
	778	—	57.34	10/4/2026	—	—	—	—
	12,188	—	65.83	10/3/2027	—	—	—	—
	5,851	—	49.35	4/9/2028	—	—	—	—
	29,101	—	38.89	10/11/2028	—	—	—	—
	18,047	8,541	56.50	10/2/2029	—	—	—	—
	31,185	19,385(9)	90.52	1/20/2031	—	—	—	—
	18,160	25,424	107.32	10/5/2031	—	—	—	—
	3,361	5,801	106.35	1/19/2032	—	—	—	—
	—	—	—	—	1,403	138,392	—	—

	Option Awards(1)				Stock Awards(2)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value or Unearned Shares, Units or Other Rights that have not Vested ($)
	—	—	—	—	3,424(10)	337,743	—	—
	—	—	—	—	1,804(11)	177,947	—	—
	—	—	—	—	4,500	443,880	—	—
	—	—	—	—	2,507	247,290	—	—
	—	—	—	—	5,260(12)	518,846	0	—
	—	—	—	—	7,218(13)	711,984	—	—
	—	—	—	—	—	—	15,894(14)	1,567,784
Total	118,906	59,151	—	—	26,116	2,576,082	15,894	1,567,784
Michael Urban	16,256	855	49.69	2/1/2029	—	—	—	—
	12,273	2,755	56.50	10/2/2029	—	—	—	—
	10,061	6,252(9)	90.52	1/20/2031	—	—	—	—
	5,866	8,210	107.32	10/5/2031	—	—	—	—
	—	—	—	—	926	91,341	—	—
	—	—	—	—	814	80,293	—	—
	—	—	—	—	1,988(10)	196,096	—	—
	—	—	—	—	698(11)	68,851	—	—
	—	—	—	—	2,627	259,127	—	—
	—	—	—	—	5,866(12)	578,622	—	—
	—	—	—	—	8,049(13)	793,953	—	—
	—	—	—	—	—	—	9,646(14)	951,481
	—	—	—	—	—	—	7,271(16)	717,211
	—	—	—	—	—	—	5,062(8)	499,316
Total	44,456	18,072	—	—	20,968	2,068,284	21,979	2,168,009
Patrick Zammit	—	—	—	—	4,864(17)	479,785	—	—
	—	—	—	—	3,043(6)	300,162	—	—
	—	—	—	—	8,353(7)	823,940	—	—
	—	—	—	—	—	—	4,322(16)	426,322
	—	—	—	—	—	—	5,252(8)	518,057
Total	—	—	—	—	16,260	1,603,886	9,574	944,379
—————
(1)    Unless otherwise noted, all option awards listed in these columns vest and become exercisable as to 20% of the shares on the first anniversary of the grant date and vest as to 1/60th of the shares monthly thereafter over the remaining four-year period. The exercise prices of the awards stated in the table are as of the 2023 fiscal year end. Option awards granted before the Spin-off were bifurcated as of the Spin-off at the beginning of the 2021 fiscal year to become options for common stock of both TD SYNNEX and Concentrix Corporation, in each case subject to the same terms as applied prior to the Spin-off. As a result, the exercise prices of stock options in the table were adjusted in fiscal year 2021 in accordance with the terms of the Employee Matters Agreement related to the Spin-off and the 2020 Stock Incentive Plan and are lower, reflecting the bifurcation of TD SYNNEX options.

(2)    Unless otherwise noted, all stock awards listed in this table vest as to 20% of the shares on each of the first five anniversaries of the grant date. Market value was determined by multiplying the number of shares of stock or units, as applicable, by $98.64, the closing price of our Common Stock on November 30, 2023, the last trading day of our last completed fiscal year. Except as otherwise noted, stock awards were bifurcated as of the Spin-off to become stock awards for common stock of both TD SYNNEX and Concentrix Corporation, in each case subject to the same terms as applied prior to the Spin-off.
(3)    This stock option vests as to 25% of the shares on the first anniversary of September 1, 2021 and vests as to 1/48th of the shares monthly thereafter.
(4)    This stock option vests as to 1/3 of the shares on the first anniversary of October 4, 2022 and vests as to 1/36th of the shares monthly thereafter.
(5)    Represents shares of common stock issuable upon settlement of restricted stock units awarded under the 2020 Stock Incentive Plan. The restricted stock units vest as to 25% of the shares on each of the first four anniversaries of September 1, 2021.
(6)    Represents shares of common stock issuable upon settlement of restricted stock units awarded under the 2020 Stock Incentive Plan. The restricted stock units vest as to 1/3 of the shares on each of the first three anniversaries of October 4, 2022.
(7)    Represents shares of common stock issuable upon settlement of restricted stock units awarded under the 2020 Stock Incentive Plan. The restricted stock units vest as to 1/3 of the shares on each of the first three anniversaries of October 3, 2023.
(8)    These performance-based RSUs under the 3-Year fiscal year 2023 LTI program will vest based upon (1) the achievement, on a cumulative basis, of the applicable minimum threshold financial performance measure based on a formula derived from non-GAAP diluted earnings per share (“non-GAAP diluted EPS formula”) target performance and (2) the achievement of an average adjusted return on invested capital (“adjusted ROIC”) target performance, with both performance metrics measured over a three-year period ending November 30, 2025. The minimum threshold non-GAAP diluted EPS formula target performance percentage is 75% and the maximum target performance percentage is 166.7% for each Officer under each program. The actual number of RSUs that will vest if the applicable minimum threshold non-GAAP diluted EPS formula percentage is met will be determined on a sliding scale based on the non-GAAP diluted EPS formula performance percentage actually achieved. The resulting number of shares that will vest under either program based on the non-GAAP diluted EPS formula metric will then be adjusted by a percentage increase or decrease corresponding with TD SYNNEX’s performance as measured by the adjusted ROIC performance percentages, but in no event will an officer be entitled to receive more than the number of shares set forth in the table above (the “Maximum Amount”). If the minimum threshold non-GAAP diluted EPS formula target performance is not achieved, no RSUs will vest, regardless of the achievement of the adjusted ROIC performance.
At 100% target non-GAAP diluted EPS formula and adjusted ROIC performance, the officers’ RSUs will vest as to 50% of the Maximum Amount. Any unvested shares underlying the RSUs will not vest and will be canceled. In addition, the vesting of the RSUs is contingent upon the Officer remaining employed by TD SYNNEX on the date of vesting. In the event of an officer’s death prior to the vesting date, TD SYNNEX will transfer to such officer’s estate the number of shares that would have vested on or prior to such officer’s death.
(9)    This stock option vests as to 20% of the shares on the first anniversary of October 7, 2020 and vests as to 1/60th of the shares monthly thereafter.
(10)    Represents shares of restricted stock awarded under the 2020 Stock Incentive Plan. The restricted stock vests as to 20% of the shares on each of the first five anniversaries of October 7, 2020.
(11)    Represents shares of restricted stock awarded under the 2020 Stock Incentive Plan. The restricted stock vests as to 1/3 of the shares on December 1, 2021, December 1, 2022 and December 1, 2023.
(12)    Represents shares of restricted stock awarded under the 2020 Stock Incentive Plan. The restricted stock vests as to 1/3 of the shares on each of the first three anniversaries of October 4, 2022.

(13)    Represents shares of restricted stock awarded under the 2020 Stock Incentive Plan. The restricted stock vests as to 1/3 of the shares on each of the first three anniversaries of October 3, 2023.
(14)    These performance-based RSUs under the 3-Year FY2021 LTI program will vest based upon (1) the achievement, on a cumulative basis, of the applicable minimum threshold financial performance measure based on a formula derived from non-GAAP diluted earnings per share (“non-GAAP diluted EPS formula”) target performance and (2) the achievement of an average adjusted return on invested capital (“adjusted ROIC”) target performance, with both performance metrics measured over a three-year period ending November 30, 2023. The minimum threshold non-GAAP diluted EPS formula target performance percentage is 75% and the maximum target performance percentage is 166.7% for each officer under each program. The actual number of RSUs, if the applicable minimum threshold non-GAAP diluted EPS formula percentage is met, will vest on a sliding scale of the non-GAAP diluted EPS formula target performance percentage actually achieved. The resulting number of shares that will vest under either program based on the non-GAAP diluted EPS formula metric will then be adjusted by a percentage increase or decrease corresponding with TD SYNNEX’s performance as measured by the adjusted ROIC performance percentages, but in no event will an officer be entitled to receive more than the number of shares set forth in the table above (the “Maximum Amount”). If the minimum threshold non-GAAP diluted EPS formula target performance is not achieved, no RSUs will vest, regardless of the achievement of the adjusted ROIC performance.
At 100% target non-GAAP diluted EPS formula and adjusted ROIC performance, the officers’ RSUs will vest as to 50% of the Maximum Amount. Any unvested shares underlying the RSUs will not vest and will be canceled. In addition, the vesting of the RSUs is contingent upon the officer remaining employed by TD SYNNEX on the date of vesting. In the event of an officer’s death prior to the vesting date, TD SYNNEX will transfer to such officer’s estate the number of shares that would have vested on or prior to such officer’s death.
(15)    Represents shares of restricted stock awarded under the 2020 Stock Incentive Plan. The restricted stock vests on the third anniversary of the date of grant.
(16)    These RSUs under the 3-Year FY2022 LTI program will vest based upon (1) the achievement, on a cumulative basis, of the applicable minimum threshold financial performance measure based on a formula derived from earnings per share (“non-GAAP diluted EPS Formula”) target performance and (2) the achievement of an average return on invested capital (“adjusted ROIC”) target performance, with both performance metrics measured over a three-year period ending November 30, 2024. The minimum threshold non-GAAP diluted EPS Formula target performance percentage is 75% and the maximum target performance percentage is 166.7% for each officer under each program. The actual number of RSUs that will vest if the applicable minimum threshold Non-GAAP EPS Formula percentage is met will be determined on a sliding scale based on the non-GAAP diluted EPS Formula performance percentage actually achieved. The resulting number of shares that will vest under either program based on the non-GAAP diluted EPS Formula metric will then be adjusted by a percentage increase or decrease corresponding with TD SYNNEX’s performance as measured by the adjusted ROIC performance percentages, but in no event will an officer be entitled to receive more than 200% of the target number of shares (the “Maximum Amount”). If the minimum threshold non-GAAP diluted EPS Formula target performance is not achieved, no RSUs will vest, regardless of the achievement of the adjusted ROIC performance.
At 100% target non-GAAP diluted EPS Formula and adjusted ROIC performance, the officers’ RSUs will vest as to 50% of the Maximum Amount. Any unvested shares underlying the RSUs will not vest and will be canceled. In addition, the vesting of the RSUs is contingent upon the officer remaining employed by TD SYNNEX on the date of vesting. In the event of an officer’s death prior to the vesting date, TD SYNNEX will transfer to such officer’s estate the number of shares that would have vested on or prior to such officer’s death.
(17)    Represents shares of restricted stock units awarded under the 2020 Stock Incentive Plan. The restricted stock units vests as to 25% of the shares on each of the first and second anniversaries of the date of grant and 50% of the shares on the third anniversary of the date of grant.

2023 Option Exercises and Stock Vested Table
The following table sets forth the dollar amounts realized pursuant to the vesting or exercise of equity-based awards during fiscal year 2023.

	Option Awards		Stock Awards
Name	Acquired on Exercise (#)	Value Realized On Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Richard Hume	—	—	93,492	9,575,791
Marshall Witt	4,328	293,785	9,600	985,525
Dennis Polk	64,000	2,754,366	80,558	8,664,593
Michael Urban	—	—	14,424	1,500,302
Patrick Zammit	—	—	38,390	3,932,603
—————
(1)    Amounts reflect the difference between the exercise price of the option and the market price at the time of exercise.
(2)    Amounts reflect the aggregate market value of shares on the vesting date.
Pension Benefits
None of our named executive officers participate in qualified or non-qualified defined benefit plans sponsored by us. The Compensation Committee may elect to adopt qualified or non-qualified defined benefit plans if the Compensation Committee determines that doing so is in our best interests. During the period from December 1, 2022 to November 30, 2023, the Company contributed to a French retirement insurance program on behalf of Mr. Zammit in the amount of $47,127 and made premium payments on behalf of Mr. Zammit to a third-party administrator for a retirement arrangement in Belgium in the amount of $115,767.
Nonqualified Deferred Compensation Plans
As discussed above, we maintain a deferred compensation plan, which became effective on January 1, 1994. The deferred compensation plan is designed to permit designated officers and directors to accumulate additional income for retirement and other personal financial goals through a nonqualified deferred compensation plan that enables the officer or director to make elective deferrals of a specified amount of salary or bonus to which he or she will become entitled in the future. The balance in a participant’s account will be distributed in full after the earlier of their termination of employment with us or upon attaining the age of 65. The distribution may be paid in one lump sum or in equal monthly or annual installments over a period not to exceed 15 years. Under certain circumstances, a participant may receive an early distribution in the form of a lump sum payment, subject to certain penalties. As noted above, this plan was amended effective January 1, 2005 to conform with changes required under Section 409A of the Code. As a result, for account balances earned after 2004, distributions to officers upon termination of employment are generally subject to a six-month delay, and accelerated distributions are generally prohibited. None of our named executive officers participate in or have account balances under the nonqualified deferred compensation plan.
Employment Contracts, Termination of Employment and Change-of-Control Arrangements
The following summarizes our employment arrangements with our executive officers, including potential payments payable to our executive officers upon termination of employment or a change of control of us under their current employment agreements and our other compensation programs. The Compensation Committee may in its discretion revise, amend or add to these benefits if it deems advisable. Although much of the compensation for our executive officers is performance-based and largely contingent upon achievement of financial goals, we believe our change of control arrangements provide important protection to our executive officers, are consistent with practice of our peer companies, and are appropriate for the attraction and retention of executive talent.

Richard Hume. In connection with Mr. Hume’s appointment as President and Chief Executive Officer, we entered into an offer letter with him dated August 31, 2021 which provided for certain severance benefits. If Mr. Hume’s employment with us is terminated without “cause,” “disability,” or death, or by Mr. Hume for “good reason” (as such terms are defined in the offer letter) and signs a standard release of claims, Mr. Hume (A) will receive salary continuation for twelve (12) months at a rate equal to the greater of (i) the average of total amount of base salary and bonus over the prior three years or, if employed less than three years, the average of total amount of base salary and bonus over the lesser number of years or (ii) the total amount of the annual base salary and target bonus in effect, and (B) will be paid COBRA for up to twelve (12) months. If Mr. Hume’s employment with us is terminated without “cause,” “disability,” or death, or by Mr. Hume for “good reason” (as such terms are defined in the offer letter) during the two (2) months before or on or within twelve (12) months after a change of control of us and signs a standard release of claims, Mr. Hume (A) will receive salary continuation for up to twenty-four (24) months at a rate equal to the greater of (i) the average of total amount of base salary and bonus over the prior three years or, if employed less than three years, the average of total amount of base salary and bonus over the lesser number of years or (ii) the total amount of the annual base salary and target bonus in effect, and (B) will be paid COBRA for up to twenty-four (24) months. Pursuant to the terms of the offer letter, Mr. Hume will receive a starting annualized base salary of $960,000 and will be eligible to receive an annual cash bonus targeted at 2.5 times his base salary beginning in the fiscal year ending November 30, 2022 (but which shall be pro-rated for the fiscal year ending November 30, 2022) with the actual amount of the bonus based on the achievement of performance metrics established by the Compensation Committee of the Board. Mr. Hume receives his existing Tech Data bonus with respect to the 12-month period ending January 31, 2022, as determined by the Compensation Committee of the Board based on the Tech Data annual bonus plan for its fiscal year ending January 31, 2022 calculated based upon achievement as the Company’s fiscal year end. In addition, the offer letter provides that Mr. Hume will be granted (i) an option to purchase shares of our common stock with a grant date fair value of approximately $2,100,000 and (ii) restricted stock or restricted stock unit awards for shares of our common stock with a fair market value of approximately $1,540,000. The offer letter contains certain restrictive covenants, including a non-competition and non-solicitation provision, for the benefit of TD SYNNEX. If Mr. Hume’s employment with us is terminated for any reason other than “cause,” “disability,” or death, then, subject to conditions outlined in the offer letter, eighty percent (80%) of his then unvested equity awards will be accelerated upon his date of termination, except any unvested equity awards with an effective date less than three (3) months prior to termination.
Dennis Polk. In connection with Mr. Polk’s employment with TD SYNNEX, on January 4, 2018, Mr. Polk and our company executed an employment offer letter which provided for certain severance benefits. If Mr. Polk’s employment with us is terminated without cause within two months before or twelve (12) months after a change of control of us (including a voluntary termination because of a reduction in salary or position or a relocation) and signs a standard release of claims, Mr. Polk will receive salary continuation at a rate equal to the average of total salary and bonus over the prior three years for up to twenty-four (24) months, and will be paid COBRA for up to twenty-four (24) months. On January 25, 2021, Mr. Polk’s offer letter was amended, outlining the terms of the vesting of his unvested equity awards in the event that he terminates his employment with us for a reason other than for cause (as such term is defined in the amendment), disability (as such term is defined in the amendment) or death. The amendment provides for acceleration of the vesting of eighty percent (80%) of his unvested equity awards as of the date of his termination, except any unvested long-term performance-based RSU awards and any unvested equity awards that were granted less than three (3) months prior to termination, subject to conditions outlined in the amendment.
On September 28, 2021, we entered into a second amendment to Mr. Polk’s January 4, 2018 offer letter. The amendment provides that, for the period of September 1, 2021 through November 30, 2022 (the “Initial Transition Period”), we would continue to pay Mr. Polk the same base salary then in effect, and he would be eligible to be considered for an incentive bonus for the Initial Transition Period, as determined by the Compensation Committee, in its sole discretion. We agreed not to change Mr. Polk’s target bonus already set for the fiscal year ending November 30, 2021, and his target bonus for the fiscal year ending November 30, 2022 was $1,812,500 with the same performance metrics as the Chief Executive Officer of TD SYNNEX, provided Mr. Polk remain employed through November 30, 2022. The amendment further provides that, effective December 1, 2022 through November 30, 2023 (the “Final Transition Period”), we would pay Mr. Polk an annual base salary of $800,000. In addition, the amendment provides that, for the Initial Transition Period, Mr. Polk would be granted (i) two option awards to purchase shares of TD SYNNEX common stock with grant dates on or around October 5, 2021 and January 4, 2022, respectively, and grant date fair values of approximately $1,610,000 and $333,333, respectively and (ii) two restricted stock awards for shares of TD SYNNEX common stock with grant dates on or around September 21, 2021 and January 4, 2022, respectively, and fair market values of approximately $805,000 and $333,333, respectively. The options vest over five years with 20% of the underlying shares vesting on the one-year anniversary of the grant date, and the remainder vesting monthly thereafter. The restricted stock awards vest over five (5) years with 20% vesting on each one-year anniversary of the grant date. For the Final Transition

Period, Mr. Polk was granted TD SYNNEX restricted stock as part of our annual equity grant cycle in October of 2022, with a fair market value of approximately $700,000, which vests over three (3) years with one-third vesting on each one-year anniversary of the grant date.
On January 4, 2023, we entered into a third amendment to Mr. Polk's January 4, 2018 offer letter. The amendment provides that, for the Final Transition Period, in light of Mr. Polk's continued duties as an employee with respect to our business, his target bonus for the fiscal year ending November 30, 2023 will be $800,000 with the same performance metrics established by the Compensation Committee for executive officers having similar business responsibilities, provided he remains employed by us through November 30, 2023.
Patrick Zammit. During fiscal year 2023, Mr. Zammit was based in Europe and the terms of his potential separation from the Company were subject to his Manager’s Agreement and local law in Europe. Mr. Zammit’s Manager’s Agreement provides that, in the event of his termination, he will receive payment of a six-month notice period, a severance payment equal to his total annual compensation inclusive of base salary and performance bonus at target, ongoing insurance benefits and car allowance for eighteen and a half (18.5) months plus (1) one additional month for every fully completed year measured from October 2016. In addition, if the Company were not to elect to waive its rights under the Manager’s Agreement to have Mr. Zammit’s agreement not to compete with the Company apply, Mr. Zammit would receive a lump-sum payment of one (1) year of Mr. Zammit’s then base salary or a lesser prorated amount if the Company elected to reduce the number of months of Mr. Zammit’s agreement not to compete. Mr. Zammit’s Manager’s Agreement terminated effective December 31, 2023.
In connection with Mr. Zammit’s appointment as Chief Operating Officer effective January 1, 2024, we entered into an offer letter with him dated November 30, 2023 which provided for certain severance benefits. If Mr. Zammit’s employment with us is terminated without “cause,” “disability,” or death, or by Mr. Zammit for “good reason” (as such terms are defined in the offer letter) and signs a standard release of claims, Mr. Zammit (A) will receive salary continuation for twelve (12) months at a rate equal to the greater of (i) the average of total amount of base salary and bonus over the prior three (3) years or, if employed less than three (3) years, the average of total amount of base salary and bonus over the lesser number of years or (ii) the total amount of the annual base salary and target bonus in effect, and (B) will receive reimbursement for group health continuation coverage premiums for up to twelve (12) months. If Mr. Zammit’s employment with us is terminated without “cause,” “disability,” or death, or by Mr. Zammit for “good reason” (as such terms are defined in the offer letter) during the two (2) months before or on or within twelve (12) months after a change of control of us and signs a standard release of claims, Mr. Zammit (A) will receive salary continuation for up to twenty-four (24) months at a rate equal to the greater of (i) the average of total amount of base salary and bonus over the prior three (3) years or, if employed less than three (3) years, the average of total amount of base salary and bonus over the lesser number of years or (ii) the total amount of the annual base salary and target bonus in effect, and (B) will receive reimbursement for group health continuation coverage premiums for up to twenty-four months. Pursuant to the terms of the offer letter, Mr. Zammit will receive a starting annualized base salary of $650,000 and will be eligible to receive an annual cash bonus targeted at one and a half (1.5) times his base salary beginning in the fiscal year ending November 30, 2024 with the actual amount of the bonus based on the achievement of performance metrics established by the Compensation Committee. In addition, the offer letter provides that Mr. Zammit will be granted a restricted stock or restricted stock unit award for our common stock with a fair market value at grant of approximately $2,376,000, split sixty percent (60%) as time-based vesting RSUs and forty percent (40%) as a performance-based vesting RSU. The offer letter contains certain restrictive covenants, including a non-competition and non-solicitation provision, for the benefit of TD SYNNEX.
Other Named Executive Officers. If Marshall Witt or Michael Urban is terminated without cause within two (2) months before or twelve (12) months after a change of control of us (including a voluntary termination because of a reduction in salary or position or a relocation) and signs a standard release of claims, the officer is entitled to salary continuation at a rate equal to the average of total salary and bonus over the prior three (3) years for a minimum of eighteen (18) months plus one (1) month per year of employment after the eighteenth (18th) year of employment, up to a maximum of twenty-four (24) months, and paid COBRA for twenty-four (24) months. Severance payments will be delayed for six (6) months following termination of employment to the extent required by Section 409A. For these officers, we believe that structuring their severance benefits in connection with a change of control as described above and tying each individual’s severance payment with their length of service with us encourages their retention, rewards them for their individual contributions, loyalty, teamwork and integrity, and motivates them to achieve returns for our stockholders. For each of these officers, if their employment with us terminates other than as a result of termination without cause within two (2) months before or twelve (12) months after a change of control of, then they will not be entitled to receive the above severance benefits. They are entitled to receive compensation and benefits through the date of termination in accordance with our established plans.

Potential Payments upon Termination or Change of Control
The following table sets forth potential payments payable to our current executive officers upon termination of employment or a change in control if the triggering event were to have occurred on November 30, 2023. For accelerated stock options, the amounts reflect the difference between the per share exercise price as of fiscal year end and the closing market price per share as of fiscal year end, $98.64. The Compensation Committee may in its discretion revise, amend or add to the benefits if it deems advisable. The severance payment to Mr. Zammit assumes that the Company opted for the full twelve (12) months of Mr. Zammit’s agreement not to compete as governed by his Manager’s Agreement which calls for a lump sum payment of $548,450. The dollar value has been calculated using the spot exchange rate for Euros to U.S. dollars as of November 30, 2023.

Name	Benefit	Termination for Good Reason/Without Cause; No Change of Control ($)	Termination for Good Reason/Without Cause; with Change of Control ($)
Richard Hume	Salary	3,360,000	5,040,000
	Bonus	—	—
	Equity award acceleration	2,247,050	2,247,050
	Benefits continuation	8,604	17,209
	Total value	5,615,654	7,304,259
Marshall Witt	Salary	—	2,128,812
	Bonus	—	—
	Equity award acceleration	—	—
	Benefits continuation	—	40,515
	Total value	—	2,169,327
Dennis Polk	Salary	3,073,705	5,378,983
	Bonus	—	—
	Equity award acceleration	1,905,138	1,905,138
	Benefits continuation	24,979	49,959
	Total value	5,003,822	7,334,080
Michael Urban	Salary	—	3,022,061
	Bonus	—	—
	Equity award acceleration	—	—
	Benefits continuation	—	33,813
	Total value	—	3,055,874
Patrick Zammit	Salary	3,787,733	3,787,733
	Bonus	—	—
	Equity award acceleration	—	—
	Benefits continuation	500,389	500,389
	Total value	4,288,122	4,288,122
Chief Executive Officer Pay Ratio
Pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following information about the relationship of the annual total compensation of our co-workers (other than our Chief Executive Officer) and the annual total compensation of our Chief Executive Officer, Richard Hume. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of SEC Regulation S-K. In our calculation, we did not include any independent contractors.

To calculate the ratio, we used an employee in the same pay range and in a similar position to the median employee that we had identified last year as of the October 31, 2022 determination date. We believe there has been no change in our employee population or employee compensation arrangements from fiscal year 2022 that would result in a material change in our pay ratio disclosure or our median employee. However, we did not use the original median employee this year that we had used last year because the original employee no longer works for us. As a result, we identified a different employee whose compensation is substantially similar to the original employee based on the selection compensation measure. To determine the median employee for fiscal year 2022, we considered the base salary paid to each of the employees, not including our Chief Executive Officer, for the twelve (12) month period ending October 31, 2022. We used exchange rates in effect as of October 31, 2022 to convert the base salaries of our non-U.S. employees to U.S. dollars, and we did not make any cost-of-living adjustments. Using this approach, we selected an individual at the median of the employee population. We then calculated total compensation for this individual using the same methodology we use for our named executive officers as set forth in our Summary Compensation Table.

Of the more than 23,000 co-workers included in our analysis, approximately sixty-four (64%) were located outside the United States, which is where our CEO is located. The compensation elements and pay levels of our co-workers differ from country to country based on market trends as well as fluctuations in currency exchange rates. For the fiscal year ended November 30, 2023, the annual total compensation of our median employee in fiscal year 2023 was approximately $45,514, calculated using the same methodology we use for our named executive officers set forth in our Summary Compensation Table.
For the year ended November 30, 2023, the total compensation for our CEO, Mr. Hume, was $9,254,634 as reported in the “Total” column of the Summary Compensation Table. The annual compensation of our Chief Executive Officer, Mr. Hume, was approximately two hundred and three (203) times that of the median of the annual total compensation of all co-workers, as discussed above. The form and amount of our Chief Executive Officer’s annual total compensation is largely influenced by prevailing compensation practices in the United States and the competitive market for senior executive talent.
Because SEC rules for identifying the median of our annual total compensation of all co-workers of our company and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee population and compensation practices, the pay ratio reported by other companies may not be comparable to our pay ratio, as other companies have different employee populations and compensation practices and may have used different methodologies, exclusions, estimates and assumptions in calculating their pay ratios. As explained by the SEC when it adopted these rules, the rule was not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow stockholders to better understand and assess each particular company’s compensation practices and pay-ratio disclosures.
PAY VERSUS PERFORMANCE
Provided below is the Company’s “Pay Versus Performance” disclosure as required pursuant to Item 402(v) of Regulation S-K under the Exchange Act, including:
•Tabular List of Financial Performance Measures: A list of the most important financial measures that our Compensation Committee used in fiscal year 2023 to link Compensation Actually Paid (“CAP”) to Company performance;
•Pay vs. Performance table: Compares the total compensation of our Named Executive Officers (“NEOs”) which includes our Principal Executive Officer ("PEO") and Non-PEO NEOs as presented in the Summary Compensation Table for each year to CAP, and that compares CAP to specified performance measures; and
•Clear Description of Relationship Between Pay and Financial Performance: Graphs and narratives that describe:
◦the relationship between PEO and the average of Non-PEO NEOs CAP, Company Total Shareholder Return (“TSR”), and Peer Group TSR
◦the relationship between PEO and the average of Non-PEO NEOs CAP and net income; and
◦the relationship between PEO and the average of Non-PEO NEOs CAP and non-GAAP net income, which is our Company Selected Measure.

Tabular List of Financial Performance Measures
The following table identifies the three most important financial performance measures used by the Compensation Committee to link the Compensation Actually Paid to our PEO and the average of other NEOs in 2023 to company performance. The role of each of these performance measures in our executive compensation programs is more thoroughly discussed in the “Executive Compensation” section in the CD&A along with a description of how executive compensation relates to Company performance and how the Compensation Committee makes its decisions.

Financial Performance Measures
Non-GAAP Net Income (1)
Adjusted Return on Invested Capital (ROIC)
Next Gen Contribution Margin
—————
(1)    Non-GAAP net income is a non-GAAP financial measure, which is considered to be the most important measure used by the Company to link compensation actually paid to our PEO and the average of Non-PEO NEOs to Company performance, also known as our Company Selected Measure. For a reconciliation of non-GAAP net income to the most directly comparable GAAP financial measure, net income, refer to Appendix A to this Proxy Statement.
Pay Versus Performance Table
The following table provides information regarding compensation paid to the PEO and the average of the Non-PEO NEOs, along with the cumulative TSR of the Company and a peer group index, the Company’s net income, and the Company Selected Measure, non-GAAP net income.

							Value of Initial Fixed $100 Investment Based On:		(In Millions)
Year(1)	Summary Compensation Table Total for PEO 1(2) ($)	Summary Compensation Table Total for PEO 2(2) ($)	Compensation Actually Paid to PEO 1(3) ($)	Compensation Actually Paid to PEO 2(3) ($)	Average Summary Compensation Table Total for Non-PEO NEOs(2) ($)	Average Compensation Actually Paid to Non-PEO NEOs(3) ($)	Total Shareholder Return(4) ($)	Peer Group Total Shareholder Return(4) ($)	Net Income(5) ($)	Company Selected Measure: Non-GAAP Net Income(6) ($)
2023	9,254,634	n/a	8,193,274	n/a	2,817,204	2,526,184	130.68	86.03	626.9	1,053.6
2022	7,498,195	n/a	8,456,768	n/a	3,121,580	2,909,564	133.63	85.51	651.6	1,147.9
2021	9,529,362	16,704,037	9,334,615	23,273,315	4,709,006	7,450,077	133.45	108.24	395.1	595.7
—————
(1)    NEOs included in these columns reflect the following:

Year	PEOs	Non-PEO NEOs
2023	Rich Hume (PEO 1)	Dennis Polk, Marshall Witt, Michael Urban, Patrick Zammit
2022	Rich Hume (PEO 1)	Dennis Polk, Marshall Witt, Michael Urban, Patrick Zammit
2021	Rich Hume (PEO 1)	Marshall Witt, Michael Urban, Patrick Zammit, Peter Larocque, Simon Leung
Dennis Polk (PEO 2)
(2)    Amounts reflect the table labeled “2023 Summary Compensation Table” for our NEOs for each corresponding year, as follows:
(i)    the total compensation reported in the 2023 Summary Compensation Table for the applicable year for PEO 1 and PEO 2, and
(ii)    the average of the total compensation reported in the 2023 Summary Compensation Table for the applicable year for the Non-PEO NEOs reported for the applicable year.

(3)    The amounts shown for CAP have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually realized or received by the Company’s NEOs. These amounts reflect total compensation as set forth in the Summary Compensation Table above for each year, adjusted for exclusions and inclusions of certain amounts for the PEO and the Non-PEO NEOs as set forth below. Equity values in the Summary Compensation Table are calculated in accordance with FASB ASC Topic 718, using the grant date fair value of stock and option awards granted during the year, whereas CAP represents the year over year change in the fair value of stock and option awards that are unvested as of the end of the year, or were vested or forfeited during the year.

Year	Summary Compensation Table Total(a) ($)	(Minus) Grant Date Fair Value of Stock Option and Stock Awards Granted in Fiscal Year(b) ($)	Plus Fair Value at Fiscal Year-End of Outstanding and Unvested Stock Option and Stock Awards Granted in Fiscal Year(c) ($)	Plus/(Minus) Change in Fair Value of Outstanding and Unvested Stock Option and Stock Awards Granted in Prior Fiscal Years(c) ($)	Plus Fair Value at Vesting of Stock Option and Stock Awards Granted in Fiscal Year that Vested During Fiscal Year(c) ($)	Plus/(Minus) Change in Fair Value as of Vesting Date of Stock Option and Stock Awards Granted in Prior Years for which Applicable Vesting Conditions were Satisfied During Fiscal Year(c) ($)	(Minus) Fair Value as of Prior Fiscal Year-End of Stock Option and Stock Awards Granted in Prior Fiscal Years that Failed to Meet Applicable Vesting Conditions During Fiscal Year(c) ($)	Equals Compensation Actually Paid ($)
PEO 1
2023	9,254,634	(5,759,614)	5,677,045	(701,565)	—	(277,226)	—	8,193,274
2022	7,498,195	(4,349,941)	5,409,421	11,252	—	(112,159)	—	8,456,768
2021(d)	9,529,362	(3,639,900)	3,445,153	—	—	—	—	9,334,615
PEO 2
2023	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
2022	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
2021(d)	16,704,037	(12,528,928)	14,611,088	1,574,513	643,291	2,269,314	—	23,273,315
Non-PEO NEOs (Average)
2023	2,817,204	(1,114,461)	1,086,993	(301,906)	—	38,354	—	2,526,184
2022	3,121,580	(1,264,076)	1,344,275	(110,432)	—	(181,782)	—	2,909,564
2021(d)	4,709,006	(2,716,425)	4,132,599	375,500	187,951	761,446	—	7,450,077
(a)    Represents Total Compensation as reported in the Summary Compensation Table for the indicated fiscal year for the PEOs. For Non-PEO NEOs, amounts shown represent averages.
(b)    Represents the grant date fair value of the stock options and stock awards granted during the indicated fiscal year, calculated in accordance with ASC 718 as reported on the Summary Compensation Table. See Note 5 “Share-Based Compensation” to the Audited Financial Statements included in our Form 10-K for the fiscal year ended November 30, 2023 for a discussion of the relevant assumptions used in calculating these amounts.
(c)    The fair values of unvested and outstanding equity awards to our NEOs were remeasured starting on November 30, 2020, and subsequently as of each vesting date of vested awards, and as of the end of each fiscal year for unvested awards during the indicated fiscal year. Fair values as of each measurement date were determined using valuation assumptions and methodologies that are generally consistent with those used to estimate fair value on the grant date under US GAAP. For stock awards subject to performance-based vesting conditions, fair value was calculated based on an estimate of the probable outcome of such performance-based vesting conditions as of the last day of the fiscal year. For stock options, a Black-Scholes model was used to estimate the fair value as of the various measurement dates based on the same methodology as used to determine grant date fair value but using the closing stock price on the applicable revaluation date, as well as updated assumptions related to the expected term, expected volatility, risk-free interest rate and dividend yield.

(d)     On December 1, 2020, the Company completed the separation (the “Separation”) of its customer experience services business in a tax-free transaction for federal income tax purposes, which was accomplished by the distribution of one hundred percent of the outstanding common stock of Concentrix Corporation (“Concentrix”). SYNNEX stockholders received one share of Concentrix common stock for every share of SYNNEX common stock held at the close of business on the record date. Concentrix is now an independent public company trading under the symbol “CNXC” on the Nasdaq Stock Market. After the Separation, SYNNEX did not beneficially own any shares of Concentrix’ common stock. The closing stock price of SYNNEX common stock on November 30, 2020 was $160.31. As a result of the impacts of the Separation, the opening stock price of SYNNEX common stock on December 1, 2020 was $82.01. The Company has used the opening stock price on December 1, 2020 to calculate changes in fair value of equity awards in fiscal 2021 in order to provide a comparable basis of performance for the fair value measurements.
(4)    Cumulative total shareholder return (“TSR”) assumes an initial investment of $100 as of the market open on December 1, 2020, the beginning of fiscal year 2021, for the Company’s common stock as well as the common stock of companies in our peer group. Our peer group is measured by the Computer and Peripheral Equipment index, which is based on the Standard Industrial Classification Code 5045—Wholesale Computer and Computer Peripheral Equipment and Software. For 2021, the measurement period was one (1) year, for 2022, the measurement period was two (2) years, and for 2023, the measurement period was three (3) years.
(5)    Reflects “Net Income” in our consolidated statements of income included in our Annual Reports on Form 10-K for the applicable year.
(6)    While we use numerous financial and non-financial performance measures to evaluate performance under our compensation programs, non-GAAP net income is our Company Selected Measure, which is the financial performance measure that, in our assessment, represents the most important performance measure used to link CAP to NEOs to Company performance in 2023. For a reconciliation of non-GAAP net income to the most directly comparable GAAP financial measure, net income, refer to Appendix A of this Proxy Statement for the reconciliation of GAAP to non-GAAP net income.

Clear Description of Relationship Between Pay and Financial Performance
As discussed in our CD&A, our executive compensation program philosophy is to pay for performance as well as to offer competitive compensation in order to attract and retain talented executive officers. Our program is designed to align the interests of our executive officers with those of our stockholders, for whom they work.
1. Relationship Between NEO CAP, Company TSR, and Peer Group TSR
The following chart sets forth the relationship between CAP to our PEOs, the average of CAP to our Non-PEO NEOs, the Company’s cumulative TSR, and the Peer Group TSR.

PEO and Non-PEO NEO CAP
Versus Company TSR and Peer Group TSR, 2021-2023
CAP ($000s)
$25,000
$20,000
$15,000
$10,000
$5,000
$—
TSR Value of Initial Fixed $100 Investment
$150
$100
$50
$—
$133
$134
$131
$108
$86
$86
$23,273
$9,335
$7,450
$8,457
$2,910
$8,193
$2,526
2021
2022
2023
CAP (PEO 2)
CAP (PEO 1)
Avg. CAP (Non-PEO NEOs)
Company TSR
Peer Group TSR

2. Relationship Between NEO CAP and Net Income
The following chart sets forth the relationship between CAP to our PEO, the average of CAP to our Non-PEO NEOs, and our non-GAAP net income.

PEO and Average NEO CAP
Versus TD SYNNEX Net Income, 2021-2023
$25,000
$20,000
$15,000
$10,000
$5,000
$—
CAP ($000s)
$800
$600
$400
$200
$—
Net Income ($M)
$23,273
$9,335
$7,450
$395
$8,457
$2,910
$652
$8,193
$2,526
$627
2021
2022
2023
CAP (PEO 2)
CAP (PEO 1)
Avg. CAP (Non-PEO NEOs)
Net Income (millions)

3. Relationship Between NEO CAP and Non-GAAP Net Income (Company Selected Measure)
The following chart sets forth the relationship between CAP to our PEO, the average of CAP to our Non-PEO NEOs, and non-GAAP net income, our Company Selected Measure.

PEO and Average NEO CAP
Versus TD SYNNEX Non-GAAP Net Income, 2021-2023
CAP ($000s)
Non-GAAP Net Income ($M)
$25,000
$20,000
$15,000
$10,000
$5,000
$—
$1,250
$1,000
$750
$500
$250
$—
$23,273
$9,335
$7,450
$8,457
$2,910
$8,193
$2,526
$596
$1,148
$1,054
2021
2022
2023
CAP (PEO 2)
CAP (PEO 1)
Avg. CAP (Non-PEO NEOs)
Non-GAAP Net Income (millions)

PROPOSAL 2
ADVISORY VOTE TO APPROVE OUR EXECUTIVE COMPENSATION
General
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 requires us to obtain an advisory vote (non-binding) from our stockholders on our executive compensation as disclosed in this Proxy Statement, which is often referred to as a “say on pay” proposal. Consistent with the stockholders’ 2023 advisory vote on the frequency of holding an advisory vote on TD SYNNEX’s executive compensation, we are seeking an advisory vote on executive compensation every year until the next required stockholder vote on the frequency of stockholder votes on executive compensation.
As described in the “Executive Compensation — Compensation Discussion and Analysis” section of this Proxy Statement, our executive compensation programs and policies play an important role in achieving our objective of sustainable long-term growth in stockholder value. As a guiding principle, our executive compensation programs and policies are designed to motivate, retain and reward our executives for superior short- and long-term performance for our company and our stockholders.
We are asking that our stockholders indicate their support of our executive compensation as described in this Proxy Statement. While this advisory vote on executive compensation is non-binding, the Board and the Compensation Committee will review the outcome of this vote and take the vote into consideration when reviewing our compensation policies and procedures. This is not intended to address specific items of compensation, but rather the overall compensation of our named executive officers and our executive compensation policies and procedures as described in this proxy statement. Stockholders who want to communicate with the Board should refer to “Communications with the Board of Directors” in this Proxy Statement for additional information.
At the Annual Meeting we will ask our stockholders to approve the following resolution:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as described in the Company’s proxy statement for the 2024 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K and other compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2023 Summary Compensation Table and the other compensation related tables and disclosure.”
Required Vote
Approval of our executive compensation, including the Compensation Discussion and Analysis, the 2023 Summary Compensation Table and the other compensation related tables and disclosure as described in the “Executive Compensation — Compensation Discussion and Analysis” section of this Proxy Statement requires the affirmative vote of a majority of the votes cast at the Annual Meeting in person or by proxy. Unless marked to the contrary, proxies received will be voted “FOR” approval.
The Board recommends a vote “FOR” the approval of our executive compensation as described in this Proxy Statement.

PROPOSAL 3
APPROVAL OF THE 2024 TD SYNNEX CORPORATION EMPLOYEE STOCK PURCHASE PLAN

On January 10, 2024, our Board of Directors approved and adopted, subject to stockholder approval, the TD SYNNEX Corporation 2024 Employee Stock Purchase Plan (the “ESPP”). The ESPP will become effective on January 15, 2024. This summary is not a complete description of all provisions of the ESPP and is qualified in its entirety by reference to the ESPP itself. For a more complete description of the terms of the ESPP, you should read a copy of the ESPP which is set forth in Appendix B of this Proxy Statement.

General. The Company intends to make two types of offerings under the Plan: offerings that are intended to qualify as an “employee stock purchase plan” under Section 423 of the U.S. Internal Revenue Code, as amended, and offerings that are not intended to qualify under Code Section 423. It is currently intended that only participants who are not on a U.S. payroll will participate in the offerings that are not intended to qualify under Code Section 423, as described in more detail under the heading “--International Participation” below. During regularly scheduled “offerings” under the ESPP, participants will be able to request payroll deductions and then expend the accumulated deduction to purchase a number of shares of our common stock at a discount and in an amount determined in accordance with the ESPP’s terms.

Shares Available for Issuance. The share reserve under the ESPP will consist of (i) the number of shares subject to an offering under the Company’s 2014 Employee Stock Purchase Plan, as amended (the “Predecessor Plan”) as of the Effective Date, to the extent that the offering expires or terminates or a participant withdraws from the offering without the purchase of such shares of stock; plus (ii) any reserved shares not purchased or subject to an offering under the Predecessor Plan on the effective date of the ESPP; provided, however, that the total number of shares available for issuance under the ESPP shall not exceed 750,000 (as adjusted for stock splits, stock dividends, combinations, and the like).

Administration. The ESPP will be administered by the Compensation Committee. The Compensation Committee has the authority to construe, interpret and apply the terms of the ESPP, to determine eligibility, to establish such limitations and procedures as it determines are consistent with the ESPP and to adjudicate any disputed claims under the ESPP.

Eligibility. Each full-time and part-time employee, including officers, employee directors, and employees of participating subsidiaries, who is employed by us on the day preceding the start of any offering period will be eligible to participate in the ESPP. The ESPP will permit an eligible employee to purchase our common stock through payroll deductions, which may not be less than 1% nor more than 15% of the employee’s compensation, or such lower limit as may be determined by the Compensation Committee from time to time. Unless provided otherwise by the Compensation Committee prior to the commencement of an offering, in no event will a participant be eligible to purchase during any offering period that number of whole shares of our common stock determined by dividing $25,000 by the fair market value of a share of our common stock on the first date of such offering period (subject to any adjustment pursuant to the terms of the ESPP). In addition, under applicable tax rules, no employee is permitted to accrue, under the ESPP and all of our or our subsidiaries’ similar purchase plans, a right to purchase stock having a fair market value in excess of twenty-five thousand dollars ($25,000) (determined at the time the right is granted) for each calendar year. Employees will be able to withdraw their accumulated payroll deductions prior to the end of the offering period in accordance with the terms of the offering. Participation in the ESPP will end automatically on termination of employment.

Offering Periods and Purchase Price. The ESPP will be implemented through a series of offerings of purchase rights to eligible employees. Under the ESPP, the Compensation Committee may specify offerings with a duration of not more than 27 months and may specify shorter purchase periods within each offering. During each purchase period, payroll deductions will accumulate, without interest. On the last day of the purchase period, accumulated payroll deductions will be used to purchase our common stock for employees participating in the offering.

The purchase price will be specified pursuant to the offering, but cannot, under the terms of the ESPP, be less than 85% of the fair market value per share of our common stock on either the offering date or on the purchase date, whichever is less. The fair market value of our common stock for this purpose will generally be the closing price on the New York Stock Exchange (or such other exchange as our common stock may be traded at the relevant time) for the date in question, or if such date is not a trading day, for the last trading day before the date in question.

Reset Feature. The Compensation Committee may specify that, if the fair market value of a share of our common stock on any purchase date within a particular offering period is less than or equal to the fair market value on the start date of that offering period, then the offering period will automatically terminate and the employee in that offering period will automatically be transferred and enrolled in a new offering period which will begin on the next day following such purchase date.

Changes to Capital Structure. In the event that there is a specified type of change in our capital structure, such as a stock split, appropriate adjustments will be made to (1) the number of shares reserved under the ESPP, (2) the individual and aggregate participant share limitations described in the plan and (3) the price of shares that any participant has elected to purchase.

International Participation. To provide us with greater flexibility in structuring our equity compensation programs for our non-U.S. employees, the ESPP also permits us to grant employees of our non-U.S. subsidiary entities rights to purchase shares of our common stock pursuant to other offering rules or sub-plans adopted by the Compensation Committee in order to achieve tax, securities law or other compliance objectives. Any such international sub-plans or offerings are not required to satisfy the requirements of Code Section 423 and therefore may have terms that differ from the ESPP terms applicable in the U.S. However, the international sub-plans or offerings are subject to the ESPP terms limiting the overall shares available for issuance, the maximum payroll deduction rate, maximum purchase price discount and maximum offering period length. At this time, the Compensation Committee only intends to extend participation outside the U.S. to employees in Canada, but reserves the right to change or expand participation in the future.

Corporate Reorganization. Immediately before a corporate reorganization, the offering period and purchase period then in progress will terminate and either our common stock will be purchased with the accumulated payroll deductions or the accumulated payroll deductions will be refunded without occurrence of any common stock purchase, unless the surviving corporation (or its parent corporation) assumes the ESPP under the plan of merger or consolidation.

Amendment and Termination. Our Board of Directors and the Compensation Committee will each have the right to amend, suspend or terminate the ESPP at any time. Any increase in the aggregate number of shares of stock to be issued under the ESPP is subject to stockholder approval. Any other amendment is subject to stockholder approval only to the extent required under applicable law or regulation, including Code Section 423.
Required Vote
Approval of the ESPP requires the affirmative vote of a majority of the votes cast at the Annual Meeting in person or by proxy. Unless marked to the contrary, proxies received will be voted “FOR” approval.
The Board recommends a vote “FOR” the approval of the 2024 TD SYNNEX Corporation Employee Stock Purchase Plan.

PROPOSAL 4
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
The Audit Committee, which is composed entirely of non-employee independent directors, has selected KPMG LLP as independent registered public accountants to audit our consolidated financial statements and internal control over financial reporting for the fiscal year ending November 30, 2024. Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.
The Board has endorsed the appointment of KPMG LLP. Ratification of the selection of KPMG LLP by stockholders is not required by law. However, as a matter of good corporate governance, such selection is being submitted to the stockholders for ratification at the Annual Meeting. If the stockholders do not ratify the selection, the Board and the Audit Committee will reconsider whether or not to retain KPMG LLP, but may retain KPMG LLP. Even if the selection is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that such change would be in the best interests of TD SYNNEX and our stockholders.
Audit and Non-Audit Fees
The following table presents the aggregate fees for professional services rendered for us by KPMG LLP for the fiscal years ended November 30, 2023 and 2022:

Services Provided	2023 ($)	2022 ($)
Audit	9,928,330	7,161,324
Audit Related	325,000	—
Tax	785,631	335,097
All Other	—	—
Total	11,038,961	7,496,421
Audit Fees. The aggregate fees billed for the fiscal years ended November 30, 2023 and 2022, were for professional services rendered for the audits of our consolidated financial statements, registration statements and comfort letters, statutory audits of our subsidiaries, reviews of our interim consolidated financial statements, and services provided in connection with statutory and regulatory filings.
Audit Related Fees. The aggregate fees billed for the fiscal year ended November 30, 2023 were for professional services rendered for SOC-1 attestation services and ESG limited assurance services.
Tax Fees. The aggregate fees billed for the fiscal years ended November 30, 2023 and 2022 were primarily for professional services rendered relating to domestic and foreign tax compliance and consulting services.
All Other Fees. Not applicable.
Audit Committee Pre-Approval Policies and Procedures
The Audit Committee has implemented pre-approval policies and procedures related to the provision of audit and non-audit services. Under these procedures, the Audit Committee pre-approves both the type of services to be provided by KPMG LLP and the estimated fees related to these services. All of the services presented in the table above were approved in conformity with the Audit Committee's pre-approval policies and procedures.
During the approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the registered public accountants. The services and fees must be deemed compatible with the maintenance of such accountants’ independence, including compliance with SEC rules and regulations.

Required Vote
Ratification of the appointment of KPMG LLP requires the affirmative vote of a majority of the votes cast at the Annual Meeting in person or by proxy. Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment. In the event ratification is not obtained, your Audit Committee will review its future selection of our independent registered public accountants.
The Board recommends a vote “FOR” the ratification of KPMG LLP as our independent registered public accountants.

PROPOSAL 5

STOCKHOLDER PROPOSAL REGARDING SIMPLE MAJORITY VOTE

John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, a beneficial owner of 40 shares of our common stock, has submitted the following proposal. The text of the stockholder proposal and supporting statement set forth appear as it was received by us. All statements contained in the stockholder proposal and supporting statement are the sole responsibility of the proponent. The stockholder proposal will be voted upon at the Annual Meeting only if properly presented by Mr. Chevedden or his representative.

Proposal 5 – Simple Majority Vote
Shareholders request that our board take each step necessary so that each voting requirement in our charter and bylaws (that is explicit or implicit due to default to state law) that calls for a greater than simple majority vote be replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws. If necessary this means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws. This includes making the necessary changes in plain English.
Shareholders are willing to pay a premium for shares of companies that have excellent corporate governance. Supermajority voting requirements have been found to be one of 6 entrenching mechanisms that are negatively related to company performance according to "What Matters in Corporate Governance" by Lucien Bebchuk, Alma Cohen and Allen Ferrell of the Harvard Law School. Supermajority requirements are used to block initiatives supported by most shareowners but opposed by a status quo management.
This proposal topic won from 74% to 88% support at Weyerhaeuser, Alcoa, Waste Management, Goldman Sachs, FirstEnergy, McGraw-Hill and Macy's. These votes would have been higher than 74% to 88% if more shareholders had access to independent proxy voting advice. This proposal topic also received overwhelming 98%-support at the 2023 annual meetings of American Airlines (AAL) and The Carlyle Group (CG ).
With simple majority vote it will be less difficult to adopt improvements to the governance of TD SYNNEX. Simple majority vote is a win for the Board of Directors, management and shareholders.
Please vote yes:
Simple Majority Vote – Proposal 5

Required Vote
Approval of the stockholder proposal regarding simple majority vote requires the affirmative vote of a majority of the votes cast at the Annual Meeting in person or by proxy. Unless marked to the contrary, proxies received will be voted “AGAINST” approval.
The Board unanimously recommends a vote “AGAINST” the stockholder proposal regarding simple majority vote.

REPORT OF THE AUDIT COMMITTEE
The following report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by TD SYNNEX under the Securities Act of 1933 or the Securities Exchange Act of 1934.
The Audit Committee provides assistance to the Board in fulfilling its legal and fiduciary obligations in matters involving TD SYNNEX’s accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by TD SYNNEX’s independent registered public accountants and reviewing their reports regarding TD SYNNEX’s accounting practices and systems of internal accounting controls as set forth in a written charter adopted by the Board. TD SYNNEX’s management is responsible for preparing TD SYNNEX’s financial statements and the independent registered public accountants are responsible for auditing those financial statements. The Audit Committee is responsible for overseeing the conduct of these activities by TD SYNNEX’s management and the independent registered public accountants.
In this context, the Audit Committee has met and held discussions with management and the independent registered public accountants. Management represented to the Audit Committee that TD SYNNEX’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accountants.
The Audit Committee reviewed with the independent registered public accountants their judgments as to the quality, not just the acceptability, of its accounting principles and has discussed with the independent registered public accountants the matters required to be discussed pursuant to the Public Company Accounting Oversight Board Auditing Standard No. 1301 “Communications with Audit Committees” and the SEC, including critical audit matters included in the report of the external auditor. The Audit Committee has also received the written disclosures from the independent registered public accountants as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accountants the independence of that firm. Additionally, the Audit Committee considered whether the provision of non-audit services was compatible with maintaining such accountants’ independence. The Audit Committee has discussed with management the procedures for selection of consultants and the related competitive bidding practices and fully considered whether those services provided by the independent registered public accountants are compatible with maintaining such accountant's independence.
The Audit Committee has discussed with TD SYNNEX’s internal auditors and independent registered public accountants, with and without management present, their evaluations of TD SYNNEX’s internal control over financial reporting and the overall quality of TD SYNNEX’s financial reporting.
In reliance on the reviews and discussions with management and the independent registered public accountants referred to above, the Audit Committee recommended to the Board, and the Board has approved, the inclusion of the audited financial statements in TD SYNNEX’s Annual Report on Form 10-K for the fiscal year ended November 30, 2023, for filing with the SEC.
Respectfully submitted by the members of the Audit Committee of the Board:
Mr. Duane Zitzner, Chair
Ms. Kathleen Crusco
Mr. Claude Pumilia
Ms. Merline Saintil
Ms. Ann Vezina

STOCKHOLDER PROPOSALS FOR THE 2025 ANNUAL MEETING OF STOCKHOLDERS
If a stockholder wishes to present a proposal to be included in our proxy statement for the 2025 Annual Meeting of Stockholders (the “2025 Annual Meeting”), the proponent and the proposal must comply with the proxy proposal submission rules of the SEC. One of the requirements is that the proposal be received by the Corporate Secretary no later than October 8, 2024. Proposals we receive after that date will not be included in the proxy statement for the 2025 Annual Meeting. We urge stockholders to submit proposals by Certified Mail—Return Receipt Requested.
A stockholder proposal not included in our proxy statement for the 2025 Annual Meeting will be ineligible for presentation at the 2025 Annual Meeting unless the stockholder gives timely notice of the proposal in writing to the Corporate Secretary of TD SYNNEX at the principal executive offices of TD SYNNEX. Under our Bylaws, in order for a matter to be deemed properly presented by a stockholder, timely notice must be delivered to, or mailed and received by, us not more than 120 days nor less than 90 days in advance of the anniversary of the date the proxy statement was provided to the stockholders in connection with the previous year's annual meeting; provided, however, in the event that no Annual Meeting was held in the previous year or the annual meeting is called for a date that is more than 30 days before or after the anniversary date of the previous year's annual meeting, notice by the stockholder must be received by the Corporate Secretary no later than the close of business on the later of (i) the 90th day prior to such annual meeting and (ii) the 10th day following the day on which public announcement of the date of such meeting is first made.
The stockholder’s notice must set forth, as to each proposed matter, the following: (a) a brief description of the business desired to be brought before the meeting and reasons for conducting such business at the meeting; (b) the name and address, as they appear on our books, of the stockholder proposing such business; (c) the class and number of shares of our securities that are beneficially owned by the stockholder; (d) any material interest of the stockholder in such business; and (e) any other information that is required to be provided by such stockholder pursuant to proxy proposal submission rules of the SEC. The presiding officer of the meeting may refuse to acknowledge any matter not made in compliance with the foregoing procedure.
You may obtain a copy of the current rules for submitting stockholder proposals from the SEC at:
U.S. Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington, DC 20549
or through the Commission’s Internet website: www.sec.gov. Request SEC Release No. 34-40018, May 21, 1998.

HOUSEHOLDING

The SEC allows companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who share the same address will receive only one copy of our proxy materials, including the Notice of Internet Availability of Proxy Materials, until such time as one or more of these stockholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies mailed to you, please submit a request to our Corporate Secretary at 44201 Nobel Drive, Fremont, California 94538, Attention: Corporate Secretary, or call our Investor Relations department at (510) 668-8436 and we will promptly send you what you have requested. You can also contact our Investor Relations department at the phone number above if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

OTHER MATTERS
The Board does not know of any other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, your proxy holders will vote on it as they think best unless you direct them otherwise in your proxy instructions.
Whether or not you intend to be present at the Annual Meeting, we urge you to vote or submit your proxy promptly.

By Order of the Board,
David R. Vetter
Chief Legal Officer and Corporate Secretary
Fremont, California
February 5, 2024
TD SYNNEX’s 2023 Annual Report has been made available to all stockholders entitled to vote at the Annual Meeting. We will provide copies of exhibits to the Annual Report on Form 10-K, but will charge a reasonable fee per page to any requesting stockholder. Stockholders may make such request in writing to TD SYNNEX Corporation at 44201 Nobel Drive, Fremont, California 94538, Attention: Investor Relations. The request must include a representation by the stockholder that as of January 22, 2024, the stockholder was entitled to vote at the Annual Meeting of Stockholders. Our Annual Report on Form 10-K and exhibits are also available at www.tdsynnex.com.

APPENDIX A: USE OF NON-GAAP FINANCIAL INFORMATION
In addition to disclosing financial results that are determined in accordance with GAAP, we also disclose certain non-GAAP financial information, including:
•Non-GAAP net income, which is net income, adjusted to exclude acquisition, integration and restructuring costs, amortization of intangible assets, share-based compensation expense, purchase accounting adjustments and income taxes related to the aforementioned items.
•Non-GAAP diluted earnings per common share (“EPS”), which is diluted EPS excluding the per share impact of acquisition, integration and restructuring costs, amortization of intangible assets, share-based compensation expense, purchase accounting adjustments, legal settlements and other litigation, net, income taxes related to the aforementioned items, as well as a capital loss carryback benefit.
•Trailing fiscal four quarters ROIC is defined as the last four quarters’ tax effected operating income divided by the average of the last five quarterly balances of borrowings and equity, net of cash. Adjusted ROIC is calculated by excluding the tax effected impact of non-GAAP adjustments from operating income and by excluding the cumulative tax effected impact of current and prior period non-GAAP adjustments on equity.
Acquisition, integration and restructuring costs, which are expensed as incurred, primarily represent professional services costs for legal, banking, consulting and advisory services, severance and other personnel related costs, share-based compensation expense and debt extinguishment fees that are incurred in connection with acquisition, integration, restructuring and divestiture activities. From time to time, this category may also include transaction-related gains/losses on divestitures/spin-off of businesses, costs related to long-lived assets including impairment charges and accelerated depreciation and amortization expense due to changes in asset useful lives, as well as various other costs associated with the acquisition or divestiture.
Our acquisition activities have resulted in the recognition of finite-lived intangible assets which consist primarily of customer relationships and vendor lists. Finite-lived intangible assets are amortized over their estimated useful lives and are tested for impairment when events indicate that the carrying value may not be recoverable. The amortization of intangible assets is reflected in our Consolidated Statements of Operations. Although intangible assets contribute to our revenue generation, the amortization of intangible assets does not directly relate to the sale of our products. Additionally, intangible asset amortization expense typically fluctuates based on the size and timing of our acquisition activity. Accordingly, we believe excluding the amortization of intangible assets, along with the other non-GAAP adjustments which neither relate to the ordinary course of our business nor reflect our underlying business performance, enhances our and our investors’ ability to compare our past financial performance with our current performance and to analyze underlying business performance and trends. Intangible asset amortization excluded from the related non-GAAP financial measure represents the entire amount recorded within our GAAP financial statements, and the revenue generated by the associated intangible assets has not been excluded from the related non-GAAP financial measure. Intangible asset amortization is excluded from the related non-GAAP financial measure because the amortization, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired or the estimated useful life of an intangible asset is revised.
Share-based compensation expense is a non-cash expense arising from the grant of equity awards to employees and non-employee members of our Board of Directors based on the estimated fair value of those awards. Although share-based compensation is an important aspect of the compensation of our employees, the fair value of the share-based awards may bear little resemblance to the actual value realized upon the vesting or future exercise of the related share-based awards and the expense can vary significantly between periods as a result of the timing of grants of new stock-based awards, including grants in connection with acquisitions. Given the variety and timing of awards and the subjective assumptions that are necessary when calculating share-based compensation expense, we believe this additional information allows investors to make additional comparisons between our operating results from period to period.

Purchase accounting adjustments are primarily related to the impact of recognizing the acquired vendor and customer liabilities from the Merger at fair value. These adjustments benefited our non-GAAP operating income through the third fiscal quarter of fiscal 2023 based on historical settlement patterns with our vendors and in accordance with the timing defined in our policy for releasing vendor and customer liabilities we deem remote to be paid.
Legal settlements and other litigation, net includes a benefit recorded in other income (expense), net during the fourth quarter of fiscal 2022 resulting from a decrease in our accrual for a legal matter in France.

In connection with the Mergers, the Company restructured its foreign financing structure, as well as select legal entities in anticipation of legally integrating legacy Tech Data and SYNNEX foreign operations. In addition to the treasury efficiencies, these restructurings resulted in a one-time domestic capital loss which would offset certain domestic capital gains when carried back under United States tax law, resulting in an income tax capital loss carryback benefit.
We believe that providing this additional information is useful to the reader to better assess and understand our base operating performance, especially when comparing results with previous periods and for planning and forecasting in future periods, primarily because management typically monitors the business adjusted for these items in addition to GAAP results. Management also uses these non-GAAP measures to establish operational goals and, in some cases, for measuring performance for compensation purposes. As these non-GAAP financial measures are not calculated in accordance with GAAP, they may not necessarily be comparable to similarly titled measures employed by other companies. These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures and should be used as a complement to, and in conjunction with, data presented in accordance with GAAP.

TD SYNNEX Corporation
Reconciliation of GAAP to Non-GAAP Financial Measures
(Currency in thousands except for per share amounts)
(Amounts may not add or compute due to rounding)

Twelve Months Ended
November 30, 2023
Non-GAAP Net Income
Net income	$626,911
Acquisition, integration and restructuring costs	213,585
Amortization of intangibles	293,737
Share-based compensation	49,273
Purchase accounting adjustments	15,047
Income taxes related to the above	(144,994)
Non-GAAP net income	$1,053,559

	Twelve Months Ended
	November 30, 2023	November 30, 2022	November 30, 2021
Non-GAAP Diluted EPS
Diluted EPS(1)	$6.70	$6.77	$6.24
Acquisition, integration and restructuring costs	2.28	2.40	2.51
Amortization of intangibles	3.14	3.11	1.66
Share-based compensation	0.53	0.41	0.52
Purchase accounting adjustments	0.16	1.17	0.45
Legal settlements and other litigation, net	—	(0.11)	—
Income taxes related to above	(1.55)	(1.73)	(1.27)
Income tax capital loss carryback benefit	—	(0.09)	(0.71)
Non-GAAP diluted EPS	$11.26	$11.94	$9.40
(1) Diluted EPS is calculated using the two-class method. Unvested restricted stock awards granted to employees are considered participating securities. For purposes of calculating Diluted EPS, net income allocated to participating securities was immaterial in all periods presented.

TD SYNNEX Corporation
Calculation of Financial Metrics
Return on Invested Capital (“ROIC”)
(Currency in thousands)
(Amounts may not add or compute due to rounding)

November 30, 2023
ROIC
Operating income (trailing fiscal four quarters)	$1,078,032
Income taxes on operating income(1)	(222,018)
Operating income after taxes	$856,014

Total invested capital comprising equity and borrowings, less cash (last five quarters average)	$11,510,953

ROIC	7.4%

Adjusted ROIC
Non-GAAP operating income (trailing fiscal four quarters)	$1,642,324
Income taxes on non-GAAP operating income(1)	(371,130)
Non-GAAP operating income after taxes	$1,271,194

Total invested capital comprising equity and borrowings, less cash (last five quarters average)	$11,510,953
Tax effected impact of cumulative non-GAAP adjustments (last five quarters average)	1,068,366
Total non-GAAP invested capital (last five quarters average)	$12,579,319

Adjusted ROIC	10.1%
(1) Income taxes on GAAP operating income was calculated using the effective year-to-date tax rates during the respective periods. Income taxes on non-GAAP operating income was calculated by excluding the tax effect of taxable and deductible non-GAAP adjustments using the effective year-to-date tax rate during the respective periods.

Appendix B: 2024 TD SYNNEX Corporation Employee Stock Purchase Plan

TD SYNNEX CORPORATION
2024 EMPLOYEE STOCK PURCHASE PLAN
(Adopted by the Board of Directors on January 10, 2024)
Effective Date: January 15, 2024

i

i

(a)	Offering Periods	5
(b)	Enrollment	5
(c)	Duration of Participation	6

SECTION 5.	EMPLOYEE CONTRIBUTIONS	6
(a)	Frequency of Payroll Deductions	6
(b)	Amount of Payroll Deductions	6
(c)	Changing Deduction Rate	6
(d)	Discontinuing Payroll Deductions	6

SECTION 6.	WITHDRAWAL FROM THE PLAN	7
(a)	Withdrawal	7
(b)	Re-enrollment After Withdrawal	7

SECTION 7.	CHANGE IN EMPLOYMENT STATUS	7
(a)	Termination of Employment	7
(b)	Leave of Absence	7
(c)	Death	7

SECTION 8.	PLAN ACCOUNTS AND PURCHASE OF SHARES	7
(a)	Plan Accounts	7
(b)	Purchase Price	8
(c)	Number of Shares Purchased	8
(d)	Available Shares Insufficient	8
(e)	Issuance of Stock	8
(f)	Unused Cash Balances	9
(g)	Stockholder Approval	9

SECTION 9.	LIMITATIONS ON STOCK OWNERSHIP	9
(a)	Five Percent Limit	9
(b)	Dollar Limit	9

SECTION 10.	RIGHTS NOT TRANSFERABLE	10

SECTION 11.	NO RIGHTS AS AN EMPLOYEE	10

SECTION 12.	NO RIGHTS AS A STOCKHOLDER	10

SECTION 13.	SECURITIES LAW REQUIREMENTS	10

SECTION 14.	STOCK OFFERED UNDER THE PLAN	10
(a)	Authorized Shares	10
ii

iii

TD SYNNEX CORPORATION
2024 EMPLOYEE STOCK PURCHASE PLAN
SECTION 1.PURPOSE OF THE PLAN.
The Plan is effective on January 15, 2024 (the “Effective Date”). The purpose of the Plan is to provide a broad-based employee benefit to attract the services of new Eligible Employees, to retain the services of existing Eligible Employees, and to provide incentives for such individuals to exert maximum efforts toward the Company’s success by purchasing Stock from the Company on favorable terms and to pay for such purchases through payroll deductions. The Plan is intended to qualify under Section 423 of the Code and to be exempt from the application and requirements of Section 409A of the Code, and is to be construed accordingly.
The Company intends to make two types of offerings under the Plan: offerings that are intended to qualify as an “employee stock purchase plan” under Section 423 of the Code and to be exempt from the application and requirements of Section 409A of the Code, and to be construed accordingly (each, a “Section 423 Offering”) and offerings that are not intended to qualify as an “employee stock purchase plan” under Section 423 of the Code (each, a “Non-423 Offering”). The Section 423 Offerings will be construed so as to extend and limit Plan participation in a uniform and nondiscriminatory basis consistent with the requirements of Section 423 of the Code. An option to purchase shares of Stock under the Non-423 Offering will be granted pursuant to any rules, procedures, agreements, appendices or sub-plans adopted by the Committee designed to achieve tax, securities laws, or any other objectives.
SECTION 2.DEFINITIONS.
(a)“Affiliate” means any entity that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under the common control with, the Company.
(b)“Board” means the Board of Directors of the Company, as constituted from time to time.
(c)“Code” means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
(d)“Committee” means the Compensation Committee of the Board, as described in Section 3.
(e)“Company” means TD SYNNEX Corporation, a Delaware corporation, including any successor thereto.
(f)“Compensation” means (i) the compensation paid in cash to a Participant by a Participating Company, including salaries, wages, incentive compensation, commissions, bonuses, overtime pay and shift premiums, plus (ii) any pre-tax contributions made by the Participant under Sections 401(k) or 125 of the Code. “Compensation” shall exclude all non-cash items, moving or relocation allowances, cost-of-living equalization payments, car allowances, tuition reimbursements, imputed income attributable to cars or life insurance, severance pay, fringe benefits, contributions or benefits received under employee benefit plans, income attributable to the exercise of stock options or any other equity awards, and similar items. The Committee shall determine whether a particular item is included in Compensation. Further, the Committee shall have the discretion to determine the application of this definition to Participants outside the United States.
(g)“Corporate Reorganization” means:
1

(1)the consummation of a merger or consolidation of the Company with or into another entity, or any other corporate reorganization in which the Company’s stockholders immediately prior thereto own less than 50% of the voting securities of the Company (or its successor or parent) immediately thereafter; or
(2)the sale, transfer or other disposition of all or substantially all of the Company’s assets or the complete liquidation or dissolution of the Company.
(h)“Eligible Employee”
means any Employee of a Participating Company who meets the requirements set forth in the document(s) governing the Offering for eligibility to participate in the Offering, provided that such Employee also meets the requirements for eligibility to participate set forth in the Plan. The foregoing notwithstanding, an individual shall not be considered an Eligible Employee if such individual’s participation in the Plan is prohibited by the law of any country which has jurisdiction over the employee.
(i)“Employee” means any person who is “employed” for purposes of Section 423(b)(4) of the Code by a Participating Company. However, service solely as a director, or payment of a fee for such services, will not cause a director to be considered an “Employee” for purposes of the Plan.
(j)“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
(k)“Fair Market Value” means the fair market value of a share of Stock, determined as follows:
(1)if Stock was traded on any established national securities exchange, including the New York Stock Exchange or The Nasdaq Stock Market, on the date in question, then the Fair Market Value shall be equal to the closing price as quoted on such exchange (or the exchange with the greatest volume of trading with respect to the Stock) on such date as reported in the Wall Street Journal or such other source as the Committee deems reliable; or
(2)if the foregoing provision is not applicable, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate.
The determination of fair market value for purposes of tax withholding may be made in the Committee’s discretion subject to applicable law and is not required to be consistent with the determination of Fair Market Value for other purposes.
For any date that is not a Trading Day, the Fair Market Value of a share of Stock for such date shall be determined by using the closing sale price for the immediately preceding Trading Day. Determination of the Fair Market Value pursuant to the foregoing provisions shall be conclusive and binding on all persons.
(l)“Offering” means the grant of options to purchase shares of Stock under the Plan to Eligible Employees.
(m)“Offering Date” means the first day of an Offering.
(n)“Offering Period” means a period with respect to which the right to purchase shares of Stock may be granted under the Plan, as determined pursuant to Section 4(a).
(o)“Participant” means an Eligible Employee who elects to participate in the Plan, as provided in Section 4(b).
2

(p)“Participating Company” means (i) the Company and (ii) each present or future Subsidiary or Affiliate designated by the Committee as a Participating Company. The Committee may so designate any Subsidiary or Affiliate, or revoke any such designation, at any time and from time to time, either before or after the Plan is approved by the stockholders, and may further designate such companies or Participants as participating in the 423 Component or the Non-423 Component. The Committee may also determine which Affiliates or Eligible Employees may be excluded from participation in the Plan, to the extent consistent with Section 423 of the Code or as implemented under a Non-423 Offering, and determine which Participating Company or Companies will participate in separate Offerings (to the extent that the Company makes separate Offerings). For purposes of Section 423 Offerings, only the Company and its Subsidiaries may be Participating Companies; provided, however, that at any given time, a Subsidiary that is a Participating Company in a Section 423 Offering will not be a Participating Company in a Non-423 Offering.
(q)“Plan” means this TD SYNNEX Corporation 2024 Employee Stock Purchase Plan, as it may be amended from time to time.
(r)“Plan Account” means the account established for each Participant pursuant to Section 8(a).
(s)“Predecessor Plan” means the TD SYNNEX Corporation 2014 Employee Stock Purchase Plan, as amended.
(t)“Purchase Date” means one or more dates during an Offering on which shares of Stock may be purchased pursuant to the terms of the Offering.
(u)“Purchase Period” means one or more successive periods during an Offering, beginning on the Offering Date or on the day after a Purchase Date, and ending on the next succeeding Purchase Date.
(v)“Purchase Price” means the price at which Participants may purchase shares of Stock under the Plan, as determined pursuant to Section 8(b).
(w)“Stock” means the common stock of the Company.
(x)“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
(y)“Trading Day” means a day on which the national stock exchange on which the Stock is traded is open for trading.
SECTION 3.ADMINISTRATION OF THE PLAN.
(a)Administrative Powers and Responsibilities. The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to the provisions of the Plan, to promulgate such rules and regulations as it deems necessary for the proper administration of the Plan, to interpret the provisions and supervise the administration of the Plan, and to take all action in connection therewith or in relation thereto as it deems necessary or advisable. Any decision reduced to writing and signed by all of the members of the Committee shall be fully effective as if it had been made at a meeting duly held. The Committee’s determinations under the Plan, unless otherwise determined by the Board, shall be final and binding on all persons. The Company shall pay all expenses incurred in the administration of the Plan. No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan, and all members of the Committee shall be fully indemnified by the Company with respect to any such action, determination or interpretation. The Committee may adopt such rules, guidelines and forms as it deems appropriate to implement the Plan. Subject to the requirements of applicable law, the
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Committee may designate persons other than members of the Committee to carry out its responsibilities and may prescribe such conditions and limitations as it may deem appropriate. All decisions, interpretations and other actions of the Committee shall be final and binding on all Participants and all persons deriving their rights from a Participant. No member of the Committee shall be liable for any action that he has taken or has failed to take in good faith with respect to the Plan. Notwithstanding anything to the contrary in the Plan, the Board may, in its sole discretion, at any time and from time to time, resolve to administer the Plan. In such event, the Board shall have all of the authority and responsibility granted to the Committee herein.
(b)International Administration. The Committee may establish sub-plans (which need not qualify under Section 423 of the Code) and initiate separate Offerings for the purpose of (i) facilitating participation in the Plan by non-U.S. employees in compliance with foreign laws and regulations without affecting the qualification of the remainder of the Plan under Section 423 of the Code or (ii) qualifying the Plan for preferred tax treatment under foreign tax laws (which sub-plans, at the Committee’s discretion, may provide for allocations of the authorized shares reserved for issue under the Plan as set forth in Section 14(a)). The rules, guidelines and forms of such sub-plans (or the Offerings thereunder) may take precedence over other provisions of the Plan, with the exception of Section 4(a)(i), Section 5(b), Section 8(b) and Section 14(a), but unless otherwise superseded by the terms of such sub-plan, the provisions of the Plan shall govern the operation of such sub-plan. Alternatively and in order to comply with the laws of a foreign jurisdiction, the Committee shall have the power, in its discretion, to grant options in an Offering to citizens or residents of a non-U.S. jurisdiction (without regard to whether they are also citizens of the United States or resident aliens) that provide terms which are less favorable than the terms of options granted under the same Offering to employees resident in the United States, subject to compliance with Section 423 of the Code.
SECTION 4.ENROLLMENT AND PARTICIPATION.
(a)Offering Periods. While the Plan is in effect, the Committee may from time to time grant options to purchase shares of Stock pursuant to the Plan to Eligible Employees during a specified Offering Period. Each such Offering shall be in such form and shall contain such terms and conditions as the Committee shall determine, subject to compliance with the terms and conditions of the Plan (which may be incorporated by reference) and, as applicable, the requirements of Section 423 of the Code, including the requirement that all Eligible Employees participating in each Section 423 Offering have the same rights and privileges. The Committee shall specify prior to the commencement of each Offering (i) the period during which the Offering shall be effective, which may not exceed twenty-seven (27) months from the Offering Date and may include one or more successive Purchase Periods within the Offering, (ii) the Purchase Dates and Purchase Price for shares of Stock which may be purchased pursuant to the Offering, and (iii) if applicable, any limits on the number of shares purchasable by a Participant, or by all Participants in the aggregate, during any Offering Period or, if applicable, Purchase Period, in each case consistent with the limitations of the Plan. The Committee shall have the discretion to provide for the automatic termination of an Offering following any Purchase Date on which the Fair Market Value of a share of Stock is equal to or less than the Fair Market Value of a share of Stock on the Offering Date, and for the Participants in the terminated Offering to be automatically re-enrolled in a new Offering that commences immediately after such Purchase Date. The terms and conditions of each Offering need not be identical, and shall be deemed incorporated by reference and made a part of the Plan.
(b)Enrollment. Any individual who, on the day preceding the first day of an Offering Period, qualifies as an Eligible Employee may elect to become a Participant in the Plan for such Offering Period by completing the enrollment process prescribed and communicated for this purpose from time to time by the Company to Eligible Employees.
(c)Duration of Participation. Once enrolled in the Plan, a Participant shall continue to participate in the Plan until the Participant ceases to be an Eligible Employee or withdraws from the Plan under Section 6(a). A Participant who withdrew from the Plan under Section 6(a) may again become a Participant, if the Participant then is an Eligible Employee, by following the procedure described in Subsection (b) above. A Participant whose employee contributions were discontinued
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automatically under Section 9(b) shall automatically resume participation at the beginning of the earliest Offering Period ending in the next calendar year, if the Participant then is an Eligible Employee. Except as otherwise provided in the terms and conditions of an Offering, when a Participant reaches the end of an Offering Period but the Participant’s participation is to continue, then such Participant shall automatically be re-enrolled for the Offering Period that commences immediately after the end of the prior Offering Period.
SECTION 5.EMPLOYEE CONTRIBUTIONS.
(a)Frequency of Payroll Deductions. A Participant may purchase shares of Stock under the Plan solely by means of payroll deductions; provided, however, that to the extent provided in the terms and conditions of an Offering, a Participant may also make contributions through payment by cash or check prior to one or more Purchase Dates during the Offering. Payroll deductions, subject to the provisions of Subsection (b) below or as otherwise provided under the terms and conditions of an Offering, shall occur on each payday during participation in the Plan.
(b)Amount of Payroll Deductions. An Eligible Employee shall designate during the enrollment process the portion of the Eligible Employee’s Compensation that the Eligible Employee elects to have withheld for the purchase of Stock. Such portion shall be a whole percentage of the Eligible Employee’s Compensation, but not less than one percent (1%) nor more than fifteen percent (15%) (or such lower rate of Compensation specified as the limit in the terms and conditions of the applicable Offering).
(c)Changing Deduction Rate. Unless otherwise provided under the terms and conditions of an Offering, (i) a Participant may not increase the rate of payroll deductions during the Offering Period, and (ii) a Participant may discontinue or decrease the rate of payroll deductions during the Offering Period to a whole percentage of the Participant’s Compensation (including a reduction to zero percent (0%)) in accordance with such procedures and subject to such limitations as the Company may establish for all Participants. A Participant may also increase or decrease the rate of payroll deductions effective for a new Offering Period by submitting an authorization to change the payroll deduction rate pursuant to the process prescribed by the Company from time to time. The new deduction rate shall be a whole percentage of the Eligible Employee’s Compensation consistent with Subsection (b) above.
(d)Discontinuing Payroll Deductions. If a Participant wishes to discontinue employee contributions entirely, the Participant may do so by withdrawing from the Plan pursuant to Section 6(a). In addition, employee contributions may be discontinued automatically pursuant to Section 9(b).
SECTION 6.WITHDRAWAL FROM THE PLAN.
(a)Withdrawal. A Participant may elect to withdraw from the Plan by giving notice pursuant to the process prescribed and communicated by the Company from time to time. Such withdrawal may be elected at any time before the last day of an Offering Period, except as otherwise provided in the Offering. In addition, if payment by cash or check is permitted under the terms and conditions of an Offering, Participants may be deemed to withdraw from the Plan by declining or failing to remit timely payment to the Company for the shares of Stock. As soon as reasonably practicable thereafter, payroll deductions shall cease and the entire amount credited to the Participant’s Plan Account shall be refunded to him or her in cash, without interest, except as may be required by applicable law. No partial withdrawals shall be permitted.
(b)Re-enrollment After Withdrawal. A former Participant who has withdrawn from the Plan shall not be a Participant until the Participant re-enrolls in the Plan under Section 4(b). Re-enrollment may be effective only at the commencement of an Offering Period.
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SECTION 7.CHANGE IN EMPLOYMENT STATUS.
(a)Termination of Employment. Termination of employment as an Eligible Employee for any reason, including death, shall be treated as an automatic withdrawal from the Plan under Section 6(a). A transfer from one Participating Company to another shall not be treated as a termination of employment.
(b)Leave of Absence. For purposes of the Plan, employment shall not be deemed to terminate when the Participant goes on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing. Employment, however, shall be deemed to terminate three (3) months after the Participant goes on a leave, unless a contract or statute guarantees the Participant’s right to return to work. Employment shall be deemed to terminate in any event when the approved leave ends, unless the Participant immediately returns to work.
(c)Death. In the event of the Participant’s death, the amount credited to the Participant’s Plan Account shall be paid to the Participant’s estate.
SECTION 8.PLAN ACCOUNTS AND PURCHASE OF SHARES.
(a)Plan Accounts. The Company shall maintain a Plan Account on its books in the name of each Participant. Whenever an amount is deducted from the Participant’s Compensation under the Plan, such amount shall be credited to the Participant’s Plan Account. Amounts credited to Plan Accounts shall not be trust funds and may be commingled with the Company’s general assets and applied to general corporate purposes, except where applicable law requires that amounts credited to Plan Accounts be held separately or deposited with a third party. No interest shall be credited to Plan Accounts, except as may be required by applicable law.
(b)Purchase Price. The Purchase Price for each share of Stock purchased during an Offering Period shall be the lesser of:
(1)eighty-five percent (85%) of the Fair Market Value of such share on the Purchase Date; or
(2)eighty-five percent (85%) of the Fair Market Value of such share on the Offering Date.
The Committee may specify an alternate Purchase Price amount or formula in the terms and conditions of an Offering, but in no event may such amount or formula result in a Purchase Price less than that calculated pursuant to the immediately preceding formula.
(c)Number of Shares Purchased. As of each Purchase Date, each Participant shall be deemed to have elected to purchase the number of shares of Stock calculated in accordance with this Subsection (c), unless the Participant has previously elected to withdraw from the Plan in accordance with Section 6(a). The amount then in the Participant’s Plan Account shall be divided by the Purchase Price, and the number of shares that results shall be purchased from the Company with the funds in the Participant’s Plan Account (rounded down to the nearest whole share, unless otherwise set forth in the terms and conditions of an Offering). Unless provided otherwise by the Committee prior to the commencement of an Offering, in no event will a Participant be eligible to purchase during any Offering Period that number of whole shares of Stock determined by dividing $25,000 by the Fair Market Value of a share of Stock on the first date of such Offering Period (subject to any adjustment pursuant to Section 14(b) hereof). The foregoing notwithstanding, no Participant shall purchase more than such number of shares of Stock as may be determined by the Committee with respect to the Offering Period, or Purchase Period, if applicable, nor more than the amount of Stock set forth in Sections 9(b) and 14(a). For each Offering Period and, if applicable, Purchase Period, the Committee shall have the authority to establish additional limits on the number of shares purchasable by all Participants in the aggregate.
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(d)Available Shares Insufficient. In the event that the aggregate number of shares that all Participants elect to purchase during an Offering Period exceeds the maximum number of shares remaining available for issuance under Section 14(a), or which may be purchased pursuant to any additional aggregate limits imposed by the Committee, then the number of shares to which each Participant is entitled shall be determined by multiplying the number of shares available for issuance by a fraction, the numerator of which is the number of shares that such Participant has elected to purchase and the denominator of which is the number of shares that all Participants have elected to purchase.
(e)Issuance of Stock. Certificates representing the shares of Stock purchased by a Participant under the Plan shall be issued the Participant as soon as reasonably practicable after the applicable Purchase Date, except that the Company may determine that such shares shall be held for each Participant’s benefit by a broker designated by the Company. Shares may be registered in the name of the Participant or jointly in the name of the Participant and the Participant’s spouse as joint tenants with right of survivorship or as community property.
(f)Unused Cash Balances. Unless otherwise set forth in the terms and conditions of an Offering, an amount remaining in the Participant’s Plan Account that represents the Purchase Price for any fractional share shall be carried over in the Participant’s Plan Account to the next Offering Period or refunded to the Participant in cash at the end of the Offering Period, without interest (except as may be required by applicable law), if the Participant’s participation is not continued. Any amount remaining in the Participant’s Plan Account that represents the Purchase Price for whole shares that could not be purchased by reason of Subsection (c) or (d) above, Section 9(b) or Section 14(a) shall be refunded to the Participant in cash, without interest (except as may be required by applicable law).
(g)Stockholder Approval. The Plan shall be submitted to the stockholders of the Company for their approval within twelve (12) months after the date the Plan is adopted by the Board. Any other provision of the Plan notwithstanding, no shares of Stock shall be purchased under the Plan unless and until the Company’s stockholders have approved the adoption of the Plan.
SECTION 9.LIMITATIONS ON STOCK OWNERSHIP.
(a)Five Percent Limit. Any other provision of the Plan notwithstanding, no Participant shall be granted a right to purchase Stock under the Plan if such Participant, immediately after the Participant’s election to purchase such Stock, would own stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any parent or Subsidiary of the Company. For purposes of this Subsection (a), the following rules shall apply:
(1)Ownership of stock shall be determined after applying the attribution rules of Section 424(d) of the Code;
Each Participant shall be deemed to own any stock that the Participant has a right or option to purchase under this or any other plan; and
(2)Each Participant shall be deemed to have the right to purchase up to the maximum number of shares of Stock that may be purchased by a Participant under the Plan under the individual limit specified pursuant to Section 8(c) with respect to each Offering Period.
(b)Dollar Limit. Any other provision of the Plan notwithstanding, no Participant shall accrue the right to purchase Stock at a rate which exceeds twenty-five thousand dollars ($25,000) of Fair Market Value of such Stock per calendar year (under the Plan and all other employee stock purchase plans of the Company or any parent or Subsidiary of the Company), determined in accordance with the provisions of Section 423(b)(8) of the Code and applicable United States Treasury Regulations promulgated thereunder.
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For purposes of this Subsection (b), the Fair Market Value of Stock shall be determined as of the beginning of the Offering Period in which such Stock is purchased. Employee stock purchase plans not described in Section 423 of the Code shall be disregarded. If a Participant is precluded by this Subsection (b) from purchasing additional Stock under the Plan, then the Participant’s employee contributions shall automatically be discontinued.
SECTION 10. RIGHTS NOT TRANSFERABLE.
The rights of any Participant under the Plan, or any Participant’s interest in any Stock or moneys to which the Participant may be entitled under the Plan, shall not be transferable by voluntary or involuntary assignment or by operation of law, or in any other manner other than by the laws of descent and distribution. If a Participant in any manner attempts to transfer, assign or otherwise encumber the Participant’s rights or interest under the Plan, other than by the laws of descent and distribution, then such act shall be treated as an election by the Participant to withdraw from the Plan under Section 6(a).
SECTION 11. NO RIGHTS AS AN EMPLOYEE.
Nothing in the Plan or in any right granted under the Plan shall confer upon the Participant any right to continue in the employ of a Participating Company for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Participating Companies or of the Participant, which rights are hereby expressly reserved by each, to terminate the Participant’s at-will employment at any time and for any reason, with or without cause.
SECTION 12.NO RIGHTS AS A STOCKHOLDER.
A Participant shall have no rights as a stockholder with respect to any shares of Stock that the Participant may have a right to purchase under the Plan until such shares have been purchased on the applicable Purchase Date and such Participant’s ownership of such Stock shall have been entered into the books of the registrar or the Participant is issued a stock certificate, as applicable.
SECTION 13. SECURITIES LAW REQUIREMENTS.
Shares of Stock shall not be issued under the Plan unless the issuance and delivery of such shares comply with (or are exempt from) all applicable requirements of law, including (without limitation) the United States Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state or non-U.S. securities laws and regulations, the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded, and any foreign securities, exchange control or other applicable laws of any country which has jurisdiction over the applicable Participant.
SECTION 14. STOCK OFFERED UNDER THE PLAN.
(a)Authorized Shares. The maximum aggregate number of shares of Stock available for purchase under the Plan shall not exceed the sum of (i) the number of shares subject to an offering under the Predecessor Plan as of the Effective Date, to the extent that the offering expires or terminates or the Participant withdraws from the offering without the purchase of such shares of Stock; plus (ii) any reserved shares not purchased or subject to an offering under the Predecessor Plan on the Effective Date; provided, however, that such sum shall not exceed Seven Hundred Fifty Thousand (750,000) shares. The aggregate number of shares available for purchase under the Plan shall at all times be subject to adjustment pursuant to Section 14(b).
(b)Antidilution Adjustments. The aggregate number of shares of Stock offered under the Plan, the individual and aggregate Participant share limitations described in Section 8(c) and the price of shares that any Participant has elected to purchase shall be adjusted proportionately by the Committee in the event of any change in the number of issued shares of Stock (or issuance of shares other than Stock) by reason of any forward or reverse share split, subdivision or consolidation, or share
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dividend or bonus issue, recapitalization, reclassification, merger, amalgamation, consolidation, split-up, spin-off, reorganization, combination, exchange of shares of Stock, the issuance of warrants or other rights to purchase shares of Stock or other securities, or any other change in corporate structure or in the event of any extraordinary distribution (whether in the form of cash, shares of Stock, other securities or other property), in any case, in a manner that complies with Section 423 of the Code.
(c)Reorganizations. Any other provision of the Plan notwithstanding, in the event of a Corporate Reorganization in which the Plan is not assumed by the surviving corporation or its parent corporation pursuant to the applicable plan of merger or consolidation, the Offering Period then in progress shall terminate immediately prior to the effective time of such Corporate Reorganization and either shares shall be purchased pursuant to Section 8 or, if so determined by the Board or Committee, all amounts in all Participant Accounts shall be refunded pursuant to Section 15 without any purchase of shares. The Plan shall in no event be construed to restrict in any way the Company’s right to undertake a dissolution, liquidation, merger, consolidation or other reorganization.
SECTION 15. AMENDMENT OR DISCONTINUANCE.
The Board or Committee shall have the right to amend, suspend or terminate the Plan at any time and without notice; provided, however, that any amendment that would be treated as the adoption of a new plan for purposes of Section 423 of the Code will have no force or effect unless approved by the stockholders of the Company within twelve (12) months before or after its adoption. Upon any such amendment, suspension or termination of the Plan during an Offering Period, the Board or Committee may in its discretion determine that the applicable Offering shall immediately terminate and that all amounts in the Participant Accounts shall be carried forward into a payroll deduction account for each Participant under a successor plan, if any, or promptly refunded to each Participant. Except as provided in Section 14, any increase in the aggregate number of shares of Stock to be issued under the Plan shall be subject to approval by a vote of the stockholders of the Company. In addition, any other amendment of the Plan shall be subject to approval by a vote of the stockholders of the Company to the extent required by an applicable law or regulation. The Plan shall continue until the earlier to occur of (a) termination of the Plan pursuant to this Section 15 or (b) issuance of all the shares of Stock reserved for issuance under the Plan.
SECTION 16. LIMITATION ON LIABILITY.
Notwithstanding anything to the contrary in the Plan, neither the Company, nor any of its Subsidiaries, nor the Committee, nor any person acting on behalf of the Company, any of its Subsidiaries, or the Committee, will be liable to any Participant, to any permitted transferee, to the estate or beneficiary of any Participant or any permitted transferee, or to any other person by reason of any acceleration of income, any additional tax, or any penalty, interest or other liability asserted by reason of the failure of the Plan or any option to purchase shares of Stock to satisfy the requirements of Section 423, or otherwise asserted with respect to the Plan or any option to purchase shares of Stock.
SECTION 17. UNFUNDED PLAN.
The Company’s obligations under the Plan are unfunded, and no Participant will have any right to specific assets of the Company in respect of any option to purchase shares of Stock. Participants will be general unsecured creditors of the Company with respect to any amounts due or payable under the Plan.
SECTION 18. OFFER TO PARTICIPANTS OUTSIDE THE UNITED STATES.
Notwithstanding any provision of the Plan to the contrary, to comply with applicable law in countries outside the United States in which the Company and its Subsidiaries and Affiliates operate or in which Participants work or reside, the Committee, in its sole discretion, shall have the power and authority to: (a) determine which Employees outside the United States will be Eligible Employees under the Plan; (b) modify the terms and conditions of any Offering to Eligible Employees outside the
9

United States; (c) establish sub-plans and modify terms, procedures and rules, to the extent such actions may be necessary or advisable, including adoption of rules, procedures or sub-plans applicable to particular Subsidiaries and Affiliates or Participants in particular locations; provided that no such sub-plans and/or modifications shall take precedence over Section 3 of the Plan or otherwise require stockholder approval; (d) take any action, before or after options to purchase shares of Stock are granted, that it deems advisable to obtain approval or to facilitate compliance with any necessary local governmental regulatory exemptions or approvals; and (e) impose conditions on participation in the Plan and/or the purchase of shares of Stock in order to minimize the Company’s obligation with respect to tax equalization for Participants on assignments outside their home country. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules, procedures and sub-plans with provisions that limit or modify rights on eligibility to participate in an Offering, on termination of employment, available methods of contribution, payment of income tax, social insurance contributions and payroll taxes, the shifting of employer tax or social insurance contribution liability to a Participant, the withholding procedures and handling of any Stock certificates or other indicia of ownership. Notwithstanding the foregoing, the Board will only take action and grant options to purchase shares of Stock that comply with applicable laws.
SECTION 19. GOVERNING LAW.
The Plan and all disputes or controversies arising out of or relating thereto shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without application of the conflicts of law principles thereof.
SECTION 20. EXECUTION.
To record the adoption of the Plan by the Board, the Company has caused its authorized officer to execute the same.

TD SYNNEX CORPORATION By: /s/ Beth Simonetti Name: Beth Simonetti Title: EVP, Chief Human Resources Officer Date: January 15, 2024

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PROXY

TD SYNNEX CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR ANNUAL MEETING — MARCH 20, 2024

The undersigned hereby constitutes and appoints Richard Hume and David Vetter, and each of them, his or her true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of TD SYNNEX CORPORATION to be held at the offices of the Company and at any adjournments thereof and to vote with respect to the proposals set forth on the reverse side all shares of stock of TD SYNNEX CORPORATION the undersigned is entitled to vote at the Annual Meeting.

You are encouraged to specify your choice by marking the appropriate box, SEE REVERSE SIDE. Shares represented by this proxy will be voted as directed by the stockholder. IF NO SUCH DIRECTIONS ARE INDICATED, THE PROXIES WILL HAVE AUTHORITY TO VOTE FOR THE ELECTION OF DIRECTORS, FOR PROPOSAL 2, FOR PROPOSAL 3, FOR PROPOSAL 4, AGAINST PROPOSAL 5 AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. The proxies cannot vote your shares unless you sign and return this card.

(Please vote, date, and sign this proxy on the other side and return promptly in the enclosed envelope.)

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

The Proxy Statement and our 2023 Annual Report to Stockholders are available at: http://www.viewproxy.com/TDSYNNEX/2024.

Please mark your vote in blue or black ink as shown here ☒

The Board of Directors recommends voting FOR proposal 1, FOR proposal 2, FOR proposal 3, FOR proposal 4, and AGAINST proposal 5.

Proposal 1. Election of Directors.

NOMINEES:	FOR	WITHHOLD
(01) Ann Vezina	☐	☐
(02) Robert Kalsow-Ramos	☐	☐
(03) Richard Hume	☐	☐
(04) Kathleen Crusco	☐	☐
(05) Ting Herh	☐	☐
(06) Hau Lee	☐	☐
(07) Nayaki Nayyar	☐	☐

NOMINEES:	FOR	WITHHOLD
(08) Matthew Nord	☐	☐
(09) Dennis Polk	☐	☐
(10) Claude Pumilia	☐	☐
(11) Merline Saintil	☐	☐

DO NOT PRINT IN THIS AREA
(Stockholder Name & Address Data)

I plan on attending the meeting ☐

CONTROL NUMBER

Proposal 2. An advisory vote to approve our Executive Compensation

FOR ☐ AGAINST ☐ ABSTAIN ☐

FOR ☐ AGAINST ☐ ABSTAIN ☐

FOR ☐ AGAINST ☐ ABSTAIN ☐

FOR ☐ AGAINST ☐ ABSTAIN ☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Please sign exactly as your name appears on your stock certificate. If the stock is held by joint tenants or as community property, both should sign. Executors, administrators, trustees, guardians, attorneys, and corporate officers should give their full titles.

Signature of Stockholder Date

Signature of Stockholder Date

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

SCAN TO
VIEW MATERIALS & VOTE

CONTROL NUMBER

PROXY VOTING INSTRUCTIONS

Please have your 11-digit control number ready when voting by Internet or Telephone.

INTERNET

Vote Your Proxy on the Internet:
Go to www.AALvote.com/SNX

Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

TELEPHONE

Vote Your Proxy by Phone:
Call 1 (866) 804-9616

Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

MAIL

Vote Your Proxy by Mail:

Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.